As filed with the Securities and Exchange Commission on August 12, 2011
No. 333-174085

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3842	13-3419202
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Venture Plaza, Suite 350
Irvine, California 92618
(949) 387-2277
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian E. Stewart
President and Chief Executive Officer
2 Venture Plaza, Suite 350
Irvine, California 92618
(949) 387-2277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Ben D. Orlanski, Esq.
Matthew S. O’Loughlin, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
(310) 312-4000
(310) 312-4224 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.33 per share	31,244,769	(1)(2)	$1.15	(3)	$35,931,484.35	$4,171.65	(4)

(1)
Consists of 19,174,389 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock (based on dividing the $100 per share stated value of the Series B Convertible Preferred Stock by the current conversion price of $0.75 per share) and 3,577,847 shares of common stock issuable upon the exercise of certain warrants to purchase common stock. The shares registered are offered for resale by the selling stockholders named in the prospectus.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable in respect of the registered shares to prevent dilution resulting from stock splits, stock dividends, stock distributions and similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the bid and the asked price of common stock on May 5, 2011 as reported by the OTC QB market operated by OTC Markets Group, Inc. Effective August 10, 2011, our common stock has been quoted on the OTC Bulletin Board.

(4)	Fee has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2011

PROSPECTUS

31,244,769 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Patient Safety Technologies, Inc. of up to 31,244,769 shares of common stock, par value $0.33 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares include 19,174,389 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our issued and outstanding Series B Convertible Preferred Stock, or Series B Preferred Stock, and 3,577,847 shares of common stock underlying unexercised warrants to purchase common stock.

Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders to register for resale these shares of common stock.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board , or any other stock exchange, market or trading facility on which our shares are traded, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

The selling stockholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds from the selling stockholders from any exercise of their warrants made on a cash basis.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PSTX”. On August 10, 2011, the closing price of our common stock was $1.09 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2011

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements.  You can sometimes identify forward-looking statements by our use of forward-looking words like “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “seeks,” “predicts,” “potential,” or “continue” or the negative of these terms and other similar expressions and terminology.

We caution investors that any forward-looking statements presented in this prospectus, or that we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Although we believe that the plans, objectives, expectations and intentions reflected in or suggested by our forward-looking statements are reasonable, those statements are based only on the current beliefs and assumptions of our management and on information currently available to us and, therefore, they involve uncertainties and risks as to what may happen in the future.  Accordingly, we cannot guarantee that our plans, objectives, expectations or intentions will be achieved.  Our actual results, performance (financial or operating) or achievements could differ from those expressed in or implied by any forward-looking statement in this prospectus as a result of many known and unknown factors, many of which are beyond our ability to predict or control, and those differences may be material.  Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

•	the early stage of adoption of our Safety-Sponge® System and the need to expand adoption of our Safety-Sponge® System;

•	the impact on our future revenue and cash flow from the ordering patterns of our exclusive distributor, Cardinal Health;

•	our need for additional financing to support our business;

•	our reliance on third-party manufacturers, some of whom are sole-source suppliers, and on our exclusive distributor; and

•	any inability to successfully protect our intellectual property portfolio.

For further discussion of these and other factors see the sections in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” This prospectus and all other written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans, objectives, expectations and intentions as of any subsequent date.  Although we may elect to update or revise forward-looking statements at some time in the future, we specifically disclaim any obligation to do so, even if our plans, objectives, expectations or intentions change.

ii

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of their respective dates. The Company's business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “the registrant,” “we,” “us,” and “our” mean Patient Safety Technologies, Inc., a Delaware corporation, together with our consolidated subsidiary, SurgiCount Medical Inc., a California corporation, unless the context otherwise requires.

Unless otherwise indicated, all statements presented in this prospectus regarding the medical patient safety market, the market for our products, our market share, the cumulative number of Safety-Sponges® used and number of procedures in which the Safety-Sponge® System have been used are internal estimates only.

Safety-Sponge®, SurgiCounter™ and Citadel™, among others, are registered or unregistered trademarks of Patient Safety Technologies, Inc. (including its subsidiary).

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read or obtain a copy of these reports at the SEC, public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares offered by the selling stockholders pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

iii

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 5 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

Our Company

Patient Safety Technologies, Inc., focuses on the development, marketing and sale of products designed to improve patient outcomes and reduce costs in the healthcare industry. We conduct our business through our wholly owned subsidiary, SurgiCount Medical, Inc. Our proprietary Safety-Sponge® System is a patented solution designed to eliminate one of the most common errors in surgery, retained surgical sponges, and the human and economic costs associated with this surgical mistake.  The Safety-Sponge® System is comprised of a line of uniquely identified surgical sponges and towels and a turnkey hardware and software offering integrated to form a comprehensive accounting and documentation system.   Over an estimated 45.4 million of our Safety-Sponges® have been successfully used in more than 2.1 million surgical procedures.

We sell our Safety-Sponge® System to hospitals through our direct sales force and by leveraging the sales and marketing capabilities of our distribution partners.  Our proprietary line of surgical sponges and towels are manufactured for us by our exclusive manufacturer, A Plus International Inc., or A Plus, a leading, China-based manufacturer of disposable medical and surgical supplies.  Our sponge and towel products are distributed through Cardinal Health, Inc., or Cardinal Health, who provides us sales, marketing and logistics support and the fulfillment of our products to our end-user hospitals by both delivering our products directly to our end-user hospitals and where appropriate through alternative distributors.  We currently have over 65 hospitals using the Safety-Sponge® System, all of which are located in the U.S. During 2010 the number of hospitals using our Safety-Sponge® System more than doubled and we lost no customers. Although not necessarily proportionally related to future revenue, growth in the number of hospitals using our products is a good indicator of our underlying business.  Once implemented, the vast majority of our end-user hospitals use the Safety-Sponge® System across all of their relevant surgical and OB/GYN procedures.

The U.S. patient safety market is a multi-billion dollar industry that includes a wide range of medical devices, technologies and equipment.  We estimate there are approximately 32 million surgical procedures annually in the U.S. in which our products can be used and that our average revenue per procedure opportunity is currently approximately $14 to $16 dollars, implying an immediate market opportunity in the U.S. for us of more than $450 million.   In addition, we estimate that the total applicable procedures for our products outside the U.S. to be approximately two times those done domestically, bringing the worldwide market opportunity for us to be over $1.3 billion.

We believe that the U.S. healthcare industry is increasingly receptive to products like our Safety-Sponge® System that can enable providers to increase their standards of patient care and lower their costs.  We believe drivers of this demand include growing evidence as to the clinical efficacy and cost effectiveness of products like ours, an increased focus by both federal and state level regulatory agencies to hold hospitals more accountable for preventable errors, increasing legal costs associated with these events and the underlying desire by providers to provide improved outcomes for their patients and protect their staff from the ramifications of these event.

Patient Safety Technologies, Inc. is a Delaware corporation that currently conducts its operations through a single, wholly-owned subsidiary, SurgiCount Medical, Inc., a California corporation.  Today our sole focus is providing hospitals with products focused on improving patient outcomes and reducing healthcare costs. We were incorporated on March 31, 1987 and from July 1987 through March 2005, operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended.  In February 2005, we began operations in our current field, the medical patient safety market, through the acquisition of SurgiCount Medical, Inc., the developer of our proprietary Safety-Sponge® System, and in April 2005 changed our name from Franklin Capital Corporation to Patient Safety Technologies, Inc. to more appropriately reflect the focus of our operations.

Our principal executive offices are located at 2 Venture Plaza, Suite 350, Irvine, California 92618.  The telephone number at our principal executive offices is (949) 387-2277. Our website address is www.surgicountmedical.com. Information contained on our website is not deemed part of this prospectus.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 31,244,769 shares of our common stock.  These shares include 19,174,389 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our issued and outstanding Series B Preferred Stock and 3,577,847 shares of common stock underlying unexercised warrants to purchase common stock (see “–Background”).  No shares are being offered for sale by us.

Common stock outstanding prior to offering	33,760,255 (1)

Common stock equivalents outstanding prior to offering	42,252,788 (2)

Common stock offered by the selling stockholders	31,244,769 (3)

Common stock to be outstanding after the offering	45,830,635 (4)

Use of Proceeds	We will not receive any proceeds from the sale of the 31,244,769 shares of common stock offered by the selling stockholders under this prospectus.

However, we will receive up to $7,230,435 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 3,577,847 shares of common stock.

OTC Bulletin Board symbol	“PSTX”

(1)	As of August 10, 2011.

(2)
As of August 10, 2011.  Based on 33,760,255 outstanding shares of our common stock and 8,492,533 shares of common stock issuable upon conversion of our outstanding shares of Series B Preferred Stock (based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share).  The Series B Preferred Stock is convertible by the holder into shares of our common stock so long as the number of shares of our common stock “beneficially owned” (as defined in Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended) by the holder, its affiliates and any persons acting as a group with such holder or its affiliates, following such conversion, does not exceed 4.9% of our outstanding common stock (after giving effect to such conversion) (the “Beneficial Ownership Limitation”). Holders of our Series B Preferred Stock may, upon not less than 61 days’ prior notice, increase or decrease the Beneficial Ownership Limitation provided that such Beneficial Ownership Limitation in no event exceeds 9.9% of the shares of common stock outstanding immediately after giving effect to such conversion.

(3)
Includes 19,174,389 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our Series B Preferred Stock (based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share) and 3,577,847 shares of common stock underlying unexercised warrants to purchase common stock at exercise prices ranging from $0.75 to $4.00.

(4)
Based on the number of shares of common stock outstanding as of August 10, 2011. Assumes (i) the full exercise of the unexercised warrants held by the selling stockholders as of August 10, 2011 to acquire 3,577,847 shares of common stock and that no other outstanding warrants and options are exercised and (ii) the conversion of all 8,492,533 shares of Series B Preferred Stock held by the selling stockholders based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.

Background

In connection with a private placement transaction that closed on March 29, 2011 and March 30, 2011, or the March 2011 Private Placement, we entered into an amended and restated registration rights agreement, or the 2011 Registration Rights Agreement, with certain stockholders.  Pursuant to the 2011 Registration Rights Agreement, we agreed to file within 45 days of the closing date of the March 2011 Private Placement, a registration statement to register the shares of our common stock acquired in the March 2011 Private Placement, shares of common stock convertible under Series B Preferred Stock acquired in a private placement transaction that closed on June 24, 2010, or the June 2010 Private Placement, shares issued under a consulting agreement to Mr. Kenneth Traub in February 2011, and any other shares of our common stock held by the stockholders party to the 2011 Registration Rights Agreement as of March 28, 2011.  In addition to the foregoing mandatory registration, we also granted demand and “piggyback” registration rights.

In the March 2011 Private Placement, we raised $7.1 million through the issuance of 9,483,330 shares of our common stock, par value $0.33 per shares, at a selling price of $0.75 per share.  The shares of common stock sold in the March 2011 Private Placement shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock in the March 2011 Private Placement was made without general solicitation or advertising and the shares were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In February 2011, in connection with a consulting agreement with Kenneth Traub, we issued Mr. Traub 75,000 restricted shares of our common stock.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

In connection with a private placement that initially closed on June 24, 2010, or the June 2010 Private Placement, we raised $6.1 million through the issuance of 60,500 shares of our Series B Preferred Stock, par value $1.00 per share and a $100 stated value per share (of which 500 shares of our Series B Preferred Stock were issued on December 6, 2010).  As of the date of this prospectus, those 60,500 shares of our Series B Preferred Stock, plus an additional 3,194 shares of Series B Preferred Stock subsequently issued as “pay in kind dividends,” are convertible into 8,492,533 shares of our common stock.  The shares of Series B Preferred Stock sold in the June 2010 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the Series B Preferred Stock in the June 2010 Private Placement was made without general solicitation or advertising and were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

On November 19, 2009, in connection with the execution of our new supply and distribution agreement with Cardinal Health (see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor”), we issued to Cardinal Health warrants to purchase 1,250,000 shares of our common stock at $2 per share and 625,000 shares of our common stock at $4 per share pursuant to a Warrant Purchase Agreement dated effective November 19, 2009.  The warrants have a term of five-years, but are subject to early expiration in certain circumstances.  The warrants issued to Cardinal Health were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The warrants were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 29, 2009, we issued an aggregate 5.4 million shares of our common stock in the first closing of two private placements, or the July 2009 Private Placements, to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement dated as of July 29, 2009 (the “Exchange Agreement”) or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement dated as of July 29, 2009 in exchange for their warrants for shares of our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 1.6 million shares of our common stock in exchange for an aggregate 597 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 4.8 million shares of our common stock and an aggregate $1.5 million in cash, and received an aggregate 4.8 million shares of our common stock pursuant to the purchase agreement.

On September 18, 2009, we issued an aggregate 587 thousand shares of our common stock in the second and final closing of the July 2009 Private Placements to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement in exchange for their warrants to purchase our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 59 thousand shares of our common stock in exchange for an aggregate 20 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 567 thousand shares of our common stock and an aggregate $195 thousand in cash, and received an aggregate 567 thousand shares of our common stock pursuant to the purchase agreement.

The shares issued in the July 2009 Private Placements were issued in reliance on Section 4(2) of the Securities Act.

During August 1, 2008 we entered into subscription agreements with several accredited investors in a private placement transaction, or the August 2008 Private Placement, and issued and sold on multiple closing dates an aggregate of 2.0 million shares of our common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of our common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the August 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On May 27, 2008 and June 19, 2008, we entered into subscription agreements with several accredited investors in a private placement, or the May 2008 Private Placement, and issued and sold to an aggregate of 2.1 million shares of our per share common stock at $1.25 and warrants to purchase an additional 1.3 million shares of our common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the May 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On January 29, 2007, we entered into a subscription agreement with A Plus, or the January 2007 Private Placement, pursuant to which we sold 800,000 shares of our common stock at $1.25 per share and issued warrants to purchase an additional 300,000 shares of our common stock. The warrants are exercisable for a period of five years at an exercise price equal to $2.00 per share.  These securities issued in the January 2007 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On October 17, 2007, we entered into a securities purchase agreement with Francis Capital Management, LLC, or Francis Capital, or the October 2007 Private Placement, pursuant to which we sold an aggregate of 1,272,000 shares of our common stock and issued warrants to purchase an additional 763,000 shares of its common stock. The warrants are exercisable for a period of five years at an exercise price equal to $1.40 per share.  We received gross proceeds of $1,500,000 in cash and the extinguishment of $90,000 in existing debt owed by us to Francis Capital.  These securities issued in the October 2007 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities  was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC  Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 24.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors should consider carefully the risks and uncertainties described below together with all other information contained in this prospectus before making investment decisions with respect to our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and our future growth prospects would be materially and adversely affected. Under these circumstances, the trading price and value of our common stock could decline resulting in a loss of all or part of your investment. The risks and uncertainties described in this prospectus are not the only ones facing our Company. Additional risks and uncertainties of which we are not presently aware, or that we currently consider immaterial, may also affect our business operations.

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Risks Related to Our Business

We have a history of losses, expect future losses and cannot assure you that we will remain consistently profitable or generate consistent positive cash from operations.

Historically, the Company has incurred significant losses and has had negative cash flows from our operations. While we saw a significant improvement in the business results during the second half of 2010, as of March 31, 2011 and December 31, 2010, our accumulated deficit was $57.4 and $56.6 million, respectively, because of losses generated throughout the Company’s history.   While the Company generated its first reported operating profit since the Company’s ownership of SurgiCount Medical in the third quarter of 2010, continued improved results at this level or better depends on continued customer acceptance and sales growth of our Safety-Sponge® System, managing our expenses in relative proportion to gross profits generated, and having the ability to raise capital to support our growth and future investment in technology development.  In addition, as we work to expand adoption of our Safety-Sponge® System, because of how our sales cycle works (see “Business - Customers and Distribution”), our cash outlays typically increase before we begin to generate cash from selling to new customers. For the three months ended March 31, 2011 and 2010 we had revenues of $2.0 million and $2.4 million, respectively, and for the fiscal years ended December 31, 2010 and 2009, we had revenues of $14.8 million and $4.5 million, respectively. For the three months ended March 31, 2011 and for the year ended 2010 we reported revenues which included $0.6 million and $8.9 million of Forward Order related sales to Cardinal Health, our exclusive distributor, in accordance with the terms of our exclusive distributor arrangement (see “Management Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Results—Cardinal Health Supply Agreement”).   If we are not successful in generating sufficient growth in revenues from sales of products used in our Safety-Sponge® System or we are unable to obtain sufficient capital to fund our efforts to further develop our technology and expand adoption of our Safety-Sponge® System, there can be no assurance that we will be able to maintain adequate liquidity to allow us to continue to operate our business or prevent the possible impairment of our assets.  If this were to occur, investors could be at risk of losing all or part of their investment in our company.

We may need additional financing to maintain and expand our business, and such financing may not be available on favorable terms or not available at all.

While results achieved during the second half of 2010 suggests that our current level of revenues from the sales of products used in our Safety-Sponge® System may be sufficient to generate cash flow from operations, we have historically had to finance our negative cash flow from operating activities through additional cash proceeds from the sale of debt and equity securities.  We believe that our existing liquidity, which includes $7.1 million of proceeds at the closing of a private placement on March 29 and 30, 2011 (see Note 21 to our consolidated financial statements appearing elsewhere in this prospectus), along with our expected future cash flows from operations during 2011, are expected to be sufficient to meet our operating and capital requirements through at least the next 12 months.  However, if projected cash flows from operations are not achieved as planned, or if capital requirements needed to expand our business exceed available cash balances, additional debt or equity financing may be required.  At present we do not have any bank credit, and have historically relied upon selling equity to investors to raise cash.  If additional debt or equity financing were to be raised in the future, it could require us to grant lenders a security interest in all or a portion of our assets and or to issue warrants to acquire our equity securities, resulting in dilution to our stockholders.  In addition, any such debt financing could involve restrictive covenants, including limitations on our ability to incur additional debt, limitations on our ability to acquire or assign intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.  If additional equity financing is raised in the future, it would dilute our current shareholder’s holdings in our company.

Future additional funding may not be available on acceptable terms, or at all.  If we are unable to raise additional capital when required or on acceptable terms, there can be no assurance that we will be able to maintain adequate liquidity to allow us to continue to operate our business, or prevent the possible impairment of our assets.  If this were to occur, investors could lose all or part of their investment in our company.

Growth of our business is critical to our success.  However, failure to properly manage our potential growth would be detrimental to our business.

We need to grow our business and expand adoption of our Safety-Sponge® System to succeed.  However, substantial growth in our operations will place a significant strain on our existing resources available (including cash) and increase demands on our management, our operational and administrative systems and controls.  In addition, because of how our sales cycle typically works (see “Business - Customers and Distribution”), any growth in our customer base typically requires the investment of a significant amount of cash and resources prior to generating any cash from such customers.  There can be no assurance that our existing personnel, systems, procedures or controls or available financial resources will be adequate to support our growth in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy.   While we have made significant progress during the last six months, we need to continually implement and maintain our operational and financial systems, policies, procedures and controls to expand, train and manage our employee base.  We will also need to continue to attract, retain and integrate qualified personnel in all areas of our business. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to successfully integrate changes into our existing operations.  Failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Cardinal Health’s right to use any excess inventory it holds to partially meet customer demand beginning in January of 2012 could have a material negative impact to our revenues and cash flows.

In March 2011, we and Cardinal Health signed an amendment to the Cardinal Health Supply and Distribution agreement (the “Amended Supply and Distribution Agreement”).  The Amended Supply and Distribution Agreement amended a number of terms and conditions of the previous agreement, including but not limited to extending the termination date of the agreement from November 19, 2014 to December 31, 2015 and adding certain terms and provisions regarding target inventory levels and excess inventory of our products held by Cardinal Health.  Until December 31, 2011, Cardinal Health is required to maintain any inventory in excess of such target inventory levels, including inventory from the Forward Order.  Additionally, we were granted the right to buy back any such excess inventory from Cardinal Health at any time.  Cardinal Health has agreed to not sell any of the Forward Order inventory until calendar year 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is an orderly release throughout the 2012 year that more reasonably minimizes its impact to the Company’s sales during 2012. The methodology sets a formula which limits the use of any excess inventory used in a particular month over a 12 month time period.

Should Cardinal Health have any excess inventory on January 1, 2012 and begins selling the excess inventory it holds to partially meet customer demand, our reported revenues and cash flows will be negatively affected.  The magnitude this negative impact could have on our 2012 revenue will depend on a number of factors, including but not limited to how much excess inventory Cardinal Health actually has on hand in 2012, whether the Company chooses to purchase some or all of this excess inventory, and what our actual sales growth rates are during 2011 and 2012.  Actual sales during 2011 and 2012 will depend on a number of factors including but not limited to actual end-user demand and Cardinal Health’s estimates of what inventory levels it needs to meet that demand.  Management has no immediate plans to repurchase Cardinal Health’s excess inventory, however we will consider this option should an appropriate opportunity arise.  While we have not provided any estimates of what we expect 2011 or 2012 sales growth to be, in order to prevent a significant negative impact to 2012 revenue and cash flow, (i) the Company would need to experience substantial growth in the number of hospitals using its products during 2011 and 2012, (ii) the Company would need to buyback any excess inventory from Cardinal Health or (iii) Cardinal Health would need to decide not to use its excess inventory to partially meet customer demand.  If the Company were to buyback excess inventory from Cardinal, it could have a significant negative impact to earnings, financial position and our liquidity.

Revenues are subject to significant variation due to Cardinal Health’s ordering patterns, and expectations of the size and timing of new customer hospital implementations.

Our exclusive distribution agreement with Cardinal Health results in all of our current revenues coming from orders placed by Cardinal Health.  Cardinal Health has discretion in the timing and quantities with the orders they place, subject only to the limits contained in our agreements with them. As a result of these factors, our revenues may not necessarily correlate with the actual growth of our underlying customer base. In addition, our revenue can be materially impacted by the size of new customer hospital systems being implemented and the expected timing of those implementations by us and our distribution partners.  Size of hospital systems connotes the number of actual hospitals that are a part of the hospital system and the number of surgical procedures that are performed at each hospital. Implementations with our large hospital system customers like the Mayo Clinic in Rochester or the Cleveland Clinic in 2009 had a material impact on our reported revenue and revenue growth for the year 2009.  The timing of when these larger hospital system implementations are expected to occur also have a significant impact on our annual reported revenue, as both we and our distribution partners need to ensure adequate inventory on hand to accommodate them.  The decision process that our distribution partner Cardinal Health uses in determining when to place orders is complex and subject to significant judgment.  If those judgments prove incorrect, our revenues may be materially adversely impacted.   For example, some of the factors that go into these judgments include, but are not limited to: (i) the size of some new pending and possible customers, (ii) the distribution agreements new pending and possible hospital customers have with their distribution partners, (iii) the multiple formats our products need to be available in (Single Sterile and Bulk Non Sterile), and (iv) the location of the manufacturing facilities of our China based manufacturing partner and the lead times needed in manufacturing our products.  Although growth in the number of hospitals is a relevant general indicator of growth in our business and customer acceptance of our products, it is not necessarily proportional to revenue because of the factors that impact revenue growth, including the number of actual customers represented by the hospitals using our products, the number of procedures such hospitals actually perform, the timing of orders of our products and the other factors described in this prospectus.

Cost containment measures implemented by hospitals could adversely affect our ability to successfully market our Safety-Sponge® System, which would have a material adverse effect on our business.

The economic downturn in the U.S. during the last few has increased the focus of many of our current and potential customers on implementing cost containment measures.  Cost containment measures instituted by healthcare providers could negatively affect our efforts to expand adoption of our Safety-Sponge® System, which would have a have a material adverse effect on our business, prospects, financial condition and results of operations.

Global financial conditions may negatively impact our business, results of operations, financial condition and or liquidity.

Continued or further deterioration or volatility in general economic and financial market conditions could materially adversely affect our business, financial condition and results of operations.  Specifically, the impact of these volatile and negative conditions may include decreased demand for our products and services, decreased ability to accurately forecast future product trends and demand, a negative impact on our ability to timely collect receivables from our customers, a negative impact on our sole supplier’s ability to provide us with product inventory, and a negative impact on our access to the capital markets.

The volatility of our stock price can have a material adverse effect on our reported profit or loss due to operation of applicable accounting rules.

As of March 31, 2011 and December 31, 2010, we had a warrant derivative liability recorded on our consolidated balance sheet with an estimated fair value of $781 and $992 thousand, respectively.  Under applicable accounting rules, we are required to “mark to market” this liability each reporting period and record changes in the fair value associated with this liability in our consolidated statement of operations (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Warrant Derivative Liability”).  As such, when our stock price increases, the fair value of this liability increases, and we recognize an expense associated with this change in fair value.  Similarly, when our stock price decreases, the fair value of this liability decreases, and we recognize a gain associated with this change in fair value.  As such, though there is no cash flow impact to us caused by the volatility of our stock price applicable accounting rules have a direct impact on our reported profit or loss as per Generally Accepted Accounting Principles.

Although we do not manufacture the products for our Safety-Sponge® System, if one of our products proves to be defective or is misused by a health care practitioner, we may be subject to potential product liability risks, among others, and could adversely affect our reputation, profitability and liquidity.

Although we do not manufacture the sponges, towels and scanner equipment used in our Safety-Sponge® System, a defect in the design or manufacture of our sponges, towels or scanner equipment could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise.  Misuse of our products by a practitioner that results in an injury could subject us to liability.   The nature of our business exposes us to potential product liability risks, which are inherent in the design, manufacture and distribution of medical products and systems, as well as the clinical use, manufacturing, marketing and use of our Safety-Sponge® System.  Even though the Company carries what management believes to be adequate product liability insurance coverage, this insurance coverage may not be adequate to cover all risks and continuing insurance coverage may not continue to be available at an acceptable cost, if at all.   In addition, we are exposed to the risks under our indemnification program, where if our Safety-Sponge® System is used properly but does not prevent the unintentional retention of one of our surgical sponges or towels.  If we are required to indemnify customers for a significant number of events, our insurance may not cover the entire cost.  Regardless of merit or eventual outcome, product liability claims or a high number of indemnifiable events could result in decreased demand for our products, injury to our reputation and loss of revenues.   A substantial underinsured loss or product recall could have a material adverse effect on our financial condition, results of operations and cash flows.  Furthermore, any impairment of our reputation could have a material adverse effect on our revenues and prospects for future business.

Our future reported financial results could be adversely impacted by impairments or other charges to our intangible assets.

As of March 31, 2011 and December 31, 2010, we had goodwill of $1.8 million and other intangible assets of $2.7 million and $2.8 million, respectively (or 13% and 20%, respectively of our total assets as of March 31, 2011 and 18.8% and 28.6%, respectively of our total assets as of December 31, 2010).  We are required to test goodwill and other intangible assets to determine whether there has been any impairment on an annual, or an interim basis if certain events occur or circumstances change that may result in reducing the carrying value of our goodwill or our intangible assets (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies”).  If circumstances change such that we are required to take an impairment charge, the amount of such annual or interim impairment charge could be significant and could have a material adverse effect on our financial condition and results of operations.

We have limited sales and marketing experience and in-house resources, and our failure to build and manage our sales efforts, or failure to market our products effectively would negatively affect our ability to grow our revenues and implement our growth strategy.

We currently have limited sales and marketing resources and experience in-house.  We rely on a number of outside consultants and our distribution partners to complement our full-time employees who focus on these areas.  If we do not select and work with our outside consultants effectively, or our distribution partners fail to provide adequate sales and marketing support, it could have a material adverse effect on our financial condition and results of operations.  Additionally, no assurance can be given that we will be able hire additional sales or marketing personnel, or outside consultants, with the necessary skill and experience, or that we will be able to train such individuals properly, any of which could have a material adverse event on our growth, financial condition and results of operations.

As all sales personnel are employees at will, no assurance can be given that some or all of them will not seek employment on better terms for themselves elsewhere or, in such event, that we will be able to retain replacement sales personnel with appropriate skills and experience. Our failure to retain our current sales personnel could have a material adverse effect on our revenue, financial condition and results of operations.

If competitors are successful in substantially growing their market share, or we are not able to offer and/or supply our solution to customers, our market growth could be negatively impacted.

The market place in which we compete in has both technology based and non-technology based products from competitors that we do not consider to be a significant threat to our market growth because we believe that we compare favorably to these competitors across a variety of categories including but not limited to relative costs, safety, evidence of clinical efficacy and other attributes. We also believe that customers in our markets display a significant amount of loyalty to their hospital distributors, and to the extent we are not able to offer and/or supply our patented solution to eliminate retained surgical sponges and towels, customers may elect to buy the different solutions available from our competitors.  These factors could cause our competitive position to suffer which could have a material adverse effect on our pricing, revenue, financial condition and results of operations.

The company has significant related party transactions with its exclusive manufacturer, A Plus.   Wayne Lin, A Plus’ founder and significant shareholder is also a significant shareholder and a member of the board of directors of the Company.  There are risks that having significant related party transactions may result in not having terms that are arm’s length or unfair to the company, even though we have company policy over related party transactions that requires the involvement of our executive team and board of directors to review and approve such related party transactions on an ongoing basis.

From time to time we have engaged into transactions with related parties, including the purchase from or sale to of products and services from related parties, where these related parties were paid in cash and or company stock. We have policies and procedures in place that require the pre-approval of related party transactions, including loans with any related parties.  Notwithstanding these policies, we cannot assure that in every historical instance that the terms of the transactions with past related parties were on terms as fair as we might have received from or extended to third parties. Related party transactions in general have a higher potential for conflicts of interest than independent third-party transactions, and having related party transactions could result in potential significant losses to our company and could impair investor confidence, adversely affecting our business reputation and our stock price.

Any failure in our customer education and training efforts could negatively affect our efforts to expand adoption of our Safety-Sponge® System and our financial condition and results of operations.

It is important to the success of our sales efforts that our clinical support staff properly educates operating room nurses and staff in the techniques of using our Safety-Sponge® System.  Such training and education is a key component of our sales process (see “Business—Sales and Clinical Support”).  Positive results using our Safety-Sponge® System are highly dependent upon proper training and education.  If our Safety-Sponge® System is used sub-optimally or improperly, such use may contribute to unsatisfactory patient outcomes or failure to prevent one of our products from being unintentionally retained inside a patient.  This could give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our reputation as a medical device company, and on our revenue, financial condition and results of operations.

Our reliance on third parties for the supply and distribution of, and on proper training of hospital personnel in the use of, the surgical sponge and towel products used in our Safety-Sponge® System exposes us to risk of lack of quality control, which could harm our reputation and have a material adverse effect on our reputation as a medical device company, and on our financial condition and results of operations.

Our Safety-Sponge® System is dependent on proper technique, including the proper handling and use of the scanner device, surgical sponges and towel products used therein.  There are a number of third parties that handle such products in our supply and distribution chain, as well as at the hospitals who have adopted our system, over which and whom we have no control.  Although we have put in place contractual arrangements to ensure quality control in the supply and distribution chain, and although we engage in extensive training and provide clinical support to ensure proper technique and use or our products by our hospital customers, we cannot guarantee that such third parties will not mishandle or misuse the scanner, surgical sponges and towel products used in our Safety-Sponge® System.  Because we are not directly involved in the supply and distribution of our products (see “Business– Customers and Distribution – Cardinal Health – Exclusive U.S. Distributor”), we may not be aware of quality control issues that arise with our customers.  Moreover, we might not be aware of improper handling techniques at our hospital customers.  If such quality control issues arise and we are not able to promptly remedy them, it could harm our reputation and have a material adverse effect on our revenue, financial condition or results of operations.

We rely on a sole supplier for manufacture of the surgical sponges and towels used in our Safety-Sponge® System.

We have an exclusive supply arrangement with A Plus for the manufacture of the surgical sponge and towel products used in our Safety-Sponge® System (see “Business - Manufacturing”).  While we believe our relationship with A Plus is on good terms, we cannot assure you that we will be able to maintain our relationship with A Plus or that A Plus will be able to continue manufacturing adequate supplies of our products in the future.  In addition, A Plus is considered to be a related party of the Company, as described above.  While we believe that we could find alternative suppliers, in the event that A Plus fails to meet our needs, a change in suppliers or any significant delay in our ability to supply products for resale would have a material adverse effect on our delivery schedules, which could have a material adverse effect on our reputation, revenue, financial condition and results of operations.

A primary component of our disposable sponges and towels is cotton and those products are currently manufactured for us primarily in China.  Accordingly, we are exposed to risks associated to the supply of cotton, the price of cotton and the Yuan/US Dollar currency exchange rates.

Our exclusive supply agreement with A Plus for the manufacture of our surgical sponge and towel products allow for annual cost increases if there are significant increases in a certain cotton index, or significant changes in the Yuan/Dollar exchange rate. Cotton prices have increased significantly this last twelve months, and we have received a reasonable cost increase in 2011 as a result.  However if there continues to be significant price increases for cotton, and or significant changes in the Yuan exchange rates, this could have a material impact on our product cost, causing potentially a negative impact on our revenue should we raise prices accordingly, and or a negative impact on our results of operations from lower profitability. Additionally with A Plus operating out of the People’s Republic of China we cannot assure that the Chinese government will not alter its policies to further restrict foreign participation in businesses operating in China, further there is no assurance that the Chinese government will continue to pursue the current economic reform policies, or that it will not significantly alter these policies from time to time without notice and the future direction of these economic reforms is uncertain.

We rely on a number of third parties in the execution of our business plan.  If such third parties do not perform as agreed, or relations with such third parties are not good, it could harm our reputation and disrupt our business, which could have a material and adverse effect on our revenue, financial condition and results of operations.

We rely on a number of third parties in the execution of our business plan.  Examples include contracting for nurses to support clinical trials and new customer implementations, technology experts to assist the software maintenance and development of our software applications, and various consultants to support our marketing, accounting and other functions. We also have an exclusive manufacturing arrangement with A Plus (see above) and have an exclusive distribution arrangement with Cardinal Health for the distribution of disposable sponge and towel products used in our Safety-Sponge® System (see “Business - Customers and Distribution - Cardinal Health - Exclusive U.S. Distributor”).  Although we believe that our relationships with all of the third-parties we work with are good, if such third parties fail to honor their contract obligations or the relationships deteriorate, it could lead to disruptions in our business while we negotiate replacement agreements and find other suppliers or distributors for our products.  In addition, there is no guarantee that we would be able to negotiate a distribution agreement with a contract party comparable to Cardinal Health, or be able to obtain comparable contract provisions in terms of pricing and quality control.  These disruptions, or inability to effectively distribute our products, could harm our reputation and customer relationships, which could have a material adverse effect on our financial condition and results of operations.

We may pursue opportunities in the future for further expansion of our business through strategic alliances, joint ventures and or acquisitions.  Future strategic alliances, joint ventures and or acquisitions may require significant resources and could result in significant unanticipated costs or liabilities to us.

Over the next few years we intend to pursue opportunities for further expansion of our business through strategic alliances, joint ventures and or acquisitions.  Any future strategic alliances, joint ventures and or acquisitions will depend on our ability to identify suitable partners or acquisition candidates, negotiate acceptable terms for such transactions and obtain financing if necessary.  We also could face competition for suitable acquisition candidates which may increase our costs.  Acquisitions or other investments require significant management attention, which may be diverted from our other operations.  Any future acquisitions could also expose us to unanticipated liabilities.  If we engage in strategic acquisitions, we may experience significant costs and difficult assimilating operations or personnel, which could impact our future growth.

If we make any acquisitions, we could have difficulty assimilating operations, technologies and products, or integrating and retaining personnel of acquired companies.  In addition, acquisitions may involve entering markets in which we have no or limited prior experience.  The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses.  In addition, pursuing acquisition opportunities could divert our management’s attention from our ongoing business operations and result in decreased operating performance.  Moreover, our profitability may suffer because of acquisition related costs or amortization of intangible assets.  Furthermore, we may have to incur debt or issue equity securities in future acquisitions, with the issuance of equity securities diluting our existing stockholders.

We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services.  In addition, competition for qualified personnel is intense.

We believe that our growth and future success will depend in large part upon the knowledge, skills experience of our executive team.  In particular, our success depends in part upon the continued service and performance of Brian E. Stewart, our President and Chief Executive Officer, and David C. Dreyer, our Chief Financial Officer and Secretary.  Although we have employment agreements with Mr. Stewart and Mr. Dreyer, the loss of the services of one or both of these executive officers would adversely affect our ability to implement our business and growth strategy.

We cannot assure investors that we will be able to retain our existing key personnel or to attract additional qualified personnel.  In addition, we do not have key-person life insurance on any of our employees. The loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business.

We have experienced historical turnover in our chief executive officer position and board of directors, and if we continue to have frequent executive turnover, we may have difficulty implementing our business plan and growth strategy.

From January 2007 to the present, we have had six different Chief Executive Officers, and in June 2010, five of our directors resigned (see “Business – 13D Event and Subsequent Restructuring”).  Our history of management and director turnover, combined with the large losses reported by us under the leadership of our previous executives, may raise concern as to the stability of management and our board of directors.  Such instability has made it difficult to implement our business plan and strategy in the past, and any continued instability will affect our ability to implement our business plan and growth strategy in the future.

Risks Related to Our Industry

Our success is dependent on intellectual property rights held by us, and our business will be adversely affected if we are unable to protect these rights.

Our success depends, in part, on our ability to maintain and defend our patents protecting the technology in our proprietary Safety-Sponge® System.  However, we cannot guarantee that the technologies and processes covered by our patents will not be found to be obvious or substantially similar to prior work, which could render these patents unenforceable.  If we are not able to successfully protect and defend our intellectual property, it could have a material adverse effect on our business, revenue, financial condition and results of operations.

Defending against intellectual property infringement claims could be time-consuming and expensive, and if we are not successful, could cause substantial expenses and disrupt our business.

We cannot be sure that the products and technologies used in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject in the ordinary course of our business to legal proceedings and claims relating to the intellectual property or derivative rights of others. Any legal action against us claiming damages or seeking to enjoin commercial activities relating to the affected products or our methods or processes could:

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require us, or our collaborators, to obtain a license to continue to use, manufacture or market the affected products, methods or processes, and such a license may not be available on commercially reasonable terms, if at all;

•	prevent us from making, using or selling the subject matter claimed in patents held by others and subject us to potential liability for damages;

•	consume a substantial portion of our managerial and financial resources; or

•	result in litigation or administrative proceedings that may be costly or not covered by our insurance policies, whether we win or lose.

If any of the foregoing were to occur, it could have a material adverse effect on our financial condition and results of operations.

We may not be able to protect our intellectual property rights outside the United States.

Intellectual property laws outside the United States are uncertain and in many countries are currently undergoing review and revision. While we do not sell our products outside the U.S. currently, it is a part of our growth strategy to expand into foreign markets.  The laws of some countries do not protect our intellectual property rights to the same extent as laws in the United States. The intellectual property rights we enjoy in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted.  It may be necessary or useful for us to participate in proceedings to determine the validity of our foreign intellectual property rights, or those of our competitors, which could result in substantial cost and divert our resources, efforts and attention from other aspects of our business.  If we are unable to defend our intellectual property rights internationally, it could limit our ability to execute a growth strategy to expand into foreign markets which could materially and adversely affect our revenue, financial condition and results of operations.

Our business is subject to extensive regulation and we need FDA clearances and approval to distribute and market our products.

Our Safety-Sponge® System is considered a medical device and is subject to extensive regulation.  Although we believe that we are in compliance with all material applicable regulations, current regulations depend heavily on administrative interpretation. We are also subject to periodic inspections by the FDA and other third party regulatory groups, as is our exclusive manufacturer, A Plus.  Future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, could vary from current interpretations and may adversely affect our business.

Laws and regulations regarding the design, development, manufacture, labeling, distribution and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory requirements.  Failure to comply with applicable laws or regulations would subject us to enforcement actions, including, but not limited to, product seizures, injunctions, recalls, possible withdrawal of product clearances, civil penalties and criminal prosecutions, all of which could have a material adverse effect on our revenue, financial condition and results of operations.

If we fail to comply with applicable healthcare regulations that include the potential for substantial penalties, our business, operations and financial condition could be adversely affected as a result.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patient’s rights may be applicable to our business and may have a negative impact on our business beyond our control, including subjecting us to burdensome compliance obligations.  The laws that may affect our operations include:

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The federal healthcare program Anti-Kickback Statute, which prohibits, among other things, soliciting, receiving or providing remuneration, directly or indirectly, to induce (i) the referral of an individual, for an item or service, or (ii) the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPPA, which prohibits executing a scheme to defraud any healthcare benefit program or make false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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State law equivalents of each of the above federal laws, such as anti-kickback and false claim laws that may apply to items or services reimbursed by any third party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ in significant ways from state to state and often are not preempted by HIPPA, thus complicating compliance efforts.

Additionally, the compliance environment is changing, with more states, such as California and Massachusetts, mandating implementation of compliance programs, compliance with industry ethic codes, and spending limits, and other states, such as Vermont, Maine, Minnesota, requiring reporting to state government of gifts, compensation and other remuneration to physicians.  Federal legislation, the Physician Payments Sunshine Act of 2009, has been proposed and is moving forward in Congress.  This legislation would require disclosure to the federal government to payments to physicians.  These laws all provide for penalties for non-compliance.  The shifting regulatory environment, along with the requirement to comply with multiple jurisdictions with difference compliance and reporting requirements, increases the possibility that a company may unintentionally run afoul of one or more laws.

If operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations.  Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results.  Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business.  Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Recently adopted healthcare reform legislation may adversely affect our business.

The U.S. healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences.    On March 23, 2010, healthcare reform legislation (the “Healthcare Legislation”) was approved by Congress and has been signed into law that seeks to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy.  This legislation has only recently been enacted and requires the adoption of implementing regulations, which may impact our business.   Given the state of the new healthcare legislation, it’s far too early to evaluate its impact on our business and on our customers.  Changes in regulations and healthcare policy occur frequently and may impact our results, growth potential and the profitability of products we sell.  The Healthcare Legislation could result in changes to governmental reimbursement programs and possibly result in consolidating healthcare providers potentially reducing the number of available customers, both of which could have negative effects on our efforts to expand adoption of our Safety-Sponge® System, hurting our business, financial condition and results of operations.

Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our system obsolete.

The medical devices industry is subject to rapid and substantial technological development and product innovations.  To be successful, we must respond to new developments in technology and new applications of our existing technology.  Our limited resources may limit our ability to innovate and respond to such developments.   In addition, we compete against several companies offering alternative systems, some of which have, or could obtain greater financial, marketing and technical resources than us.  If our products fail to compete favorably against competing products, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, or price strategies, it could have a material adverse effect on our revenue, financial condition and results of operations.

Risks Related to Our Common Stock

Our common stock is only minimally traded and could remain so for some time. Our stock price has been and is expected to continue to be volatile, and the market price of our common stock could drop significantly.

For the six months ended June 30, 2011, our stock price ranged from a high of $1.49 to a low of $0.69 per share. In addition, for the year ended December 31, 2010, our stock price ranged from a high of $1.55 to a low of $0.45 per share. Stock markets in general have experienced substantial volatility in recent years that has often been unrelated to the operating performance of individual companies. Our stock price volatility is attributable, in part, to our very low average daily trading volumes. Broad market fluctuations may also adversely affect the trading price of our common stock.

Future sales of our common stock could adversely affect its price and our future capital-raising activities, and could involve the issuance of additional equity securities, which would dilute current shareholder investments in our common stock and could result in lowering the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable.  Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital.  We may issue additional common stock in future financing transactions or as incentive compensation for our management team and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions and issue securities with rights and preferences senior to the rights and preferences of our common stock, and we may issue securities at prices that represent a substantial discount to the market price of our common stock.  A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We have a significant number of outstanding convertible securities, warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of August 10, 2011, we had outstanding warrants for an aggregate of 5,528,167 shares of common stock at a weighted average exercise price of $1.79 per share and options exercisable for an aggregate of 6,261,637 shares of common stock at a weighted average exercise price of $1.17 per share. In addition, as of August 10, 2011, we had outstanding 63,694 shares of Series B Preferred Stock, which are convertible into 8,492,533 shares of common stock as a result, as of August 10, 2011, we have an aggregate of 54,042,592 in common stock equivalents either issued and outstanding or convertible under our Series B Preferred Stock or exercisable under warrants and options to acquire our common stock. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale, except for certain timing restriction in the Series B Preferred Stock related to 5% and 10% ownership levels. In addition, as our stock price rises, more outstanding warrants and options will be in-the-money and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity especially when selling shares in a rapidly declining market.

Our common stock is currently quoted under the symbol “PSTX” on the OTC Bulletin Board. From March 1, 2011 to August 9, 2011 our common stock was quoted on the OTC QB market operated by OTC Markets Group, Inc.  Prior to March 1, 2011, our stock was quoted on the OTC Bulletin Board under the symbol “PSTX.” The OTC Bulletin Board and the OTC QB market are not considered to be “national securities exchanges”, and do not have any listing standards to which we are bound. Because of the limited trading market for our common stock, and because of the significant price volatility, investors may not be able to sell their shares of common stock when they want to do so. For the six months ended June 30, 2011, our stock price ranged from a high of $1.49 to a low of $0.69 per share. For the year ended December 31, 2010, our stock price ranged from a high of $1.55 to a low of $0.45 per share. The inability to sell shares in a rapidly declining market could substantially increase the risk of loss as a result of such illiquidity, because the price for our common stock may suffer significant declines due to price volatility.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business.  In addition, the terms of any future debt or credit facility, and the terms of our Series A Preferred Stock and Series B Preferred Stock, may preclude us from paying dividends on our common stock.   As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain in the foreseeable future.  Investors seeking cash dividends should not invest in our common stock.  We do pay cash and stock dividends on our Series A and Series B Preferred stock in accordance with their terms.  Starting in January 1, 2012, we will be required to pay cash dividends on our Series B Preferred Stock in the amount of approximately $110 thousand per quarter.

Common stockholders may not be able to elect a majority of our board of directors.

The terms of our Series A Preferred Stock provide that if at any time dividends on the Series A Preferred Stock shall be unpaid in an amount equal to two full years’ of dividends (eight quarters), until such time as all dividends in arrears have been paid, the holders of the Series A Preferred Stock shall have the right to elect a majority of our board of directors.   If the company was not able to obtain financing, and not able continue to pay dividends on our Series A Preferred Stock, holders of our common stock would lose their ability to control our board of directors, as the holders of the Series A Preferred Stock would have the right to elect a majority of our board of directors.  We are currently in arrears on six quarters to the Series A Preferred Stock.  We do not intend to go into arrears beyond six quarters, and eventually intend to become current with our Series A Preferred Stock.  Our Series B Preferred Stock does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters.  Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred Stock are entitled to elect two additional directors to our board of directors and, within two business days, we must create a special committee of our board of directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.

We are subject to penny stock regulations and restrictions, which could make it difficult for stockholders to sell their shares of our stock.

SEC regulations generally define “penny stocks” as equity securities that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of  August 10, 2011, the last sale price for our common stock was $1.09 per share.  For transactions in securities that are not exempt from the “penny stock” definition, the SEC has adopted rules and regulations that impose additional sales practice requirements on broker-dealers prior to selling penny stocks, which may make it burdensome to conduct transactions in our shares. Because our shares are subject to these rules, it may be difficult to sell shares of our stock, and because it may be difficult to find quotations for shares of our stock, it may be very difficult to accurately price an investment in our shares.  In addition, the SEC has the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

The Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the penny stock rules described above, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders.  These provisions include:

•	authorizing our board of directors to issue preferred stock without stockholder approval;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66⅔% stockholder approval; and

•	requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

As a Delaware corporation, we are also subject to section 203 of the Delaware General Corporation Law (“DGCL”), which among other things, and subject to various exceptions, restricts against certain business transactions between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock (“an interested stockholder”) for a period of three years from the date the stockholder becomes an interested stockholder.  The Delaware corporate law, in general, prohibits any business combination with a beneficial owner of 15% or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors.  Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

A large number of shares may be sold in the market as part of or following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and assuming the sale of all 31,244,769 shares of our common stock offered pursuant to this prospectus (after giving effect to the conversion of all additional shares of Series B Preferred Stock held by the selling stockholders based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share and the prior exercise of all warrants held by the selling stockholders to purchase 3,577,847 shares of common stock, and assuming no other warrants or options are exercised, we will have approximately 45,830,635 shares of our common stock outstanding. This assumes (i) the full exercise of the unexercised warrants held by the selling stockholders as of August  10, 2011 to acquire 6,261,637 shares of common stock and that no other outstanding warrants and options are exercised and (ii) the conversion of all the shares of Series B Preferred Stock held by the selling stockholders based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.

In addition, the Company also has a significant number of shares of common stock that may be exercised under warrants or options not offered under this prospectus (see “ – We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock”).

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•
Up to 19,174,389 issued and outstanding shares of our common stock, which primarily includes 9,483,330 shares of common stock sold in the March 2011 Private Placement, 75,000 shares were acquired under a consulting agreement in February 2011, 4,124,059 shares of common stock received in the July 2009 Private Placements, 1,820,000 shares of common stock sold in the August 2008 Private Placement, 1,600,000 shares of common stock sold in the May 2008 Private Placement, 1,272,000 shares of common stock sold in the October 2007 Private Placement and 800,000 shares of common stock sold in January 2007 Private Placement;

•	Up to 8,492,533 shares of our common stock issuable upon conversion of our Series B Preferred Stock sold in the June 2010 Private Placement; and

•	Up to 3,577,847 shares of our common stock issuable upon the exercise of warrants acquired in May 2008 Private Placement, the August 2008 Private Placement, and the November 2009 Private Placement.

We have filed with the SEC a Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register the resale of shares of common stock by the selling stockholders. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below.

The Registration Statement on Form S-1 was filed pursuant to the terms of an amended and restated registration rights agreement that we entered into in March 2011, or the 2011 Registration Rights Agreement, with certain stockholders, including purchasers in our June 2010 Private Placement and our March 2011 Private Placement.  Pursuant to the 2011 Registration Rights Agreement, we agreed to file within 45 days of the closing date of the March 2011 Private Placement a registration statement to register the shares of the common stock held, or issuable under Series B Preferred Stock held, and other shares of common stock held, by the holders party to the 2011 Registration Rights Agreement as of the closing date of the March 2011 Private Placement.  In addition to the foregoing mandatory registration, we also granted the Holders demand and “piggyback” registration rights.

In addition, the Registration Statement on Form S-1 was filed pursuant to the terms of a registration rights agreement that we entered on November 19, 2009, or the 2009 Registration Rights Agreement, with Cardinal Health in the November 2009 Private Placement.  Pursuant to the 2009 Registration Rights Agreement, we agreed to grant Cardinal Health certain “piggyback” registration rights, in addition to certain other registration rights if we were to become late in our SEC filings.

In addition,  the Registration Statement on Form S-1 was filed pursuant to the terms of certain other registration rights agreements that we entered into on August 1, 2008 and May 20, 2008 or the 2008 Registration Rights Agreements, with certain stockholders, including purchasers in our May 2008 Private Placement and August 2008 Private Placement and recipients of common stock in our July 2009 Private Placements in exchange for warrants acquired in the May 2008 Private Placement or August 2008 Private Placement.  Pursuant to the 2008 Registration Rights Agreements, we generally agreed to file within a specified number of days of the closing date of May 2008 Private Placement or August 2008 Private Placement, a registration statement to register the shares of the common stock acquired by the holders pursuant to the applicable private placement.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

We have been advised that each of these selling stockholders acquired our common stock, Series B Preferred Stock and warrants referenced in the table below in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

We have assumed all shares of common stock reflected on the table below will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and each selling stockholder’s ownership of our common stock before this offering based on the number of shares of our common stock owned and the number of shares issuable under shares of our Series B Preferred Stock and issuable upon exercise of warrants, as applicable held by each such selling stockholder.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  Each selling stockholder’s percentage of ownership of our outstanding shares in the table below, calculated as of June 27, 2011, is based upon 33,520,255 shares of common stock outstanding and as further adjusted to give effect to the offering as noted in the footnotes in the table below.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering	Shares of Common Stock Underlying Series B Preferred Stock Owned Before this Offering (1)	Shares of Common Stock Being Offered in this Offering	Shares of Common Owned Upon Completion of this Offering (2)	Percentage of Common Stock Outstanding Upon Completion of this Offering (3)
Kinderhook Partners, L.P. (4)	6,266,666	-	-	6,266,666	-	*
Radisson Trading Company (5)	3,029,333	-	-	3,029,333	-	*
A Plus International (6)	1,100,000	-	1,403,600	2,503,600	-	*
Aphelion Medical Fund, L.P. (7)	413,333	-	-	413,333	-	*
Hung Chun Lin (8)	672,533	-	-	672,533	-	*
Karen Lin (9)	672,533	-	-	672,533	-	*
Kelly Lin (10)	672,533	-	-	672,533	-	*
Kelvin Lin (11)	672,533	-	-	672,533	-	*
David Spiegel (12)	100,000	-	-	100,000	-	*
Chris Lahiji (13)	66,666	-	-	66,666	-	*
Francis Capital Management, LLC (14)	3,206,840	-	1,403,600	4,610,240	200	*
JMR Capital Limited (15)	-	-	5,685,333	5,685,333	-	*
Compass Global Management Limited (16)	1,600,000	1,000,000	-	2,600,000	-	*
David C. Dreyer (17)	322,362	-		100,000	222,362	*
Clayton J. Embree (18)	143,750	-	-	50,000	93,750	*
Charles J. Kalina III (19)	-	566,847		566,847	-	*
Cardinal Health, Inc. (20)	-	1,875,000	-	1,875,000	-	*
Anne Starr Trust f.b.o. Mary Anne Ritchie (21)	60,000	37,500	-	97,500	-	*
Isaac T. Starr Trust f.b.o. Mary Anne Ritchie (22)	40,000	25,000	-	65,000	-	*
The Charles L. Ritchie, Jr. Living Trust (23)	20,000	12,500	-	32,500	-	*
Dorothy R. Walter 2005 Living Trust (24)	60,000	36,000	-	96,000	-	*
Terrel McAteer Jordan (25)	40,000	25,000	-	65,000	-	*
Maggie Lin (26)	50,091	-	-	50,091	-	*
Solomon C. Chen (27)	50,091	-	-	50,091	-	*
Shuang Jing Joanne Zhang (28)	50,091	-	-	50,091	-	*
Yuk Yi Tang (29)	32,317	-	-	32,317	-	*
Edward Cenchei Koh (30)	30,400	-	-	30,400	-	*
Pei Chen Lee (31)	32,317	-	-	32,317	-	*
Nicholas Huan Yu Wu (32)	8,079	-	-	8,079	-	*
James Wong (33)	3,232	-	-	3,232	-	*
Kenneth Traub (34)	75,000	-		75,000		*

*	Represents less than 1%.

(1)
Subject to the terms and conditions of our Series B Preferred Stock and to customary adjustments to the conversion rate, each share of our Series B Preferred Stock is convertible into 133.33 shares of our common stock (based on a stated value of $100.00 per share of Series B Preferred Stock and a current conversion price of $0.75 per share) so long as the number of shares of our common stock “beneficially owned” (as defined in Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended) by the holder, its affiliates and any persons acting as a group with such holder or its affiliates, following such conversion, does not exceed 4.9% of our outstanding common stock (after giving effect to such conversion) (the “Beneficial Ownership Limitation”).  Holders of our Series B Preferred Stock may, upon not less than 61 days’ prior notice, increase or decrease the Beneficial Ownership Limitation provided that such Beneficial Ownership Limitation in no event exceeds 9.9% of the shares of common stock outstanding immediately after giving effect to such conversion.  See “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants and options held by the selling stockholders, are sold in the offering and (ii) that no other shares of common stock are acquired or sold by the selling stockholder prior to the completion of the offering. However, subject to any applicable restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)
Applicable percentage ownership assumes (i) the full exercise of the unexercised warrants held by the selling stockholders as of June 27, 2011 to acquire 3,577,847 shares of common stock and that no other outstanding warrants and options are exercised and (ii) the conversion of all the shares of Series B Preferred Stock held by the selling stockholders of 8,492,533 shares of common stock based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.

(4)
Includes 6,266,666 issued and outstanding shares of our common stock purchased in the March 2011 Private Placement.  Kinderhook GP, LLC, as general partner, and Stephen J. Clearman and Tushar Shah have shared voting and investment power over the securities and each disclaim beneficial ownership of the shares except to the extent of its or his pecuniary interest therein.

(5)
Includes 1,333,333 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our March 2011 Private Placement, 800,000 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our May 2008 Private Placement and 896,000 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our July 2009 Private Placement.

(6)
Includes 1,333,333 shares of our common stock issuable upon the conversion of 10,000 shares of our Series B Preferred Stock purchased by A Plus International, Inc. in our June 2010 private placement, plus 70,267 shares of our common stock issuable upon conversion of 527 shares of our Series B Preferred Stock received as pay-in-kind dividends.  Also includes 800,000 shares of our common stock purchased by A Plus International, Inc. in the January 2007 Private Placement and 300,000 issued and outstanding shares of our common stock purchased by  A Plus International, Inc. in our July 2009 Private Placement. Wenchen “Wayne” Lin has voting and investment power over the securities owned by A Plus International, Inc.  Mr. Lin has served as a director of the Company since March 28, 2007.  We entered into an exclusive Supply Agreement with A Plus International, Inc. in 2005, which grants A Plus International, Inc. an exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System.  See “Certain Relationships and Related Transactions.”

(7)
Includes 233,333 issued and outstanding shares of our common stock purchased in our March 2011 private placement and 180,000 issued and outstanding shares of our common stock purchased in our July 2009 Private Placements.

(8)
Includes 333,333 issued and outstanding shares of our common stock purchased in March 2011 private placement, 160,000 issued and outstanding shares of common stock purchased in our May 2008 private placement and 179,200 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(9)
Includes 333,333 issued and outstanding shares of our common stock purchased in March 2011 private placement, 160,000 issued and outstanding shares of common stock purchased in our May 2008 private placement and 179,200 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(10)
Includes 333,333 issued and outstanding shares of our common stock purchased in March 2011 private placement, 160,000 issued and outstanding shares of common stock purchased in our May 2008 private placement and 179,200 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(11)
Includes 333,333 issued and outstanding shares of our common stock purchased in March 2011 private placement, 160,000 issued and outstanding shares of common stock purchased in our May 2008 private placement and 179,200 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(12)	Includes 100,000 issued and outstanding shares of our common stock purchased in our March 2011 private placement.

(13)	Includes 66,666 issued and outstanding shares of our common stock purchased in our March 2011 private placement.

(14)
Includes 152,640 shares of common stock owned by Francis Capital Management, LLC (of which 80,640 shares were acquired in the July 2009 exchange offer , 72,000 shares were acquired in the October 2007 private placement), 1,718,864 shares of common stock owned by Catalysis Partners, LLC (“Catalysis”) (of which 1,070,760 shares were acquired in the July 2009 exchange offer, 648,000 shares were acquired in the October 2007 Private Placement and 104 shares were otherwise held), and 1,335,336 shares of common stock owned by Catalysis Offshore, Ltd  (of which 783,240 shares were acquired in the July 2009 exchange offer and 552,000 shares were acquired in the October 2007 Private Placement and 96 shares were otherwise held).  Includes 1,333,333 shares of our common stock issuable upon conversion of 10,000 shares of our Series B Preferred Stock purchased by Catalysis Offshore, Ltd. in our June 2010 private placement, plus 70,267 shares of our common stock issuable upon conversion of 527 shares of our Series B Preferred Stock received as pay-in-kind dividends, based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.  Conversion of the Series B Preferred Stock is subject to the Beneficial Ownership Limit set forth in footnote 3.  Francis Capital Management, LLC acts as the investment manager for Catalysis and Catalysis Offshore, Ltd. and may be deemed to beneficially own such securities. Mr. Francis, a director of the Company, has voting and investment control over securities held by Francis Capital Management, LLC, but disclaims beneficial ownership of such securities.

(15)
Includes 5,616,533 shares of our common stock issuable upon conversion of 42,124 shares of our Series B Preferred Stock purchased by JMR Capital Limited and 68,800 shares of our common stock issuable upon conversion of 516 shares of Series B Preferred Stock purchased by Per Magnus Andersson in our June 2010 private placement.  Per Magnus Andersson has voting and investment power over the securities owned by JMR Capital Limited.

(16)
Includes 1,600,000 issued and outstanding shares of our common stock and 1,000,000 shares of common stock issuable upon exercise of warrants at an exercise price of $1.40 per share, which expire August 1, 2013 purchased in the August 2008 Private Placement.

(17)
Includes 100,000 issued and outstanding shares of our common stock purchased in our March 2011 private placement. David C. Dreyer is our Chief Financial Officer, Executive Vice President and Secretary. Beneficial ownership (but not shares offered) also includes 117,362 shares subject to options exercisable within 60 days of June 27, 2011 and an additional 105,000 shares issued and outstanding of our common stock.

(18)
Includes 50,000 issued and outstanding shares of our common stock purchased in our March 2011 private placement.  Clayton Embree is our Senior Vice President of Sales. Beneficial ownership (but not shares offered) also include approximately 93,750 shares subject to options exercisable within 60 days of June 27, 2011.

(19)	Includes 566,847 shares of common stock issuable upon the exercise of warrants purchased in our May 2008 private placement.

(20)
Includes 1,875,000 shares of our common stock issuable upon the exercise of warrants purchased on November 19, 2009.  We are party to a Supply and Distribution Agreement with Cardinal Health, which beneficially owns at least 5% of our common stock and which is our exclusive distributor in the U.S., Puerto Rico and Canada. In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution Agreement.  See “Certain Relationships and Related Transactions”.

(21)	Includes 60,000 issued and outstanding shares of our common stock and 37,500 shares of our common stock issuable upon the exercise of warrants purchased in our August 2008 private placement.

(22)	Includes 40,000 issued and outstanding shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of warrants purchased in our August 2008 private placement.

(23)	Includes 20,000 issued and outstanding shares of our common stock and 12,500 shares of our common stock issuable upon the exercise of warrants purchased in our August 2008 private placement.

(24)	Includes 60,000 issued and outstanding shares of our common stock and 36,000 shares of our common stock issuable upon the exercise of warrants purchased in our August 2008 private placement.
(25)	Includes 40,000 issued and outstanding shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of warrants purchased in our August 2008 private placement.
(26)
Includes 31,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 19,091 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(27)
Includes 31,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 19,091 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(28)
Includes 31,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 19,091 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(29)
Includes 20,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 12,317 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(30)
Includes 20,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 10,400 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(31)
Includes 20,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 12,317 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(32)
Includes 5,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 3,079 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(33)
Includes 2,000 issued and outstanding shares of our common stock purchased in our May 2008 private placement and 1,232 issued and outstanding shares of common stock purchased in our July 2009 Private Placements.

(34)	Includes 75,000 issued and outstanding shares of our common stock, issued pursuant to a Consulting Agreement the Company entered into with Mr. Traub on our around May 19, 2010.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other transfer. We will not receive any of the proceeds from sales or transfers by the selling stockholders or any of their transferees.

We expect that the selling stockholders will sell their shares primarily through sales on the OTC  Bulletin Board  or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date that this registration statement is declared effective by the SEC;

•	transactions in which broker-dealers may agree with one or more of the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, in some states the securities may not be sold unless registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.  The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions. We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement is declared effective by the SEC.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling stockholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement. The selling stockholder and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, will apply to selling stockholders and other persons participating in the sale or distribution of the shares offered hereby. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Regulation M precludes these persons from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus. To our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer except to the extent listed in the footnotes to the table contained in the “Selling Stockholders” section beginning on page 16 of this prospectus.

Pursuant to the 2011 Registration Rights Agreement, we agreed to file within 45 days of the closing date of March 2011 Private Placement, a registration statement to register the shares of our common stock acquired in the March 2011 Private Placement, shares of common stock convertible under Series B Preferred Convertible Stock acquired in a private placement transaction that closed on June 24, 2010, or the June 2010 Private Placement, shares issued under a consulting agreement to Mr. Kenneth Traub in February 2011, and any other shares of our common stock held by the stockholders party to the 2011 Registration Rights Agreement as of March 28, 2011.  In addition to the foregoing mandatory registration, we also granted demand and “piggyback” registration rights.  Under the terms of the March 2011 Registration Rights Agreement, we agreed to pay each such holder liquidated damages in an amount in cash equal to 1.5% of their respective investment in the event that the required registration statement is not timely filed.  In addition to the shares of common stock subject to registration rights under the 2011 Registration Rights Agreement. We are also offering under this prospectus additional shares of common stock pursuant to the terms of additional registration rights agreements to which we are a party (See “Selling Stockholders”).

We have agreed to pay all costs and expenses incident to the registration of the common stock.  Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts.  We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the selling stockholders if they exercise their warrants on a cash basis.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, with respect to the 31,244,769 shares of common stock being offered by the selling stockholders under this prospectus, we will receive up to $7,230,435 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 3,577,847 shares of common stock being offered under this prospectus.  We will use any cash proceeds from the exercise of the warrants for working capital and other corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PSTX”.  From March 1, 2011 to August 9, 2011 our common stock was quoted on the OTC QB market operated by OTC Markets Group, Inc.  From February 16, 2007 to February 28, 2011, our stock was quoted on the OTC Bulletin Board under the symbol “PSTX.”  Prior to February 16, 2007, our stock was listed on the American Stock Exchange, now NYSE Amex, under the symbol “PST.”

The following table sets forth the high and low bid quotations for our common stock for the periods indicated below, as reported by the OTC Bulletin Board and the OTC QB market, as applicable for such periods.  Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions in our common stock.

	High	Low
Year Ended December 31, 2011
First Quarter	$0.94	$0.69
Second Quarter	1.49	0.85

Year Ended December 31, 2010
First Quarter	$1.55	$0.85
Second Quarter	1.20	0.55
Third Quarter	0.90	0.45
Fourth Quarter	0.99	0.65

Year Ended December 31, 2009
First Quarter	$1.20	$0.47
Second Quarter	1.10	0.60
Third Quarter	1.40	0.70
Fourth Quarter	2.25	1.06

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On August 10, 2011, the closing price of our common stock, as reported on the OTC Bulletin Board, Inc. was $1.09 per share.

As of August 10, 2011, there were 617 holders of record of our common stock. Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.
The SEC also has rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealers also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealers and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealers and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividends

We have not paid any dividends on our common stock in the last two fiscal years and currently have no intention of paying dividends on our common stock.  The terms of our Series A Convertible Preferred Stock and Series B Preferred Stock limit our ability to pay any such dividends on our common stock.

Recent Sales of Unregistered Securities

On March 29 and March 30, 2011, we closed on a private placement financing, or the March 2011 Private Placement, raising $7.1 million through the issuance of 9,483,330 shares of our common stock, par value $0.33 per shares, at a selling price of $0.75 per share.  The buyers of these shares of our common stock in the March 2011 Private Placement included Kinderhook Partners, L.P., an investment fund based in Fort Lee, NJ, and A Plus International, Inc., or A Plus, and certain members of management.  Wenchen (“Wayne”) Lin, a member of our board of directors is founder and significant beneficial owner of A Plus.  The shares of common stock sold in the March 2011 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The shares of common stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In February 2011, in connection with a consulting agreement with Kenneth Traub, we issued Mr. Traub 75,000 restricted shares of our common stock.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On December 30, 2010, in connection with the settlement of the Ault Glazer Matter (see “Business—Legal Proceedings—Ault Glazer Matter”), we issued 500,000 shares of common stock to an accredited investor who was a creditor of Ault Glazer Capital Partners, LLC.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On November 15, 2010, we granted stock options to Brian E. Stewart, our Chief Executive Officer, to purchase 2,000,000 shares of our common stock at an exercise price of $0.80.  At issuance, 500,000 options were vested, and 250,000 options vested on December 24, 2010, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On October 22, 2010, we granted stock options to David Dreyer, our Chief Financial Officer, to purchase 450,000 shares of our common stock at an exercise price of $0.75.  One hundred thousand options vested on April 22, 2011, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On August 9, 2010, we granted stock options to John A. Hamilton, our former Chief Operating Officer, to purchase 375,000 shares of our common stock at an exercise price of $0.75.  All such options expired upon the termination of Mr. Hamilton’s employment in early 2011.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On June 24, 2010, we closed on a private placement financing, or the June 2010 Private Placement, raising $6.1 million through the issuance of 60,500 shares of our Series B Preferred Stock, par value $1.00 per share and a $100 stated value per share (of which 500 shares of our Series B Preferred Convertible were issued on December 6, 2010).  The shares of Series B Preferred Stock sold in the June 2010 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the Series B Preferred Stock was made without general solicitation or advertising.  The shares of Series B Preferred Stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

Issuer Repurchases of Equity Securities

None.

BUSINESS

Overview

Patient Safety Technologies, Inc., focuses on the development, marketing and sale of products designed to improve patient outcomes and reduce costs in the healthcare industry. We conduct our business through our wholly owned subsidiary, SurgiCount Medical, Inc. Our proprietary Safety-Sponge® System is a patented solution designed to eliminate one of the most common errors in surgery, retained surgical sponges, and the human and economic costs associated with this surgical mistake. The Safety-Sponge® System is comprised of a line of uniquely identified surgical sponges and towels and a turnkey hardware and software offering integrated to form a comprehensive accounting and documentation system. Over an estimated 45.4 million of our Safety-Sponges® have been successfully used in more than 2.1 million surgical procedures. We sell our Safety-Sponge® System to hospitals through our direct sales force and by leveraging the sales and marketing capabilities of our distribution partners. Our proprietary line of surgical sponges and towels are manufactured for us by our exclusive manufacturer, A Plus International Inc. (“A Plus”), a leading, China-based manufacturer of disposable medical and surgical supplies. Our sponge and towel products are distributed through Cardinal Health, Inc. (“Cardinal Health”), who provides us sales, marketing and logistics support and the fulfillment of our products to our end-user hospitals by both delivering our products directly to our end-user hospitals and where appropriate through alternative distributors. We currently have over 65 hospitals using the Safety-Sponge® System, all of which are located in the U.S. During 2010 the number of hospitals using our Safety-Sponge® System more than doubled and we lost no customers. Although not necessarily proportionally related to future revenue, growth in the number of hospitals using our products is a good indicator of our underlying business. Once implemented, the vast majority of our end-user hospitals use the Safety-Sponge® System across all of their relevant surgical and OB/GYN procedures.

Subsequent to the resignation of our previous President and Chief Executive Officer and four other board members, during the third quarter of 2010 newly appointed management implemented a comprehensive restructuring program focused on a number of initiatives, including the reduction of operating expenses and aggressively managing the Company to achieve positive operating income and operating cash flow.  Restructuring activities included the elimination of certain job positions, lowering executive and employee cash compensation levels, refining and enforcing expense and travel policies and initiating spend measurement systems and accountability across various functional areas.  As a result of a number of factors, primarily the continued growth of the Company’s revenues from both delivery of Cardinal Health’s stocking inventory (as discussed in “Customers and Distribution – Cardinal Health – Exclusive U.S. Distributor” below), the increased number of hospitals using the Company’s products and the impact on operating expenses from the recent restructuring initiatives, the Company reported positive operating income of $925 thousand during the quarter ended September 30, 2010, the first period of positive reported operating income in the history of the Company’s ownership of SurgiCount since 2005 and the first reporting period under newly appointed management.

We generated revenues of $2.0 million and $2.4 million for the three months ended March 31, 2011 and 2010, respectively. During the fiscal years ended December 31, 2010 and 2009 we generated revenues of $14.8 million and $4.5 million, respectively. For the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 our revenues of $2.0 million and $14.8 million include approximately $0.6 million and $8.9 million, respectively, of revenues from the partial fulfillment of a $10.0 million stocking order in accordance with the terms of our exclusive distributor arrangement with Cardinal Health (the “Forward Order”).  Also during the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 we generated approximately $1.3 million and $5.9 million, respectively, of revenue separate from the Forward Order, from the delivery of products to Cardinal Health to meet immediate demand from end-user hospitals.  Under certain circumstances the Forward Order may negatively impact our 2012 revenues and cash flows.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Factors Affecting Future Results—Cardinal Health Supply Agreement”.

Patient Safety Industry

The U.S. patient safety market is a multi-billion dollar industry that includes a wide range of medical devices, technologies and equipment.  We estimate there are approximately 32 million surgical procedures annually in the U.S. in which our products can be used and that our average revenue per procedure opportunity is currently approximately $14 to $16 dollars, implying an immediate market opportunity in the U.S. for us of more than $450 million.   In addition, we estimate that the total applicable procedures for our products outside the U.S. to be approximately two times those done domestically, bringing the worldwide market opportunity for us to be over $1.3 billion.

We believe that the U.S. healthcare industry is increasingly receptive to products like our Safety-Sponge® System that can enable providers to increase their standards of patient care and lower their costs.  We believe drivers of this demand include growing evidence as to the clinical efficacy and cost effectiveness of products like ours, an increased focus by both federal and state level regulatory agencies to hold hospitals more accountable for preventable errors, increasing legal costs associated with these events and the underlying desire by providers to provide improved outcomes for their patients and protect their staff from the ramifications of these event.

Our Safety-Sponge® System

Before and after most surgical procedures are performed, surgical staff manually count most of the items used inside a patient in an effort to prevent these objects from being unintentionally left inside a patient after surgery. Due to number of contributing factors, including the quantity typically used in a procedure, the nature of their use and their physical properties, surgical sponges prove to be one of the most difficult and time consuming to account for and are one of the most common items unintentionally retained inside patients.  Our proprietary Safety-Sponge® System is designed to prevent surgical sponges and towels from being unintentionally left in patients after surgical procedures by allowing for a more accurate accounting of these individual items prior to the patient being closed.

The Safety-Sponge® System is a patented system of uniquely identified surgical sponges and towels and a turnkey hardware and software offering integrated to form a comprehensive accounting and documentation system.  Over an estimated 45.4 million of our Safety-Sponges® have been successfully used in more than 2.1 million surgical procedures.  We currently have over 65 hospitals using the Safety-Sponge® System, all of which are located in the U.S. Each of our Safety-Sponge® surgical sponges and towels are affixed with a soft, pliable label on which an individually unique identifier is printed.  These unique identifiers are printed in both human readable and machine readable form.  When used with our handheld mobile computer, scanner and software (the SurgiCounter™) the system is designed to eliminate the incorrect counting of sponges by greatly reducing the human error involved with manually counting these items.  Because each Safety-Sponge® has an individually unique, machine readable identifier, the SurgiCounter™ is designed to only count each item “in” once and “out” once.  Our solution is intended to be used in conjunction with a manual count being concurrently performed by surgical staff to ensure the safest possible clinical practice and to prevent any technology dependence.

Surgical sponges and towels are typically delivered to a hospital in one of two formats, either in stand-alone, sterilized packages (most often with five or ten of the same type of item to each package, we call this format “Single Sterile”) or within larger packages of various disposable surgical products that are custom built for a specific procedure at a specific hospital.  These larger customized packages of disposable surgical products are often called “Custom Procedure Trays.”  We estimate the overall usage of surgical sponges and towels to be approximately 65% from inside Custom Procedure Trays and 35% from Single Sterile packages.  Our Safety-Sponge® line of surgical sponges and towels are available in both of these formats.  We typically deliver our sponges and towels to providers of Custom Procedure Trays in a non-sterilized, non-packaged format we call “Bulk Non Sterile”.  Once our Bulk Non Sterile products are placed within a larger Custom Procedure Tray along with other disposable products, the Custom Procedure Trays are typically sealed and the entire Custom Procedure Tray is sterilized.

In addition to providing surgical staff with a more accurate intra-operative account of all individual sponges and towels used during a procedure through the use of our SurgiCounter™ with our Safety-Sponges®, our Citadel™ software application is designed to provide hospitals with an evidence-based outcome and compliance audit capabilities through the generation of an electronic report of that particular procedure.  These procedure reports includes information such as the exact time each individual sponge was scanned and accounted for before and after use, as well as other procedure specific information such as patient identification, procedure performed and the surgical staff in that procedure.  The Citadel™ application can be used for post-operative documentation and compliance monitoring for individual cases as well as to review aggregate data such as product usage and other information.  This information can be pushed to other databases within the hospital such as electronic medical records and has been designed with future applications in mind including additional patient safety, convenience, asset tracking, data management and product utilization applications and features.

Customers and Distribution

Our business model includes an outsourced manufacturing and partnered distribution strategy.  We sell our Safety-Sponge® System to hospitals through our direct sales force and by leveraging the sales and marketing capabilities of our distribution partners.  Our proprietary line of surgical sponges and towels are manufactured for us by our exclusive manufacturer, A Plus.  Our sponge and towel products are distributed through Cardinal Health, who provides us sales, marketing and logistics support and the fulfillment of our products to our end-user hospitals by both delivering our products directly to our end user hospitals and where appropriate through alternative distributors.  Once implemented, the vast majority of our end-user hospitals use the Safety-Sponge® System across all of their relevant surgical and OB/GYN procedures.

We currently target our sales efforts primarily to the approximately 5,700 acute care hospitals in the United States.   We are currently initiating efforts to actively pursue hospitals in other countries. Our sales process typically involves making contact with multiple stakeholders within a hospital including executives, surgeons, medical and nursing personnel, risk management and various administrators.  We believe it is important that all of these stakeholders evaluate not only the economics, but also the clinical effectiveness and other benefits of our Safety-Sponge® System.  As part of the sales process, hospitals considering the adoption of the Safety-Sponge® System often conduct a limited trial of the product in order to gain a better understanding of the functionality and benefits of our Safety-Sponge® System.

Although some customers decide to adopt our Safety-Sponge® System prior to a trial, we generally sign up new hospital customers following such an evaluation event.  Once a customer has agreed to adopt our Safety-Sponge® System by executing a purchase contract, we then typically provide the hardware used in our system, including our SurgiCounter™, to the hospital and make our personnel and materials available to provide technical and clinical support for our hardware and systems integration  (see “—Sales and Clinical Support”).  Although we occasionally have a customer hospital who prefers to purchase our hardware, we typically offer the hardware used in the Safety-Sponge® System at no cost to the hospital in exchange for certain commitments to purchase our Safety-Sponge® line of disposable sponges and towels.

Cardinal Health – Exclusive U.S. Distributor

In November 2006, we began an exclusive distribution relationship with Cardinal Health to supply hospitals with our Safety-Sponge® line of disposable sponges and towels.  This original agreement had a term of 36 months, and automatically renewed for successive 12 month periods unless terminated early in accordance with its terms.

In November 2009, we renewed our distribution relationship with Cardinal Health through the execution of a new Supply and Distribution Agreement (the “Supply and Distribution Agreement”).  This new agreement has a five-year term to 2014 and names Cardinal Heath as the exclusive distributor in the United States, Puerto Rico, and Canada of the current products used in our proprietary Safety-Sponge® System.  Though Cardinal Health is our exclusive distributor in these geographical areas, the terms of our agreement with Cardinal Health do not limit the sales of our products to direct customers of Cardinal Health only.  Our products are available to any hospital that wishes to purchase them through their existing distribution relationships.  In the event an end-user hospital customer of ours does not have a distribution relationship with Cardinal Health, Cardinal Health distributes our products directly to the alternative distributor that works with that hospital.

In connection with the execution of the Supply and Distribution Agreement in November 2009, Cardinal Health issued a $10.0 million stocking purchase order for products used in our Safety-Sponge® System that called for deliveries of stocking inventory over a 12-month period (the “Forward Order”).  Cardinal Health paid us $8.0 million as partial pre-payment of the Forward Order, and agreed to pay $2.0 million directly to A Plus, to pay for product when A Plus invoices the Company.  Cardinal Health also agreed to place a second $5.0 million stocking purchase order prior at the end of the third quarter of 2010, based on whether the Company achieved certain conditions, including a minimum targeted customer sales threshold.  Both Cardinal Health and the Company jointly agreed in late 2010 not to go forward with this second stocking purchase order.  Cardinal Health also agreed to maintain normal ordering patterns and volumes for purchasing our Safety-Sponge® products throughout 2010 and not to use any of the inventory delivered under the Forward Order to meet immediate hospital demand.  In late 2010 Cardinal Health requested to change the product mix of the Forward Order.  We agreed to this change because the products Cardinal Health requested were not immediately available, and Cardinal agreed to take delivery of the remaining inventory on a modified schedule.  As of March 31, 2011 we had delivered approximately $9.5 million of the Forward Order and we anticipate delivering the remaining $0.5 million of Forward Order inventory in the first half of 2011.  The net effect is we did not realize the full $10.0 million of Forward Order revenue in 2010, and we will recognize $1.1 million of Forward Order revenue in 2011.

Significant Subsequent Event Update

In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution Agreement (the “Amended Supply and Distribution Agreement”).  The Amended Supply and Distribution Agreement revised a number of terms and conditions of the previous agreement, including but not limited to extending the termination date of the agreement from November 19, 2014 to December 31, 2015 and adding certain terms and provisions regarding setting target inventory levels and defining a formula for determining what excess inventory is of our products held by Cardinal Health.   Cardinal Health has agreed to not sell any of the Forward Order inventory until calendar year 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is a more orderly release throughout the 2012 year that more reasonably minimizes its impact to the Company’s revenues and cash flow during 2012.  For a discussion on the effects that this agreement is expected to have on our financial condition and results of operations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results - Cardinal Health Supply Agreement.”

Our agreement with Cardinal Health also gives them minimum gross margins on all sales of our Safety-Sponge® disposable surgical sponge and towel products.  The minimum gross margin amounts vary depending on the format of the product sold (Single Sterile or Bulk Non Sterile) and depending on the distribution of that product to the end-user hospital (directly by Cardinal Health or through alternative distributors).  In addition, for Bulk Non Sterile products included in Cardinal Health’s custom procedure kits the guaranteed minimum gross margins are based on a formula that varies depending on certain sales performance results during specific time periods.

Warrant Purchase and Registration Rights Agreement

In connection with the Supply and Distribution Agreement entered into in November 2009, we entered into a Warrant Purchase and Registration Rights Agreement, dated effective November 19, 2009, pursuant to which we issued Cardinal Health warrants to purchase 1,250,000 shares of our common stock at $2 per share, and 625,000 shares of our common stock at $4 per share.  These warrants have a term of five-years (expiring November 2014), but are subject to early expiration in certain circumstances.  In addition, the Company granted Cardinal Health a right of first refusal for an initial one year term with respect to certain issuances of common stock. This right of first refusal expired in November 2010.  We also granted Cardinal Health certain registration rights with respect to the shares of our common stock issuable upon exercise of the warrants pursuant to a Registration Rights Agreement dated November 19, 2009.

Manufacturing

All of our sponge and towel products are currently manufactured for us by our exclusive manufacturing partner, A Plus International Inc. (“A Plus”). In 2005, we entered into an exclusive supply agreement with A Plus to provide us with sponge and towel products for use with our Safety-Sponge® System (the “A Plus Supply and Manufacturing Agreement”). Wenchen (“Wayne”) Lin, a member of our board of directors, is a founder and significant beneficial owner of A Plus. In January 2007, we entered into a successor supply agreement with A Plus and, in May 2008, we entered into our current exclusive A Plus Supply and Manufacturing Agreement. The current A Plus Supply and Manufacturing Agreement grants A Plus the exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System, including the right to sublicense to the extent necessary. A Plus manufactures our products in its FDA approved facilities, primarily those in China, which are subject to periodic site inspections by the FDA. In addition to manufacturing our products, A Plus provides packaging, sterilization, logistics and related quality and regulatory compliance support. A Plus has agreed not to manufacture, import or otherwise supply any bar coded surgical products for any other third party. Under the current A Plus Supply and Manufacturing Agreement, we agreed to negotiate the pricing schedule annually to reflect changes in manufacturing costs, taking into account changes in cotton prices and Chinese currency exchange rates. While we believe the manufacturing capacity of A Plus is sufficient to meet our expected demand, in the event A Plus cannot meet our requirements, the agreement allows us to retain additional manufacturers as needed. The successor agreement has an initial term of ten years and will expire in May 2018 unless terminated early in accordance with its terms.

In conjunction with the execution of the January 2007 A Plus Supply and Manufacturing Agreement, we entered into a subscription agreement with A Plus, pursuant to which we sold A Plus 800,000 shares of our common stock and warrants to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share, which have a term of five years.  We received gross proceeds of $500,000 in cash and a $500,000 credit against future shipments (which has been fully utilized).  A Plus was also granted certain right to participate in future financings and was granted certain director designation rights, pursuant to which Wayne Lin, currently a member of our board of directors was given the opportunity for this role.  In addition, we agreed not to undertake certain transactions (such as incurring certain indebtedness or engaging in certain transactions with respect to our intellectual property) without first obtaining the A Plus designated director’s approval.

A Plus has also purchased additional shares of our Series B Preferred Stock in June 2010 and Wayne Lin and family members purchased shares of our common stock in March 2011 in previously disclosed private placements.

We do not directly engage in the manufacturing of the hardware used in our Safety-Sponge® System (such as our SurgiCounters™).  We purchase these items from certain third-party vendors on a purchase order basis.  We also utilize third party developers to create, document and test our proprietary software.

Sales and Clinical Support

Our sales efforts focus on establishing relationships with various stakeholders within targeted institutions including executives, surgeons, nurses and various administrators and fostering a consultative approach to communicating the value proposition of our offering.  We provide extensive education, support and training both prior to and after implementation of the Safety-Sponge® System. The length of our sales cycle can vary substantially customer by customer, depending on a number of variables including but not limited to the number of retained sponges a hospitals has historically experienced, the timing of those events, the severity of the patient complications and extent of financial damages and the budgeting process at that particular institution. Our sales and support efforts are augmented by our team of full-time and part-time clinical specialists.  Our clinical team is comprised primarily by specialists with extensive nursing backgrounds. Our clinical team plays an essential role in our sales, education, implementation and on-going support process.

Indemnification Program

In the third quarter of 2009 we launched an indemnification program to provide our customers with added assurance regarding the reliability of our Safety-Sponge® System and the financial benefits of its use.  We indemnify customers in the program using the Safety-Sponge® System up to $1 million per incident should they experience a retained sponge using the solution.  To qualify for the indemnification program customers agree to certain stipulations, including but not limited to using only our sponge and towel products, using our Citadel™ software application and maintaining a concurrent manual count of the sponges and towels used in a procedure.  We maintain insurance to cover the potential liability to us from this program as well as to provide additional assurance to our customers in the program of our ability to meet any obligations there under. To date, there have been no claims under this program.

Intellectual Property

Patents, trademarks and other proprietary rights are an important element of our business.  Our policy is to file patent applications and trademark registrations and to protect our technology, inventions and improvements to inventions that are commercially important to the development of our business, in particular, as it pertains to the technology used in our proprietary Safety-Sponge® System, including our Safety-Sponges®, SurgiCounters™, and all of our software applications.

We currently hold numerous patents issued by the United States Patent and Trademark Office as well by the appropriate agencies in various other countries.  We also own a number of registered and unregistered trademarks, including Safety-Sponge®, SurgiCounter™, and Citadel™.

Competition

With our core Safety-Sponge® System offering, we face competition from both technology based products and from non-technology based solutions, namely the approach of relying solely on the manual counting of sponges.  Partly because the vast majority of acute care hospitals do not currently use any technology based solution in an effort to prevent retained sponges, we view the competition we face from a solely manual counting approach as significantly as we do technology based solutions.    From a technology standpoint, there are multiple competing products available to our customers, including products offered by RF Surgical Systems, Inc. and ClearCount Medical Solutions. Both of these technology competitors utilize different approaches and underlying technologies.  We believe we compare favorably to these technology competitors across a variety of categories including but not limited to relative cost, safety, evidence of clinical efficacy, support by independent clinical research, simplicity, ease of use, existing users, clinical support, size of required footprint in the operating room, ability to complement existing recommended clinical practices and scalability to provide additional features and applications beyond just preventing retained sponges.

Government Regulation

Our products and research and development activities are regulated by numerous governmental authorities, principally the U.S Food and Drug Administration, or FDA, and corresponding state and foreign regulatory agencies.  Any device manufactured or distributed by us is subject to continuing regulation by the FDA.  The Food, Drug and Cosmetics Act, or FDC Act, and other federal and state laws and regulations govern the clinical testing, design, manufacture, use and promotion of medical devices, such as our Safety-Sponge® System.

In the United States, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls, such as labeling, pre-market notification and adherence to the FDA’s good manufacturing practices, and quality system regulations. Class II devices are subject to general as well as special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness, such as life-sustaining, life-supporting and implantable devices, or new devices that have been found not to be substantially equivalent to existing legally marketed devices.  All of our currently available products are classified as Class I devices.  In the future we may consider introducing products that may be classified differently.

Under the FDC Act, most medical devices must receive FDA clearance through the Section 510(k) notification process, or the more lengthy premarket approval process (commonly referred to as PMA).  Some Class I devices are also “exempt” from the 510k requirement subject to certain limitations.  Our Safety-Sponge® System is within a defined device group that is specifically denoted as “exempt” from the 510(k) process, however, a 510(k) for the Safety-Sponge® System was filed and received FDA clearance through the 510(k) notification process.

The FDA’s quality system regulations also require companies to adhere to current good manufacturing practices requirements, which include testing, quality control, storage, and documentation procedures. Compliance with applicable regulatory requirements is monitored through periodic site inspections by the FDA.  Our exclusive manufacturer, A Plus manufactures our products in FDA registered facilities and is subject to such periodic site inspections.  In addition, we are required to comply with FDA requirements for labeling and promotion. The Federal Trade Commission also regulates medical device advertising for appropriate claims of effectiveness. We are also subject to the Safe Medical Devices Act of 1990 and the Food and Drug Administration Modernization Act of 1997, which requires additional reporting requirements for users and distributors in the event of an incident involving serious illness, injury or death caused by a medical device.

Organizational History

Patient Safety Technologies, Inc. is a Delaware corporation that currently conducts its operations through a single, wholly-owned subsidiary, SurgiCount Medical, Inc., a California corporation.  Today our sole focus is providing hospitals with products focused on improving patient outcomes and reducing healthcare costs. We were incorporated on March 31, 1987 and from July 1987 through March 2005, operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended.  In February 2005, we began operations in our current field, the medical patient safety market, through the acquisition of SurgiCount Medical, Inc., the developer of our proprietary Safety-Sponge® System, and in April 2005 changed our name from Franklin Capital Corporation to Patient Safety Technologies, Inc. to more appropriately reflect the focus of our operations.

Investments

The Company’s legacy business prior to 2005 was as an investment company.  As of the date of this prospectus, our investment portfolio is comprised solely of one remaining non-core asset, shares of Series F Convertible Preferred Stock of Alacra Corporation, which we acquired in April, 2000.  The Series F Convertible Preferred Stock gives us the right, subject to Alacra having legally available funds, to have it redeemed by Alacra over a period of three years for face value plus accrued dividends (if any) beginning on December 31, 2006.  We notified Alacra of our exercise of this right in December 2006 and Alacra completed the redemption of one-third of our preferred stock in December 2007.  Since that time, Alacra has not redeemed any more of our Series F Convertible Preferred Stock.  Based on discussions with Alacra management, we had anticipated redemption and subsequent receipt of funds for all of our remaining shares of Alacra Series F Convertible Preferred Stock (50% in each) in the fourth quarters of 2009 and 2010, respectively.   However, despite our active dialogue with Alacra management throughout 2010, they have not paid any of the remaining redemption amounts owed to us.  Accordingly, we currently intend to proceed with all legal remedies available to us to obtain performance by Alacra of its redemption obligations; however no guarantee can be made as to the outcome of any such legal proceedings.  As a result, during the fourth quarter of 2010 we recorded an impairment charge of $667 thousand to reduce the carrying value of this investment at March 31, 2010 to $0.  For more information, see Note 8 to our Consolidated Financial Statements, appearing elsewhere in this prospectus.

Employees

As of March 31, 2011, we had approximately 15 full-time employees, which consisted of two executive officers, a supply chain director, four sales focused employees, a corporate controller, five senior management level positions supporting our product development, quality and regulatory affairs, field and clinical support, along with an officer manager and administrative staff.  As part of our proactive effort to optimize our cost structure, we regularly use a significant number of outside consultants for clinical support, implementation support, product development and other outside services.  We intend to hire limited, additional personnel as our business grows, including converting some of the consultants used into employee positions when such actions are appropriate and cost justified.  Utilizing this outside consultant approach allows us to minimize our fixed costs without significantly limiting the breadth or capabilities of our operations.  Our employees are not represented by a labor union nor covered by a collective bargaining agreement. We believe that relations with our employees are very good.

13D Event and Subsequent Restructuring

On April 9, 2010 our current President and Chief Executive Officer, co-founder of our wholly-owned operating subsidiary SurgiCount Medical and co-inventor of our Safety-Sponge® System, Brian E. Stewart, filed a Form 13D with the Securities and Exchange Commission (“SEC”) on behalf of himself and certain other shareholders of the Company.  The shareholders represented included two of the Company’s existing directors and the other co-founder of SurgiCount Medical and co-inventor of the Safety-Sponge® System and collectively represented a sufficient number of shares of the Company’s stock outstanding to demand that the Company call a special meeting of stockholders with the express purpose of effecting significant and immediate change by removing five of the then standing directors of the board, including the then President and Chief Executive Officer.  As a direct result of this shareholder effort, on June 24, 2010, the five designated members of the board of directors resigned and Brian E. Stewart was appointed as President and Chief Executive Officer and as a Director of the Company.  Concurrently, the Company closed a financing consisting of approximately $6.1 million of convertible preferred stock (the “Series B Convertible Preferred”).  Buyers of the Series B Convertible Preferred (each of whom is an accredited investor, as defined under Rule 501(a) of Regulation D of the Securities Act of 1933), consisted of A Plus, JMR Capital Ltd. and Catalysis Partners, LLC.  Wayne Lin, a member of our board of directors is a founder and significant beneficial owner of A Plus and John P. Francis, a member of our Board, has voting and investment control over securities held by Francis Capital Management, LLC, which acts as the investment manager for Catalysis Partners, LLC (see the   “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Financial Condition, Liquidity and Capital Resources” and Note 12 to our Consolidated Financial Statements, in this prospectus for further background on the Series B Convertible Preferred stock financing).  In connection with the resignation of the five directors, the Company entered into a Separation and Mutual General Release with each director (“Directors Release”), which provided that each director would not sue the Company and each gave a waiver of unknown claims and agreed to a two year non-disparagement clause.  In addition, we extended the vesting and exercise periods in certain circumstances with respect to options held by the former directors and officers.

Subsequent to the resignation of our previous President and Chief Executive Officer and four other board members, during the third quarter of 2010 newly appointed management implemented a comprehensive restructuring program focused on a number of initiatives, including the reduction of operating expenses and aggressively managing the Company to achieve positive operating income and operating cash flow.  Restructuring activities included the elimination of certain job positions, lowering executive and employee cash compensation levels, refining and enforcing expense and travel policies and initiating spend measurement systems and accountability across various functional areas.  As a result of a number of factors, primarily the continued growth of the Company’s revenues from both delivery of Cardinal Health’s stocking inventory (as discussed in “Customers and Distribution – Cardinal Health – Exclusive U.S. Distributor”), increased number of hospitals using the Company’s products and the impact on operating expenses from the restructuring initiative, the Company reported positive operating income of $925 thousand during the quarter ended September 30, 2010, the first period of positive reported operating income in the history of the Company’s ownership of SurgiCount since 2005 and the first reporting period under newly appointed management.

Legal Proceedings

Leve Matter

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit against our company, Sunshine Wireless, LLC, and four other defendants affiliated with Winstar Communications, Inc.  This lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff's radio production and distribution business.  The complaint further alleged that our company and Sunshine joined the alleged conspiracy.  On February 25, 2003, the case against our company and Sunshine was dismissed.  However, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal.  On June 1, 2005, the United States Court of Appeals for the Second Circuit affirmed the February 25, 2003 judgment of the district court dismissing the claims against us.

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed another lawsuit against our company, Sunshine and four other defendants affiliated with Winstar.  That lawsuit attempted to collect a federal default judgment of $5 million entered against two entities, Winstar Radio Networks, LLC and Winstar Global Media, Inc., by attempting to enforce the judgment against our company and others under the doctrine of de facto merger.  The action was tried before a Los Angeles County Superior Court judge, without a jury, in 2008.  On August 5, 2009, the Superior Court issued a statement of decision in our favor, and on October 8, 2009, the Superior Court entered judgment in our favor, and judged plaintiffs’ responsible for our court costs.  On November 6, 2009, the plaintiffs filed a notice of appeal in the Superior Court of the State of California, County of Los Angeles Central District. On June 15, 2011 the Court of Appeal of the State of California, Second Appellate District, ruled in our favor affirming the trial court’s ruling.

Ault Glazer Matter

On December 30, 2010, the Company entered into a Settlement Agreement, dated as of December 27, 2010 (the “Agreement”), with the parties to the Agreement other than the Company being Ault Glazer Capital Partners, LLC (“AGCP”), Zealous Asset Management, LLC (“ZAM”) and certain of its affiliates, Milton “Todd” Ault III and a creditor (and such creditor’s affiliate) to AGCP, who also is a shareholder of the Company (the “AGCP Creditor”).  The former relationship of Mr. Ault and AGCP to the Company has been previously disclosed in the Company’s public filings.  The Agreement related to (i) our  previously disclosed Amendment and Early Conversion agreement, dated September 5, 2008 (the “Note Agreement”), between the Company and AGCP and the related and previously disclosed Secured Convertible Promissory Note dated on or about August 10, 2008 (the “Note”) and a related and previously disclosed Advancement Agreement between the same parties dated September 12, 2008 (together with the Note and Note Agreement, the “Note Documents”); under the Note Documents, there was an original principal balance of $2,530,558.40 and Note Documents provided, subject to certain conditions, that the entire principal balance owing under the Note would be converted into 1,300,000 shares of our common stock and other consideration;  all but 500,000 of which shares of our common stock (such 500,000 shares, the “Shares”), were previously delivered to AGCP, (ii) a judgment obtained against AGCP by AGCP Creditor in a separate lawsuit, which lawsuit is completely unrelated to the Company, with respect to which, as the Company previously disclosed, AGCP Creditor procured a Writ of Execution from the United States District Court, Central District of California, (the “Writ”) and a Notice of Levy (the “Levy”) to levy upon the Company against all stock of the Company that the Company owed to AGCP; and (iii) a previously disclosed case currently pending before the Superior Court of California, County of Orange, Central Justice Center, entitled “Zealous Asset Management, LLC v. Patient Safety Technologies, et. al”, Case No. 00424948 (the “Action”) concerning, among other things, the Note Documents, as well as 2,600 shares of our Series A Preferred Stock (the “Series A Preferred”) and certain dividends thereon.

In broad terms the Agreement provided that the Company delivers to AGCP Creditor the Shares that, as the Company has previously disclosed, it conditionally owed to AGCP, and AGCP dismissed the Action against the Company upon receiving the Shares, AGCP Creditor terminated the Writ and Levy and agreed that its judgment against AGCP was satisfied. In addition, the Note Documents and the liabilities thereunder were deemed satisfied and extinguished. The Company was carrying a liability on its books in connection with the Note Documents of approximately $1.42 million and the fair value of the (500 thousand common) Shares issued was less than the carrying value of such liability, the Company recorded a non-cash gain on the extinguishment of debt totaling $893 thousand in the fourth quarter of 2010. Generally, the material terms of the Agreement became effective after the Company delivered the Shares to the AGCP Creditor, and made a cash payment of $16 thousand to AGCP’s counsel on Dec. 31, 2010. Shortly after Dec. 28, 2010, AGCP dismissed the causes of action in the Action related to the Note Documents, and granted certain releases and covenants not to sue the Company. In addition, there were causes of action in the Action relating to the Series A Preferred shares owned by AGCP that were dismissed after the Company interpleaded a total of $22.8 thousand of dividends owed on these Series A Preferred shares in January 2011 ($9.1 thousand) and March 2011 ($13.7 thousand). The Agreement also contained a provision pertaining to the interpleading of future dividends on these Series A Preferred shares, which the Company plans to follow when such dividends become payable. Accordingly, the terms of the Agreement have become fully effective.

Properties

We do not own any real estate or other physical properties materially important to our operations. In November 2010, we relocated our corporate headquarters to 2 Venture Plaza, Suite #350, Irvine, CA 92618, where we rent approximately 5,000 square feet of office space. In January 2010, previous management temporarily relocated our headquarters to 5 Caufield Place, Suite 102, Newtown, PA 18940 (the CEO and CFO at the time were based in Pennsylvania), where they entered into a sublease on December 31, 2009 for 5,670 square feet of office space. Effective in June 2010, we took a charge of $371 thousand for the present value of the remaining lease payments of the Newtown property and at the time assumed there would be no sub-sublease income to offset this cost, given the soft local commercial real estate rental market. However, in November 2010, we entered into a sub-sublease with Centrak, to take over the space in Newtown, PA, where they agreed to sub-sublease the space through the remaining term of our sublease or through to April 30, 2013, paying $8,225 per month starting in January 2011 for each month during months one (1) through twelve (12), (ii) $8,697 per month for months thirteen (13) through twenty four (24), and (iii) $9,170 per month for months twenty five (25) through the expiration of the Sub-Sublease. The base rent paid by Centrak includes landlord operating expenses, taxes and utilities that a reasonable tenant making comparable use of the subleased premises to that being made by the Sub-Subtenant would typically incur. The Sub-Subtenant will be responsible for any additional utility costs that are not our responsibility. As a result of this sub-sublease arrangement, the Company adjusted its charge taken in the second quarter of 2010 by reducing it $219 thousand for the present value of expected sub-subrental income to be received through to the end of this sublease.

We also vacated our approximate 4,000 square feet of office space at our former headquarters located at 43460 Ridge Park Drive, Suite 140, Temecula, CA 92590 on December 31, 2010, which was the termination date in our lease. During 2010, we paid $11,576 per month in rent for our temporary Pennsylvania headquarters through to June 2010, paid $9,757 per month in rent for our former Temecula office space through to the termination of the lease at Dec. 31, 2010, and paid $0 cash for rent of our Irvine, CA corporate headquarter space. The Irvine, CA corporate headquarters lease had “free rent” for the first two months in 2010, with the first cash rent payment due in January 2011. As a result, we amortized this free rent over the term of the lease, resulting in recording $15 thousand of rent expense for this property in 2010. We also did not receive any sub sublease rental income from Centrak, our sub-sublease tenant in Newtown, PA until January 2011, in accordance with our sub-sublease agreement with them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operation together with the financial statements and the related notes appearing in pages F-1 through F-31 of this prospectus. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors” at page 5 of this prospectus. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our common stock could decline and you could lose part or all of your investment.

Overview

We focus on the development, marketing and sale of products designed to improve patient outcomes and reduce costs in the healthcare industry. We conduct our business through our wholly owned subsidiary, SurgiCount Medical, Inc. Our proprietary Safety-Sponge® System is a patented solution designed to eliminate one of the most common errors in surgery, retained surgical sponges, and the human and economic costs associated with this surgical mistake.  The Safety-Sponge® System is comprised of a line of uniquely identified surgical sponges and towels and a turnkey hardware and software offering integrated to form a comprehensive accounting and documentation system.  Over an estimated 45.4 million of our Safety-Sponges® have been successfully used in more than 2.1 million surgical procedures.   We sell our Safety-Sponge® System to hospitals through our direct sales force and by leveraging the sales and marketing capabilities of our distribution partners.  Our proprietary line of surgical sponges and towels are manufactured for us by our exclusive manufacturer, A Plus International Inc. (“A Plus”), a leading, China-based manufacturer of disposable medical and surgical supplies.  Our sponge and towel products are distributed through Cardinal Health, Inc. (“Cardinal Health”), who provides us sales, marketing and logistics support and the fulfillment of our products to our end user hospitals by both delivering our products directly to our end user hospitals and where appropriate through alternative distributors. We currently have over 65 hospitals using the Safety-Sponge® System, all of which are located in the U.S. During 2010 the number of hospitals using our Safety-Sponge® System more than doubled and we lost no customers. Although not necessarily proportionally related to future revenue, growth in the number of hospitals using our products is a good indicator of our underlying business.  Once implemented, the vast majority of our user hospitals use the Safety-Sponge® System across all of their relevant surgical and OB/GYN procedures.

Subsequent to the resignation of our previous President and Chief Executive Officer and four other board members, during the third quarter of 2010 newly appointed management implemented a comprehensive restructuring program focused on a number of initiatives, including the reduction of operating expenses and aggressively managing the Company to achieve positive operating income and operating cash flow.  Restructuring activities included the elimination of certain job positions, lowering executive and employee cash compensation levels, refining and enforcing expense and travel policies and initiating spend measurement systems and accountability across various functional areas.  As a result of a number of factors, primarily the continued growth of the Company’s revenues from both delivery of Cardinal Health’s stocking inventory (as discussed in “Business – Customers and Distribution – Cardinal Health – Exclusive U.S. Distributor” and “—Cardinal Health Supply Agreement”) and increased number of hospitals using the Company’s products, and the impact on operating expenses from the restructuring initiative, the Company reported positive operating income of $925 thousand during the quarter ended September 30, 2010, the first period of positive reported operating income in the history of the Company’s ownership of SurgiCount since 2005 and the first reporting period under newly appointed management.

We generated revenues of $2.0 million and $2.4 million for the three months ended March 31, 2011 and 2010, respectively. During the fiscal years ended December 31, 2010 and 2009 we generated revenues of $14.8 million and $4.5 million, respectively. For the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 our revenues of $2.0 million and $14.8 million include approximately $0.6 million and $8.9 million, respectively, of revenues from the partial fulfillment of a $10.0 million stocking order in accordance with the terms of our exclusive distributor arrangement with Cardinal Health (the “Forward Order”).  Also during the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 we generated approximately $1.3 million and $5.9 million, respectively, of revenue separate from the Forward Order, from the delivery of products to Cardinal Health to meet immediate demand from end-user hospitals.  Under certain circumstances the Forward Order may negatively impact our 2012 revenues and cash flows.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Factors Affecting Future Results—Cardinal Health Supply Agreement”.

On April 9, 2010 our current President and Chief Executive Officer, co-founder of our wholly-owned operating subsidiary SurgiCount Medical and co-inventor of our Safety-Sponge® System, Brian E. Stewart, filed a Form 13D with the Securities and Exchange Commission (“SEC”) on behalf of himself and certain other shareholders of the Company.  The shareholders represented included two of the Company’s existing directors and the other co-founder of SurgiCount Medical and co-inventor of the Safety-Sponge® System and collectively represented a sufficient number of shares of the Company’s stock outstanding to demand that the Company call a special meeting of stockholders with the express purpose of affecting significant and immediate change by removing five of the then standing directors of the board, including the then President and Chief Executive Officer.  As a direct result of this founder driven shareholder effort, on June 24, 2010, the five designated members of the board of directors resigned and Brian E. Stewart was appointed as President and Chief Executive Officer and as a Director of the Company.  In connection with the resignation of the five directors, the Company entered into a Separation and Mutual General Release with each director (“Directors Release”), which provided that each director would not sue the Company and each gave a waiver of unknown claims and agreed to a two year non-disparagement clause.  In addition, we extended the vesting and exercise periods in certain circumstances with respect to options held by the former directors and officers.

Factors Affecting Future Results

Cardinal Health Supply Agreement

In November 2006, we began an exclusive distribution relationship with Cardinal Health to supply hospitals with our sponge and towel products that have adopted our Safety-Sponge® System.  This original agreement had a term of 36 months, and automatically renewed for successive 12 month periods unless terminated early in accordance with its terms.

In November 2009, we renewed our distribution relationship with Cardinal Health through the execution of a new Supply and Distribution Agreement.  This new agreement had a five-year term to 2014 and names Cardinal Heath as the exclusive distributor in the United States, Puerto Rico, and Canada of the current products used in our proprietary Safety-Sponge® System.  Though Cardinal Health is our exclusive distributor in these geographical areas, the terms of our agreement with Cardinal Health do not limit the sales of our products to only direct customers of Cardinal Health.  Our products are available to every hospital that wishes to purchase them through their existing distribution relationships, whether that is with Cardinal Health or a competitor.  In the event an end user hospital customer of ours does not have a distribution relationship with Cardinal Health, Cardinal Health distributes our products directly to the alternative distributor that works with that hospital.

In connection with the execution of the new agreement in November 2009, Cardinal Health issued a $10.0 million stocking purchase order for products used in our Safety-Sponge® System that called for deliveries of that stocking inventory over a 12-month period (the “Forward Order”).  Cardinal Health paid us $8.0 million as partial pre-payment of the Forward Order, and agreed to pay $2.0 million directly to A Plus to pay for product when A Plus invoices the Company for the Forward Order.  Cardinal Health also agreed to place a second $5.0 million stocking purchase order prior to the end of the third quarter of 2010, based on whether the Company achieved certain conditions, including a minimum targeted customer sales threshold.  Both Cardinal Health and the Company jointly agreed in late 2010 not to go forward with this second stocking purchase order.  Cardinal Health also agreed to maintain normal ordering patterns and volumes for purchasing our Safety-Sponge® products throughout 2010 and not to use any of the inventory delivered under the Forward Order to meet immediate hospital demand.   In late 2010 Cardinal Health requested to change the product mix of the Forward Order.  We agreed to this change, however because the products Cardinal Health requested were not immediately available, Cardinal agreed to take delivery of the remaining inventory on a modified schedule.  As of March 31, 2011 we had delivered approximately $9.5 million of the Forward Order and we anticipate delivering the remaining $0.5 million of Forward Order inventory in the first half of 2011.   The net effect is we did not realize the full $10.0 million of Forward Order revenue in 2010, and we will recognize $1.1 million of Forward Order revenue in 2011.  We anticipate delivering the remainder of the $10.0 million Forward Order by June of 2011.

In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution agreement (the “Amended Supply and Distribution Agreement”).  The Amended Supply and Distribution Agreement revised a number of terms and conditions of the previous agreement, including but not limited to extending the termination date of the agreement from November 19, 2014 to December 31, 2015 and adding certain terms and provisions regarding setting target inventory levels and defining a formula for determining what excess inventory is of our products held by Cardinal Health.   Cardinal Health has agreed to not sell any of the Forward Order inventory until calendar year 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is a more orderly release throughout the 2012 year that more reasonably minimizes its impact to the Company’s sales during 2012.

Because of the delivery of $8.9 million of the Forward Order inventory during 2010, our reported revenues for 2010 of $14.8 million represented significantly more revenue than what otherwise would have been recognized had we filled only orders from Cardinal Health for strictly filling customer demand.  During 2010 we recognized $5.9 million of net revenues from the delivery of inventory to Cardinal Health for fulfilling customer demand, however these revenues do not necessarily reflect actual current hospital customer demand for our products, as these sales are impacted a number of factors, including but not limited to by Cardinal Health’s inventory management practices including how much inventory they chose to maintain throughout their distribution warehouse system and the timing of how they chose to order product (through recurring standing purchase orders, planned inventory reductions, or other factors).

Should Cardinal Health have any excess inventory on January 1, 2012 and begin selling the excess inventory it holds to partially meet customer demand, our reported revenues and cash flows will be negatively affected.  The magnitude this negative impact could have on our 2012 revenue and cash flows will depend on a number of factors, including but not limited to how much excess inventory Cardinal Health actually has on hand in 2012, whether the Company chooses to purchase some or all of this excess inventory, and what our actual sales growth rates are during 2011 and 2012.  Actual sales during 2011 and 2012 will depend on a number of factors, including but not limited to actual end-user demand and Cardinal Health’s estimates of what inventory levels it needs to meet that demand.  Management has no immediate plans to repurchase Cardinal Health’s excess inventory, however we will consider this option should an appropriate opportunity arise.  While we have not provided any estimates of what we expect 2011 or 2012 sales growth to be, in order to prevent a significant negative impact to 2012 revenue, (i) the Company would need to experience substantial growth in the number of hospitals using its products during 2011 and 2012, (ii) the Company would need to buyback any excess inventory from Cardinal Health or (iii) Cardinal Health would need to decide not to use its excess inventory to partially meet customer demand.   If the Company were to buyback excess inventory from Cardinal, it also could have a significant negative impact to earnings, financial position and our liquidity.

Revenues Subject to Significant Variation Due to Cardinal Health’s Ordering Patterns, and Expectations of the Size and Timing of New Customer Hospital Implementations.

Our exclusive distribution agreement with Cardinal Health results in all of our current revenues coming from orders placed by Cardinal Health.  Cardinal Health has discretion in the timing and quantities with the orders they place, subject only to the limits contained in our agreements with them.   As a result, our revenues may not necessarily correlate with the actual growth of our underlying customer base.  In addition, our revenue can be materially impacted by the size of new customer hospital systems being implemented and the expected timing of those implementations by us and our distribution partners.  Size of hospital systems connotes the number of actual hospitals that are a part of the hospital system and the number of surgical procedures that are performed at each hospital.  Implementations with our large hospital system customers like the Mayo Clinic in Rochester or the Cleveland Clinic in 2009 had a material impact on our reported revenue and revenue growth for the year 2009.  The timing of when these larger hospital system implementations are expected to occur also have a significant impact on our annual reported revenue, as both we and our distribution partners need to ensure adequate inventory on hand to accommodate them.  The decision process that our distribution partner Cardinal Health uses in determining when to place orders is complex and subject to significant judgment.  If those judgments prove incorrect, our revenues may be materially adversely impacted.   For example, some of the factors that go into these judgments include, but are not limited to: (i) the size of some new pending and possible customers, (ii) the distribution agreements new pending and possible hospital customers have with their distribution partners, (iii) the multiple formats our products need to be available in (Single Sterile and Bulk Non Sterile), and (iv) the location of the manufacturing facilities of our China based manufacturing partner and the lead times needed in manufacturing our products.  Although growth in the number of hospitals is a relevant general indicator of growth in our business and customer acceptance of our products, it is not necessarily proportional to revenue because of the factors that impact revenue growth, including the number of actual customers represented by the hospitals using our products, the number of procedures such hospitals actually perform, the timing of orders of our products and the other factors described in this prospectus.

Reduction in Hardware Sales – Effect on Revenues and Cost of Revenues.

Prior to the third quarter of 2009, our business model included selling our SurgiCounter™ scanners and related software used in our Safety-Sponge® System to most hospitals that adopted our system.  Beginning with the third quarter of 2009, we modified our business model and began to provide our SurgiCounter™ scanners and related software to all hospitals at no cost when they adopt our Safety-Sponge® System.  Because we no longer engage in direct SurgiCounter™ scanner sales and generally anticipate only to recognize revenues associated with our SurgiCounter™ scanners in connection with reimbursement arrangements we have with Cardinal Health under our agreement with them, SurgiCounter™ scanners  no longer represent a source of revenues for our company. In 2010 and 2009, surgical sponge sales accounted for 100% and 94.0% of our revenues, respectively and sales of hardware accounted for 0% and 6.0%, respectively.  In addition to its effect on our revenue, this change also affected our costs of revenues because rather than recognizing the full product cost for all SurgiCounter™ scanners at the time of shipment in our cost of revenues, we now recognize only the depreciation expense for those SurgiCounter™ scanners provided to hospital clients.  This business model change led to an improvement in our gross margin in the year ended December 31, 2009, and further improvement in 2010.  Going forward, we anticipate that the shift in product mix and anticipated increase in volume of surgical sponge sales will more than offset the effects of including depreciation expense for the scanners in the cost of revenue without having any corresponding scanner revenue.

Results of Operations

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

During the first quarter of 2011 the number of institutions using our products surpassed 65 and the Company lost no customers.  This compares to approximately 49 institutions using our products at the end of the first quarter of 2010.  Although not necessarily proportional to future revenue, the number of hospitals using our products is a good indicator of our underlying business.

Revenues

Total revenue for the quarter ended March 31, 2011 was $2.0 million, which included $0.6 million of revenues from the delivery to our distributor as part of a $10.0 million Forward Order (see Factors Affecting Future Results – Cardinal Health Supply Agreement).  Excluding the effect of this inventory stocking arrangement, revenues for the quarter ended March 31, 2011 would have been $1.3 million.  This compares with total revenues for the quarter ended March 31, 2010 of $2.4 million, which included approximately $1.0 million of revenues from the delivery under the Forward Order.  Excluding the effect of the Forward Order, revenues for the first quarter of 2010 would have been $1.3 million.  Despite multiple additional hospitals using our solution at the end of the first quarter of 2011 as compared to the first quarter of 2010, and losing no customers during that time period, our total revenues for the first quarter of 2011 did not grow as compared to the first quarter of 2010.  Primary contributing factors for this lack of revenues growth despite a larger number of hospitals buying and using our products included: 1) the large amount of revenues from the Forward Order in the first quarter of 2010 as compared to the first quarter of 2011, 2) a negative effect on our reported revenues during the first quarter of 2011 caused by the temporary shutdown of our contract manufacturer during the last week of the quarter  to accommodate an upgrade to their IT system and 3) the effect of certain inventory management practices of our distributor, Cardinal Health, during the first quarter of 2011 (see “Factors Affecting Future Results - Revenues Subject to Significant Variation Due to Cardinal Health’s Ordering Patterns, and Expectations of the Size and Timing of New Customer Hospital Implementations) .

Cost of revenue

Cost of revenues of $1.0 million decreased by $0.1 million or 4% for the first quarter ended March 31, 2011 as compared to cost of revenues of $1.1 million for the same period in 2010.  The primary reason for this decrease was the cost of revenues associated with lower revenues as described above.  In addition, our cost of revenue in the first quarter 2011 were impacted due to a growing number of scanner hardware depreciation resulting from the change in our revenue mix of no longer primarily selling the hardware used with our Safety-Sponge® System (see “— Reduction in Hardware revenue”).  Our cost of revenue as a percentage of revenue decreased to 47% during the first quarter 2011 as compared to 54% in the first quarter 2010. This decline in reported gross margin was primarily attributable to higher non cash depreciation expense in our cost of revenue in the first quarter of 2011 as compared to the first quarter of 2010 as the result of a larger amount of hardware purchased by the Company to support new hospital implementations and higher than normal lower margin hardware purchases during the first quarter of 2011 by certain hospitals who implemented our solution. Our cost of revenue for the first quarter 2011 included depreciation expense and other costs for scanners and related equipment totaling $181 thousand, while our first quarter 2010 cost of revenue included depreciation and costs for scanners and related equipment purchases totaling $57 thousand.  This difference in our cost of revenue reflected the change in our business model with respect to our SurgiCounter™ scanners, where we allow customers to use our hardware at no costs and capitalize them as fixed assets, depreciating them over a three year life. The gross margins realized from the sale of recurring disposable sponge and towel products, the vast majority of our revenue, was 55% and 56% during the first quarters of 2011 and 2010, respectively, reflecting a modest increase in costs that became effective in January 2011.

Gross profit

Gross profit totaled $0.9 million for the quarter ended March 31, 2011, a decrease of $0.4 million, or 27%, compared to gross profit of $1.3 million during the same period in 2010.  The primary factor for the significant decrease in gross profit during the first quarter 2011 as compared to the same quarter in 2010 was lower revenues from the Forward Order to Cardinal Health.  Forward Order revenue during the quarter ended March 31, 2011 was $0.6 million, which generated gross profit of $0.3 million, as compared to Forward Order revenue during the quarter ended March 31, 2010 of $1.0 million, which generated gross profit of $0.6 million,  In addition, our gross profit for the quarter ended March 31, 2011 was $0.1 million lower than the first quarter of 2010 due to the higher cost of revenue related to our scanner hardware, as described above under “cost of revenue”.

Operating expenses

Operating expenses totaled $1.8 million for the quarter ended March 31, 2011, a decrease of $0.9 million, or 34%, compared to $2.7 million of expenses during the same period in 2010.  This reduction in operating expenses mostly reflects the impact of a comprehensive restructuring program implemented by new management during the third quarter of 2010, which was focused on a number of initiatives, including reducing operating expenses and achieving positive operating income and operating cash flow.   Restructuring activities included the elimination of certain job positions, lowering executive and employee cash compensation levels, refining and enforcing expense and travel policies and initiating spend measurement systems and increasing accountability across various functional areas.

Research and development expenses

We had research and development expenses of $29 thousand for the quarter ended March 31, 2011, a decrease of $4 thousand, or 12%, compared to $33 thousand during the same period in 2010.

Sales and marketing expenses

We had sales and marketing expenses of $0.7 million for the quarter ended March 31, 2011, a decrease of $0.4 million, or 34%, compared to $1.0 million during the same period in 2010.  The lower sales and marketing expenses in the first quarter of 2011 as compared to the first quarter of 2011 was primarily a result of the impact of the comprehensive restructuring initiative implemented by new management during the third quarter of 2010.

General and administrative expenses

We had general and administrative expenses totaling $1.1 million for the quarter ended March 31, 2011, a decrease of $0.6 million, or 35%, compared to $1.7 million during the same period in 2010.  The lower operating expenses in the first quarter 2011 as compared the first quarter of 2010 was primarily a result of the impact of the comprehensive restructuring initiative implemented by new management during the third quarter of 2010.

Total other income (expense)

We reported other income of $0.2 million for the quarter ended March 31, 2011, compared to other income of $1.8 million for the quarter ended March 31, 2010.  The largest change between the first quarter of 2011 as compared to the first quarter of 2010 was the mark to market adjustments for the change in fair value of our warrant derivative liability.   During the quarter ended March 31, 2011, our mark to market adjustment for our warrant derivative liability was a gain of $0.2 million, while the change for the quarter ended March 31, 2010 was a gain of $1.7 million or a difference of over $1.5 million.  As discussed above under “Critical Accounting Policies”, our warrants issued from past financings are required to be recorded as a derivative liability and not as equity.   Each reporting period we record increases and decreases in the estimated fair value of the warrants based on fluctuations in the price of our common stock, which trades on the over-the-counter market.  When our stock price increases, it creates a larger liability resulting in other losses, while decreases in our stock price cause the liability to decrease resulting in other income.  During the first quarter of 2010 our stock price decreased significantly resulting in the large gain, while at the end of the first quarter of 2011; our stock price was slightly lower, resulting in the modest $0.2 million gain.

Provision for Income Taxes

We had a $4 thousand tax expense for the three months ended March 31, 2011, compared to a $32 thousand tax benefit for the same period in 2010.

Net income (loss)

For the foregoing reasons, we had net loss of $629 thousand for the three months ended March 31, 2011 compared to net income of $394 thousand for the same period in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

We had total revenue of $14.8 million for the year ended December 31, 2010, an increase of 229% compared to $4.5 million for the same period in 2009.  Our 2010 revenues include approximately $8.9 million of revenues from the partial fulfillment of a $10.0 million Forward Order in accordance with the terms of our exclusive distributor arrangement with Cardinal Health.   Accordingly, the primary factor in our year over year growth was the Forward Order.   Cardinal Health has agreed to not sell any of the Forward Order inventory until calendar year 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is a more orderly release throughout the 2012 year (see “—Factors Affecting Future Results- Cardinal Health Supply Agreement” and “Risk Factors— Cardinal Health’s right to use any excess inventory it holds to partially meet customer demand beginning in January of 2012 could have a material negative impact to our revenues and cash flows”).  Also during 2010, we generated $5.9 million of net revenues from the delivery of inventory to Cardinal Health for fulfilling customer demand, which reflected 31% growth over the comparable $4.5 million of revenue for the same period in 2009.  These 2010 and 2009 revenues do not necessarily reflect actual current hospital customer demand for our products, as these sales are impacted by a number of factors, including but not limited to Cardinal Health’s inventory management practices including but not limited to how much inventory they choose to maintain, the timing of how they chose to order product and their expectations regarding future growth (see “—Factors Affecting Future Results — Cardinal Health Supply Agreement”).  The primary reason causing the 29% increase in revenue was an increase in sales of surgical sponges used in our Safety-Sponge® System due to focused marketing and selling efforts which were successful in achieving a significant number of new hospital customers.  During 2010 we more than doubled the number of hospitals using the Safety-Sponge® System and lost no customers. Although not necessarily proportionally related to future revenue, growth in the number of hospitals using our products is a good indicator of our underlying business.

Cost of revenues

Cost of revenues of $7.3 million increased by $4.6 million or 171% for the year ended December 31, 2010 as compared to cost of revenues of $2.7 million for the same period in 2009.  The primary reason for this increase was the cost of revenue associated with the $8.9 million of Forward Order sales to Cardinal Health as described above, where the cost of revenue totaled $4.4 million.  In addition, $2.9 million of our 2010 cost of revenue related to the $5.9 million of sales to Cardinal Health for fulfilling customer demand, which represented an 8% increase over the equivalent 2009 cost of revenue of $2.7 million, which was also entirely related to sales to Cardinal Health for fulfilling customer demand.  Due to the change in our revenue mix from no longer primarily selling the hardware used with our Safety-Sponge® System (see “— Reduction in Hardware Sales — Effect on Revenues and Cost of Revenues”), our cost of revenue as a percentage of revenue dropped to 49.6% during 2010 as compared to 60.0% in 2009.   Our cost of revenue for 2010 included depreciation expense totaling $302 thousand, while 2009 included costs for scanners and related equipment purchases totaling $254 thousand.  This difference in our cost of revenue reflected the change in our business model with respect to our SurgiCounter™ scanners, where we allow customers to use our hardware at no costs and capitalize them as fixed assets, depreciating them over a three year life.

Gross profit

Gross profit totaled $7.5 million for the year ended December 31, 2010, an increase of $5.7 million, or 315%, compared to gross profit of $1.8 million during the same period in 2009.  The key reasons for the significant increase in gross profit during 2010 was from the Forward Order sales to Cardinal Health which generated gross profit of $4.5 million, and our sales to Cardinal Health related to fulfilling customer demand that generated gross profit of $3.0 million, which was an increase of $1.2 million or 65% compared to 2009’s gross profit of $1.8 million, which was entirely related to sales to Cardinal Health for fulfilling customer demand.  During 2010 we had a significant increase in our gross margin rates, with 2010 gross margin averaging 50.4% as compared to 2009’s average gross margin of 40%.  This significant improvement in gross margin was a combination of improved pricing on our new business as compared to legacy pricing with older customers, along with the Company no longer selling SurgiCounter™ scanners and related hardware equipment beginning in third quarter 2009, and giving them for free to new customers (see “— Overview”).   The hardware was sold in 2009 at margin rates considerably lower than margin we make on sales of sponges and towels.

Operating expenses

Operating expenses totaled $9.6 million for the year ended December 31, 2010, a decrease of $3.0 million, or 23%, compared to $12.6 million of expenses during the same period in 2009.  Operating expenses during the first half of 2010 were $5.7 million which was reduced over 32% to $3.9 million during the second half of 2010.  This reduction in operating expenses in the second half of 2010 is primarily due to the impact of a comprehensive restructuring program implemented by new management during the third quarter of 2010 focused on a number of initiatives, including reducing operating expenses and achieving positive operating income and operating cash flow.  Restructuring activities included the elimination of certain job positions, lowering executive and employee cash compensation levels, refining and enforcing expense and travel policies and initiating spend measurement systems and accountability across various functional areas.

Research and development expenses

We had research and development expenses of $186 thousand for the year ended December 31, 2010, a decrease of $135 thousand, or 42%, compared to $321 thousand during the same period in 2009.  The key reason for the decrease in research and development expenses was by outsourcing the work to third party consultants reducing compensation related expenses.

Sales and marketing expenses

We had sales and marketing expenses of $2.9 million for the year ended December 31, 2010, an increase of $939 thousand, or 49%, compared to $1.9 million during the same period in 2009.  The primary reason for the increase in sales and marketing expense was from significant spending on sales personnel during the first half of 2010.  In the second half of 2010, as a part of new management’s restructuring initiative, we reduced sales headcount significantly and reduced overall spending in order to bring the Company’s operating results to profitability in the third quarter.  Sales headcount was significantly reduced from the first half of 2010 as compared to the second half.

General and administrative expenses

We had general and administrative expenses totaling $6.6 million for the year ended December 31, 2010, a decrease of $3.8 million, or 36%, compared to $10.4 million during the same period in 2009.  The largest item causing lower expenses in 2010 was lower warrant compensation expense of $71 thousand compared to 2009 expense of $3.9 million, when the Company issued 1.2 million warrants to Cardinal Health as a part of the revised Supply and Distribution Agreement finalized with them in November 2009.  There was a significant reduction in spending levels in general and administrative expenses when comparing the second half of 2010 to the first half of the year.  This was the result of new management’s expense restructuring, where general and administrative expense in the third and fourth quarters of 2010 was less than 50% of the first and second quarter expense, even after adjusting out one-time severance costs taken in June 2010.

Total other income (expense)

We reported other income of $3.3 million for the year ended December 31, 2010, compared to other expense of $6.9 million for the year ended December 31, 2009.  The single biggest change between years was the mark to market adjustments for the change in fair value of our warrant derivative liability.  During the year ended December 31, 2010, our mark to market adjustment for our warrant derivative liability was a gain of $2.7 million, while the change for the year ended December 31, 2009 was a loss of $5.6 million or a difference of over $8 million.  As discussed in our Critical Accounting Policies within this prospectus, our warrants issued from past financings are required to be recorded as a derivative liability and not as equity.   Each reporting period we record increases and decreases in the estimated fair value of the warrants based on fluctuations in the price of our common stock, which trades on the over the counter market.  When our stock price increases, it creates a larger liability resulting in other losses, while decreases in our stock price cause the liability to decrease resulting in other income.  During 2010 our stock price decreased significantly.

In addition, for the year ended December 31, 2010, the Company reported a gain of $893 thousand resulting from the extinguishment of a $1.4 million convertible debenture liability owed to Ault Glazer Capital Partners, in exchange for issuing 500,000 shares of our common stock and certain other agreements (see “Business—Legal Proceedings”).  Also during the year ended December 31, 2010 the Company recorded an impairment change of 667 thousand reducing the carrying value of our Alacra investment. During the year ended December 31, 2009, our other expense included $588 thousand of amortization of debt discount expense and a $538 thousand loss on the extinguishment of debt, both relating the December 2009 payment in full of senior secured notes issued in January 2009.  Because the Company repaid the notes in full, we had to accelerate the amortization of the remaining debt discount originally recorded in January 2009 when the related notes and warrants were first issued.

Net income (loss)

For the year ended 2010, we had net income of $1.8 million as compared to a net loss of $17.6 million reported for the year ended 2009, representing an improvement of $19.4 million.  The primary contributors of this improvement in 2010 net income as compared to 2009 were increased operating income of $8.6 million from the improved gross profit largely due to the significant Forward Order revenue and lower operating expenses described above, the favorable change during the year in the fair value of our warrant derivative liability of $2.7 million, the $893 thousand gain on the extinguishment of debt this year compared to a $538 thousand loss on extinguishment of debt realized last year (resulting in $1.4 million of 2010’s net income improvement), and an increase in our tax benefit between years of $679 thousand.

Financial Condition, Liquidity and Capital Resources

We had cash and cash equivalents of $6.1 million at March 31, 2011 compared to $1.9 million at December 31, 2010, and total current liabilities of $3.1 million at March 31, 2011 compared to $6.0 million at December 31, 2010.   As of March 31, 2011 we had a working capital of approximately $4.6 million, of which $452 thousand and $781 thousand are associated with deferred revenue relating to the partial prepayment from Cardinal Health and the warrant derivative liability, respectively. We believe our sources of funding will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months. For periods beyond 12 months, although we do not have any plans to do so, we may seek additional financing to fund future operations through future offerings of equity or through agreements with corporate partners with respect to the development of our technologies and products. However, we can offer no assurances that we will be able to obtain additional funds on acceptable terms, if at all. We continue to evaluate our need to increase liquidity. See “Risk Factors” for additional information that could impact our liquidity and capital resources.

On March 29, 2011 and March 30, 2011, we closed a private placement financing raising $7.1 million in gross proceeds through the issuance of 9.48 million shares of our $0.33 par value common stock at a selling price of $0.75 per share.  The proceeds from the offering have been, and will continue to be used for general corporate purposes, including paying down existing company liabilities and to invest in new initiatives to increase market penetration of our Safety-Sponge® System to hospitals throughout the U.S. and world-wide.

Operating activities

The Company used $2.6 million of net cash from operating activities in the three months ended March 31, 2011.  This included the payment of $2.2 million to our contract manufacturer, A Plus International, to pay for amounts past due to them from previous periods which we made upon the receipt by us of proceeds of a private placement closed on March 29, 2011 and March 30, 2011.  Non-cash adjustments to reconcile net income to net cash used in operating activities plus changes in operating assets and liabilities used $2.1 million of cash for the three months ended March 31, 2011.  These significant non-cash adjustments primarily reflect the stock and warrant based compensation to employees and directors and adjustments to reflect the change in fair value of our warrant derivative liability, along with activity relating to shipments to Cardinal Health related to the Forward Order.

The Company generated negative cash flow from operations of $4.9 million for the year ended 2010, as compared to $3.1 million of positive cash flow from operations for the year ended December 31, 2009.   Key reasons causing this $8.0 million negative change in cash flow from operations between years were: (i) net income changed by a positive $19.3 million when comparing net income of $1.8 million for the year ended 2010 to the net loss of $17.5 million for 2009, (ii) the non-cash adjustments reflected $0 warrants being issued in 2010 as compared to $3.8 million of warrants being issued during 2009 causing a negative $3.8 million change in cash flow between years, (iii) the change in fair value of warrant derivative liabilities changed by a negative $8.2 million given it was a use of cash of $2.7 million in 2010 but was a source of cash of $5.6 million in 2009, and (iv) the deferred revenue current liability balance decreased by $14.7 million between years given it was a source of $8.1 million of cash in 2009 but was a negative use of cash of $6.6 million during 2010.

Investing activities

The Company used $81 thousand of net cash in investing activities during the three months ended March 31, 2011, primarily for the purchase of scanners and related hardware used in our Safety-Sponge® System.

The Company used $868 thousand and $411 thousand of net cash in investing activities for the years ended December 31, 2010, and 2009 respectively, primarily for the purchase of scanners and related hardware used in our Safety Sponge® Systems.

Financing activities:

The Company generated $6.9 million of net cash from financing activities in the three months ended March 31, 2011, primarily from the net proceeds of the $7.1 million private placement, offset by the payment of preferred stock dividends and such stock issuance costs.

Series B Convertible Preferred Stock Offering

As discussed in the “Business — 13D Event and Subsequent Restructuring” in this prospectus, on June 24, 2010 the Company issued 60,500 shares of $1 par value, $100 stated value Series B preferred convertible shares (a small amount of such shares were issued subsequently on December 6, 2010).

2009 Financing

During 2009, the Company generated $456 thousand of net cash from financing activities during the year ended December 31, 2009, primarily from the issuance of common stock and warrants, offset by the December 2009 repayment of a significant amount of our outstanding indebtedness, as described in the “—Description of Indebtedness.”.

Description of Indebtedness

At March 31, 2011, we had no debt outstanding.   As discussed below, we settled our only indebtedness of $1.4 million pertaining to the Ault Glazer Capital Partners LLC in December 2010, and $3.2 million of other debt held by the Company was paid down during 2009.

Ault Glazer Capital Partners, LLC

In December 2010, Ault Glazer Capital Partners filed a lawsuit naming the Company along with a number of other third parties regarding the Note Documents described in “Business—Legal Proceeding”.  As discussed in “Business—Legal Proceeding”, the Company reached agreement with AGCP in December 2010.

December 2009 Debt Reduction

In December 2009, following receipt of the $8.0 million payment from Cardinal Health in connection with its $10.0 million  advance Forward Order (see “Factors Affecting Future Results—Cardinal Health Supply Agreement”), management used approximately $3.4 million to repay in full the principal and related accrued interest on: i) the senior secured notes issued in January 2009, and ii) the two outstanding promissory notes issued in favor of the Herbert Langsam Irrevocable Trust and a discount convertible debenture issued to David Spiegel.  During the year ended December 31, 2009, the Company incurred interest expense of $219 thousand on the senior secured notes, $69 thousand on the Langsam promissory notes, and $15 thousand on the Spiegel debenture.

Investments

At December 31, 2010 and 2009, we had an investment in preferred stock of Alacra Corporation, with a carrying value of $0 and $667 thousand, respectively, which represented 0.0% and 5.8% of our total assets at December 31, 2010 and 2009, respectively.  In December 2007, the Company received proceeds of $333 thousand from Alacra for the redemption of one-third of our initial $1 million investment.  In accordance with the terms of our investment, we have exercised our right to put back our remaining preferred stock to Alacra, and based on discussions with Alacra management, we were anticipating redemption and payment of funds in the fourth quarters of 2009 and 2010, respectively.  There is no readily determinable fair market value of this Alacra preferred stock, so we account for this investment under the cost method. We have determined that the investment was fully impaired during the fourth quarter of 2010, and as such, we recorded a non-cash other-than-temporary impairment charge of $667 thousand after the value of this security significantly declined as Alacra management failed to make any redemption payments for the last three years and has provided no reasonable assurances as to their ability or plans on doing so in the future.  Management plans to pursue all legal remedies available to it in order to obtain performance from Alacra of its redemption obligations of our Alacra preferred stock.   For additional information relating to this investment, see “Business - Investments” and Note 8 to our consolidated financial statements in this prospectus.

Sources of Revenues and Expenses

Revenues

Revenue related to surgical products is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, when collectability is reasonably assured and when risk of loss transfers, usually when products are shipped. Advanced payments are classified as deferred revenue and recognized as product is shipped to the customer. When the company receives any reimbursement related to hardware implementations, hardware revenue is recognized on a straight-line basis over the life of the customer contract, while the cost of the hardware equipment is carried in hardware equipment within property, plant and equipment and depreciated over its estimated useful life.  Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.  Revenue is recorded net of any discounts or trade-in allowances given to the buyer.

Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.  The Company records shipping and handling costs charged to customers as revenue and shipping and handling costs to cost of revenue as incurred.  Revenue is reduced for any discounts or trade in allowances given to the buyer

Cost of revenues

Our cost of revenues consists primarily of our direct product costs for surgical sponges and towels from our exclusive third-party manufacturer, A Plus.  We also include a reserve expense for obsolete and slow moving inventory in the cost of revenues.  In addition, when we provide scanners and other related hardware to hospitals for their use at no cost (rather than sell these), we include only the depreciation expense of the scanners in cost of revenues over the three year estimated useful life of the scanners.  In rare cases where we sell the scanners to hospitals, our cost of revenue includes the full product cost when shipped.

Research and development expenses

Our research and development expenses consist of costs associated with the design, development, testing and enhancement of our products.  These expenses in 2010 are almost entirely consultant related expenses for fees paid to external service providers supporting our product development programs, and in 2009 these expenses included a combination of consultant related expenses and salary and related employee benefit costs for a full time employee.

Sales and marketing expenses

Our sales and marketing expenses consist primarily of salaries and related employee benefits, sales commissions and support costs for our sales employees, along with travel, education, trade show, professional service fees for use of outside consultants and various marketing costs, including the use of nurse and technical consultants to support our new customer implementations and client training.

General and administrative expenses

Our general and administrative expenses consist primarily of salaries and related employee benefits for corporate and support employees, professional service fees, expenses related to being a public entity, and depreciation and amortization expense.

Total other income (expense)

Our total other income (expense) primarily reflects changes in the fair value of warrants classified as derivative liabilities.  Under applicable accounting rules (discussed under “—Critical Accounting Policies—Warrant Derivative Liability”), we are required to make estimates of the fair value of our warrants each reporting period, and to record the change in fair value each period in our statement of operations.  As a result, changes in our stock price from period to period result in other income (when our stock price decreases) or other expense (when our stock price increases) in our income statement.  Other significant items recorded as other income (expense) in 2010 include recording a gain on the extinguishment of debt related to Ault Glazer Capital Partners (see “Business – Legal Proceedings”) along with an impairment charge recorded for the write down of our investment in Alacra, as described in the Note 8 to our consolidated financial statements in this prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements.  Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates.  For additional information relating to these and other accounting policies, see Note 3 to our consolidated financial statements in this prospectus.

Revenue Recognition

Revenue related to surgical products is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, when collectability is reasonably assured and when risk of loss transfers, usually when products are shipped. Advanced payments are classified as deferred revenue and recognized as product is shipped to the customer. Reimbursements related to scanners and related equipment provided to hospitals are recognized on a straight-line basis over the expected term life of the related customer contract, while the cost of the scanners and related equipment is carried in hardware equipment within property, plant and equipment and depreciated as a component of cost of sales over its estimated useful life.  Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.  The Company records shipping and handling costs charged to customers as revenue and shipping and handling costs to cost of revenue as incurred.  Revenue is recorded net of any discounts or rebates given to the buyer.

Warrant Derivative Liability

Under applicable accounting guidance, an evaluation of outstanding warrants is made to determine whether warrants issued are required to be classified as either equity or a liability.  Because certain warrants were issued in connection with past financings that contain certain provisions that may result in an adjustment to their exercise price, we classify these warrants as derivative liabilities, and accordingly, we are then required to estimate the fair value of these warrants, at the end of each quarterly reporting period.  We use a binomial lattice option-price model to estimate such fair value, which requires the use of numerous assumptions, including, among others, expected life (turnover), volatility of the underlying equity security, a risk-free interest rate and expected dividends.

Goodwill

Our goodwill represents the excess of the purchase price over the estimated fair values of the net tangible and intangible assets of SurgiCount Medical, Inc., which was acquired in February 2005. We review our goodwill for impairment at least annually in the fourth quarter, as well as whenever events or changes in circumstances indicate that its carrying value may be impaired.  We are required to perform a two-step impairment test on goodwill.  In the first step, we will compare the fair value to its carrying value.  If the fair value exceeds the carrying value, the goodwill is not considered impaired and we are not required to perform further testing.  However, if the carrying value exceeds the fair value, then we must perform the second step of the impairment test in order to determine the implied fair value of our goodwill and record an impairment loss equal to the difference.  Determining the implied fair value involves the use of significant estimates and assumptions.  These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables.  We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.  Actual future results may differ from those estimates.  To the extent additional events or changes in our circumstances occur, we may conclude that a non-cash goodwill impairment charge against earnings is required, which could be material and could have an adverse effect on our financial condition and results of operations.

Stock-Based Compensation

We recognize compensation expense in an amount equal to the estimated grant date fair value of each option grant, or stock award over the estimated period of service and vesting.  This estimation of the fair value of each stock-based grant or issuance on the date of grant involves numerous assumptions by management.  Although we calculate the fair value under the Black Scholes option pricing model, which is a standard option pricing model, the model still requires the use of numerous assumptions, including, among other things, the expected life (turnover), volatility of the underlying equity security, a risk free interest rate and expected dividends.  The model and assumptions used also attempt to account for changing employee behavior when the stock price changes, and capture the observed pattern of increasing rates of exercise as the stock price increases.  The use of different values by management in connection with assumptions used in the Black Scholes option pricing model could produce substantially different results.

Impairment of Long-Lived Assets

Our management reviews our long-lived assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  We recognize an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount.  If an asset is considered to be impaired, the impairment charge to be recognized is measured by the amount of difference between the recorded carrying value of the asset versus its fair value.  Considerable judgment is necessary to estimate the fair value of the assets and accordingly, actual results can vary significantly from such estimates.  Our most significant estimate and judgment used when measuring whether there is an impairment to our long-lived assets includes the timing and amount of projected future cash flows.

Accounting for Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting.  Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates.  Future tax benefits are subject to a valuation allowance when management is unable to conclude that our deferred tax assets will more-likely-than-not be realized in future results of operations.  Our estimate for the valuation allowance for deferred tax assets requires management to make significant estimates and judgments about projected future operating results.  If actual results differ from these projections or if management’s expectations of future results change, it may be necessary to adjust the valuation allowance.

Since January 1, 2007, we have measured and recorded uncertain tax positions in accordance with accounting guidance as codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Income Taxes (formerly FIN 48) that took effect on such date that prescribe a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Accordingly, we now only recognize (and continue to recognize) tax positions meeting the more-likely-than-not recognition threshold (or that met such a threshold on the effective date).  Accounting for uncertainties in income tax positions involves significant judgments by management.  If actual results differ from management’s estimates, we may need to adjust the provision for income taxes in both the current and prior periods.

Recent Accounting Pronouncements

In January 2010, the FASB released Accounting Standards Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurement. The update requires the Company to (a) disclose significant transfers in and out of Levels One and Two, in addition to transfers in and out of Level Three and (b) separately disclose purchases, sales, issuances, and settlements of our Level Three securities. Additionally, ASU 2010-06 clarifies the information we currently disclose regarding our valuation techniques, inputs used in those valuation models, and the level of detail at which fair value disclosures should be provided. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation of the Level Three activity, which is effective for interim and annual periods beginning after December 15, 2010.  The Company adopted the applicable provisions of ASU 2010-06 as of January 1, 2010 with no material impact on its consolidated financial statements. The Company does not expect that its adoption of the remaining provisions of ASU 2010-06 in the first quarter of 2011 will have a material impact on its consolidated financial statements.  See Note 14 of our consolidated financial statements in this prospectus for discussion of fair value measurements.

In February 2010, the Financial Accounting Standards Board (“FASB”) issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). ASU 2010-09 reiterates that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued but eliminates the required disclosure of the date through which subsequent events have been evaluated. The updated guidance was effective upon issuance and its adoption did not have an impact on the Company’s consolidated financial statements.

In December 2010, the FASB released Accounting Standards Update 2010-28 (“ASU 2010-28”), Intangibles-Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  The update requires a company to perform Step 2 of the goodwill impairment test if the carrying value of the reporting unit is zero or negative and adverse qualitative factors indicate that it is more likely than not that a goodwill impairment exists.  The qualitative factors to consider are consistent with the existing guidance and examples in Topic 350, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The requirements in ASU 2010-28 are effective for public companies in the first annual period beginning after December 15, 2010.  ASU 2010-28 is not expected to materially impact the Company’s consolidated financial statements.

Other accounting standards and exposure drafts, such as exposure drafts related to revenue recognition, lease accounting, loss contingencies, comprehensive income and fair value measurements, that have been issued or proposed by the FASB or other standards setting bodies that do not require adoption until a future date are being evaluated by the Company to determine whether adoption will have a material impact on the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2010 and through March 31, 2011, we had no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth information concerning our directors as of April 15, 2011. Biographical information regarding each of the members of our board of directors (our “Board”) is included below the table.

Name	Age	Position
John P. Francis	45	Director
Louis Glazer, M.D. Ph.G.	79	Director
Brian E. Stewart	39	Director, President and Chief Executive Officer
Herbert Langsam	79	Director
Wenchen Lin	56	Director

John P. Francis Mr. Francis was appointed as a director on November 26, 2007, in accordance with the terms of a Securities Purchase Agreement dated October 17, 2007 by and between us and Francis Capital Management, LLC. Mr. Francis has served as Managing Member of Francis Capital Management, LLC, an investment management firm specializing in small capitalization equities, since 2000. Mr. Francis has more than 20 years of experience in investment management, finance and accounting. Mr. Francis earned his bachelor’s degree in economics from UCLA and MBA from the UCLA Anderson School of Management. Mr. Francis’ qualifications to serve as a director include his financial, business and accounting experience.

Louis Glazer, M.D. Ph.G. Dr. Glazer was appointed as a director on October 22, 2004, in accordance with the terms of our Series A Preferred Stock. From 2004 to 2006, Dr. Glazer served in various positions at our company, including Chairman of the Board, Chief Executive Officer, Vice-Chairman and Chief Health and Science Officer, overseeing the development of our Safety-Sponge® System. For over 25, years, until 2002, Dr. Glazer served as the chief anesthesiologist and medical director for the Vitreo-Retinal Clinic in Memphis, Tennessee. Prior to that, Dr. Glazer taught obstetrics anesthesia at the University of Tennessee, while practicing anesthesiology at numerous hospitals in Memphis, Tennessee. He served on the Executive Council of the Center for Patient Safety Research and Practice at Harvard Medical School and the Brigham and Women’s Hospital in Boston, MA. Dr. Glazer received his B.S. in pharmacy from the University of Oklahoma and his M.D. from the University Of Bologna School Of Medicine in Italy. Dr. Glazer’s qualifications to serve as a director include his experience as a physician.

Brian E. Stewart Mr. Stewart was elected as our President and Chief Executive Officer and as a director in June 2010. Mr. Stewart is the co-founder of our principal operating company SurgiCount Medical, Inc. and is the co-inventor of our Safety-Sponge® System. Mr. Stewart previously served as our Vice President of Business Development from January 2009 through to March 2010. Previously, Mr. Stewart worked in the investment banking division of Credit Suisse from 2007 to 2009 and CIBC World Markets from 2002 to 2007. In addition, to his investment banking and entrepreneurial experience, Mr. Stewart’s previous experience includes working with Strome Investment Management, a hedge fund in Santa Monica, CA.   Mr. Stewart received his MBA from the UCLA Anderson School of Management at UCLA and his bachelor’s degree in economics from UCLA, where he graduated Phi Beta Kappa and Summa Cum Laude. Mr. Stewart’s qualifications to serve as a director include that he is our Chief Executive Officer, co-inventor of our core product offering and the co-founder of our principal operating company.

Herbert Langsam Mr. Langsam was appointed as a director on October 22, 2004, in accordance with the terms of our Series A Preferred Stock. Since 1999, Mr. Langsam has also served as president of Medicare Recoveries, Inc., a private company located in Oklahoma City, Oklahoma, focused on providing Medicare claims and recovery services. Mr. Langsam served as a member of the board of trustees for the Geriatric Research Drug Therapy Institute and as an adjunct professor at the University of Oklahoma Pharmacy School. Previously, Mr. Langsam was the founder, president and chief executive officer of Langsam Health Services, a conglomerate of health care companies that serviced 17,000 long-term care residents, which was acquired by Omnicare, Inc. in 1991. Mr. Langsam also served as the vice president of pharmacy services for Omnicare, Inc. following its acquisition of Langsam Health Services.   Mr. Langsam received his B.S. in pharmacy from the University of Oklahoma. Mr. Langsam’s qualifications to serve as a director include his experience in the medical industry.

Wenchen Lin Mr. Lin was appointed as a director on March 28, 2007, in accordance with the terms of a Subscription Agreement dated January 29, 2007 by and between our company and A Plus International Inc. (“A Plus”). Mr. Lin has almost twenty years of experience as the President and founder of A Plus, a manufacturer producing a variety of surgical dressings, film and plastic products and servicing the custom procedural tray industry on cotton textile products. Mr. Lin began his career serving in executive positions in large trade and shipping companies, such as Trade Diversified, Inc. and Brother Trucking Co. and has substantial knowledge and experience in overseas factories, trade, transport and distribution. Mr. Lin received his MBA from Ohio University and his accounting degree from Taiwan Suzhou University.  Mr. Lin’s qualifications to serve as a director include his experience in the medical supply industry.

Executive Officers

As of April 15, 2011 we have two Executive Officers, Brian E. Stewart, our President and Chief Executive Officer, and David Dreyer, our Chief Financial Officer, Executive Vice President and Secretary.  The information regarding Mr. Stewart is included above (see “–Board of Directors”).

David C. Dreyer, age 53, has served as our Chief Financial Officer and Secretary, since joining us in October 2010.  Previously, Mr. Dreyer was Chief Financial Officer at Alphastaff Inc. from August 2009 through September 2010, and was Chief Financial Officer, and Treasurer at AMN Healthcare, Inc. from August 2004 through August 2009.  Alphastaff was the fourth largest professional employment outsourcing company in the United States during Mr. Dreyer’s tenure, and AMN Healthcare was the U.S. leader in healthcare staffing, with revenue in 2008 of $1.2 billion.  He managed over one hundred employees at AMN Healthcare in his role overseeing finance, accounting, tax, investor relations, treasury, payroll operations, and risk management.  Prior to AMN Healthcare, Mr. Dreyer was Chief Financial Officer at Sicor, Inc., a specialty pharmaceutical company headquartered in Irvine, CA with operations in Mexico, Switzerland, Italy, China and Lithuania.  He led the sale of Sicor Inc. to Teva Ltd. for $3.4 billion in January 2004.  Mr. Dreyer received a BS in Accounting from Golden Gate University in San Francisco where he graduated Magna Cum Laude, and he has been a licensed Certified Public Accountant in California since 1986.

Code of Business Conduct and Ethics

Each of our executive officers and directors, as well as all of our employees (including our Chief Executive Officer, principal financial officer, principal accounting officer, controller and persons performing similar functions) are subject to our Code of Business Conduct and Ethics, which was adopted by our board of directors on November 11, 2004.

Printed copies of our Code of Business Conduct and Ethics are also available upon written request to the Chief Financial Officer, Patient Safety Technologies, Inc., c/o Chief Financial Officer, 2 Venture Plaza, Suite 350, Irvine, CA 92618.

Board of Directors Acting as our Audit Committee

Our entire board of directors serves as our audit committee. Our board of directors in its capacity as our audit committee review our financial reporting process.

Audit Committee Financial Expert

Our Board has determined that John Francis is an “audit committee financial expert,” within the meaning of SEC rules.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid by us for the years indicated to:

•	the individuals who served as our Chief Executive Officer during the year ended December 31, 2010;

•	the individual who served as our Chief Financial Officer during the year ended December 31, 2010;

•	the individual who served as our Chief Operating Officer during the year ended December 31, 2010, which was our only other executive officer serving as of December 31, 2010.

These 4 individuals are referred to as our “named executive officers.”

Name and principal position (1)	Year	Salary ($)(2)	Bonus ($)	Warrant And Stock option ($)(3)	Non-equity Incentive Plan Compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation ($) (4)	Total (4)
Brian E. Stewart	2010	161,016	—	1,162,500	—	—	12,427	1,335,943
President, Chief Executive Officer and director	2009	—	—		—	—	—	—

Steven H. Kane	2010	157,708	—	—	—	—	549,793	707,501
Former Chief Executive Officer	2009	234,982	—	1,400,000	—	—	6,344	1,641,326

David Dreyer	2010	37,179	—	249,975	—	—	—	287,154
Chief Financial Officer, Treasurer and Secretary	2009	—	—	—	—	—	—	—

John Hamilton	2010	72,933	—	—	—	—	—	72,993
Chief Operating Officer	2009	—	—	—	—	—	—	—

 (1) Mr. Stewart was elected as our Chief Executive Officer and as a director on June 24, 2010. During 2009 and through March, 2010, Mr. Stewart served as our Vice President of Business Development. From March, 2010 until his election as our Chief Executive Officer on June 24, 2010, Mr. Stewart was not employed by us. Mr. Kane resigned as our Chief Executive Officer effective June 24, 2010. Mr. Hamilton resigned as our Chief Operating Officer effective February 1, 2011.

(2) For Mr. Kane 2009 includes $38,000 of compensation for services paid as a director prior to his appointment as our Chief Executive Officer, which as of the end of 2009 had been accrued but not paid, and $47,449 of accrued wages, which had not been paid as of the end of 2009.

(3) Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for the warrants and stock option awards granted to our named executive officers for the periods presented. For additional information regarding the assumptions used in determining the fair value of option awards using the Black-Scholes pricing model, see Note 15 to our consolidated financial statements appearing elsewhere in this prospectus.

(4) For Mr. Stewart, includes accrued vacation paid out to him related to his departure as our Vice President of Business Development in March of 2010. For Mr. Kane, includes reimbursement for a health care plan, as he was entitled to receive reimbursement for health care benefits outside of our standard plans under his employment agreement. In addition, for Mr. Kane for 2010, includes the following severance amounts which were agreed to in connection with his resignation on June 24, 2010: (i) $325,000, which is to be paid over the 12 months following his resignation and (ii) $224,793 which was paid in a lump sum as payment in full for all accrued director fees and salary, accrued vacation, and other severance benefits.

Narrative Discussion of Summary Compensation Table

Employment Agreements and Severance Agreements

Brian E. Stewart

We are party to an employment agreement with Mr. Stewart, which became effective on November 15, 2010, pursuant to which he serves as our President, Chief Executive Officer and a director. The term of the Agreement is three years from the effective date and automatically extends for additional one-year terms thereafter unless either party delivers written notice of non-extension to the other party at least 90 days prior to the extension of the term. Mr. Stewart’s annual base salary is $200,000, to be increased to $245,000 for the remainder of the term upon a positive operating income determination (as specifically defined in the agreement). He is also eligible to participate in our executive bonus plan, under which the minimum target bonus opportunity is 25% of his annual base salary, and in any stock option, restricted stock, stock appreciation rights and other equity compensation plan or program sponsored by us or our affiliates on the same terms and conditions generally applicable to our executives. In addition, he is generally entitled to participate in all other incentive, savings and retirement plans, health and welfare plans, practices, policies and programs sponsored by us or our affiliates on the same terms and conditions as generally applicable to our executives.

The agreement provided for a stock option grant to Mr. Stewart for 2,000,000 shares of our common stock with an exercise price of $0.80 per share, 500,000 of which vested as of the date of the grant and 250,000 of which will become vested and exercisable on May 15, 2011. The remaining shares will vest over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on November 15, 2014.

If Mr. Stewart is terminated by us with or without “cause”, including for “disability” or if he resigns for any reason, including “good reason” (each as defined in the agreement), then upon compliance with customary post-employment conditions, he will be entitled, in addition to typical earned but unpaid compensation and benefits, to : (a) 12 months of his annual base salary then in effect, (b) monthly payment equal to the cost of COBRA coverage for him (and if applicable his spouse and dependents) until the earlier of his becoming an employee of another entity and the 12 month anniversary of his termination or resignation, (c) if his termination or resignation occurs before September 1, 2011, vesting with respect to 1,000,000 shares of his option (offset by previously vested shares) and (d) 12 months to exercise any vested options. In addition, upon consummation of a capital transaction (as defined in the agreement) his option described above will immediately vest. In the event of his death, his estate will be entitled to receive only typical earned but unpaid compensation and benefits as of the date of his death.

David Dreyer

We are party to an employment agreement with Mr. Dreyer, which became effective as of October 22, 2010, pursuant to which he serves as our Chief Financial Officer and Vice President. The term of the agreement is three years from the effective date, and automatically extends for additional one-year terms thereafter unless either party delivers written notice of non-extension to the other party at least 90 days prior to the extension of the term. Mr. Dreyer’s annual base salary will be $200,000 to be increased to $240,000 for the remainder of the term should we generate positive operating income (as specifically defined in the agreement) for two consecutive fiscal quarters. He is also eligible to participate in our executive bonus plan, under which the minimum target bonus opportunity is 25% of his annual base salary and in any stock option, restricted stock, stock appreciation rights and other equity compensation plan or program sponsored by us or our affiliates on the same terms and conditions generally applicable to our executives. In addition, he is generally entitled to participate in all other incentive, savings and retirement plans, health and welfare plans, practices, policies and programs sponsored by us or our affiliates on the same terms and conditions as generally applicable to our executives.

The agreement provided for a stock option grant to Mr. Dreyer for 450,000 shares of our common stock with an exercise price of $0.75 per share, of which 100,000 vested on April 22, 2011 and the remainder vest over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on October 22, 2014.

If Mr. Dreyer is terminated by us without “cause” or if he resigns for “good reason” (each as defined in the agreement), then upon his compliance with customary post-employment conditions, he will be entitled, in addition to typical earned but unpaid compensation and benefits, to: (i) six months of severance payments based on his annual base salary at such time and (ii) continued medical and welfare benefits and continued vesting of his stock options for the time period for which he is entitled to payment described in subsection (i). These same benefits, scaled to a three month period, are generally available to him or his estate in the event of Mr. Dreyer’s disability or death (with an additional three months of stock option vesting in the latter case).

In addition, upon consummation of a change of control (as defined in the agreement) all of his unvested stock options and unvested deferred compensation will immediately vest.

Steven Kane

We entered into an employment agreement with Mr. Kane on May 7, 2009, pursuant to which he served as our President and Chief Executive Officer. Mr. Kane resigned from his positions with us effective June 24, 2010.

Mr. Kane received an initial annual base salary of $325,000 and was eligible to receive an incentive bonus each fiscal year in the amount of not less than 25% of his annual base salary for such year, with the payment of such bonus based on Mr. Kane’s achievement of performance objectives established by our Board each fiscal year. He was entitled to participate in any stock option, restricted stock, stock appreciation rights and other equity compensation plan or program sponsored by us our affiliates on the same terms and conditions generally applicable to our executives and was generally entitled to participate in all other incentive, savings and retirement plans, health and welfare plans, practices, policies and programs sponsored by us or our affiliates on the same terms and conditions as generally applicable to our executives. Pursuant to the agreement, we granted Mr. Kane incentive stock options to purchase 2,000,000 shares of our common stock at an exercise price of $0.75 per share. 250,000 of the shares subject to the option vested on November 7, 2009, with the remaining shares vesting over a 42 month period at the rate of 1/48th of the total shares per month.

In connection with Mr. Kane’s resignation, effective as of June 24, 2010, we entered into a Separation Agreement and Mutual General Release (the “Kane Release”) with Mr. Kane and certain other signatories (including Brian Stewart, John P. Francis, John P. Francis’ affiliated entities (Francis Capital Management, Catalysis Partners, LLC, and Catalysis Offshore, Ltd.), Wenchen Lin, A Plus International, Inc., and other stockholder members of the group that filed a certain Schedule 13D in respect of our company on April 16, 2010). The Kane Release confirmed that his termination was considered a termination “without cause” for purposes of determining payments and benefits under his employment agreement and that he would receive the severance and benefits he is entitled to under such agreement for a termination “without cause,” provided that he waived his rights to any bonus payment, or payment for excise taxes. The Kane Release provides for a general mutual release of any and all claims occurring on or prior to resignation date and related to, involving or arising out of any act occurring prior to the execution of the Kane Release, as well as a waiver of unknown claims, a two year mutual non-disparagement clause, expiration extensions on certain stock options, and an 18-month “standstill” agreement whereby Mr. Kane agreed not to solicit proxies in regard to our company or acquire alone or with a group, beneficial ownership of more than 1% of our total outstanding shares (disregarding any shares acquired upon the exercise of options).

In connection with Mr. Kane’s resignation he received, in cash, an aggregate of $224,793 as specified above and also received a severance amount equal to his annual salary of $325,000, which is being paid over 12 months from the date of his resignation.

John Hamilton

We entered into an employment agreement with Mr. Hamilton effective as of August 9, 2010 pursuant to which he was to serve as our Chief Operating Officer and Vice President. Mr. Hamilton resigned from his positions with us effective February 1, 2011.

The term of the agreement was three years from the effective date, with automatic extensions for additional one-year terms thereafter unless either party delivered a specified advance written notice. The agreement provided for an annual base salary of $185,000, to be increased to $210,000 for the remainder of the term if our total operating income reached zero or greater for two consecutive fiscal quarters, as well as certain bonus opportunities which were not triggered. We granted him a stock option for 375,000 shares of our common stock at an exercise price of $0.75 per share, of which 93,750 would have vested on the six-month anniversary of the effective date, with the remaining shares to have vested over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on the fourth anniversary of the effective date.

In the event of a termination of Mr. Hamilton without “cause” or a resignation by him for “good reason”, in addition to typical earned but unpaid compensation and benefits he would have been entitled to receive continued medical benefits, vesting of stock options, and severance payments based on his annual base salary at the time, all for a period of between three and six months, depending on the length of his employment with us. Upon termination of Mr. Hamilton with cause or resignation by him for other than good reason, he would have been entitled to only all accrued but unpaid compensation. No shares under his stock option were vested upon Mr. Hamilton’s resignation and accordingly the entire option was forfeited. No severance payments were made to Mr. Hamilton in connection with his resignation.

Outstanding Equity Awards at December 31, 2010

We do not have any outstanding stock awards. We also do not have outstanding any unearned awards. The following table sets forth the outstanding warrant and stock option awards held by our named executive officers at December 31, 2010.

	Warrant and Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	options or	options or	Option or
	Warrants	warrants	warrant	Option or warrant
Name	(#) Exercisable	(#) Unexercisable (1)	exercise price	expiration date
Current executive officers:

Brian E. Stewart	750,000	1,250,000	$0.80	11/15/2020
Director, President and Chief Executive Officer

Steven H. Kane	200,000	—	$1.25	4/16/2015
Former Chief Executive Officer	791,667	250,000	$0.75	9/24/2011

David Dreyer Chief Financial Officer, Treasurer and Secretary	—	450,000	$0.75	10/22/2020

John Hamilton	—	325,000	$0.75	8/9/2020
Chief Operating Officer

(1) For Mr. Stewart’s stock option grant for 2,000,000 shares of our common stock, 500,000 of which vested as of the date of the grant and 250,000 of which vested and became exercisable on December 22, 2010. The remaining 1,250,000 shares will vest over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on November 15, 2014. Mr. Dreyer’s stock option grant for 450,000 shares of our common stock, of which 100,000 will vest on April 22, 2011 and the remainder vest over a 42-month period at a rate of 1/48th of the total shares per month, with 100% of the option becoming exercisable on October 22, 2014.

Additional Narrative Disclosure

We do not currently offer a pension benefit plan or any non-qualified deferred compensation plan. For a description of payments required to be made to our named executive officers in connection with a change of control or termination of their employment, see “Narrative Discussion of Summary Compensation Table—Employment Agreements and Severance Agreements.”

DIRECTOR COMPENSATION

Director Compensation

The following table sets forth compensation for the individuals who served as our non-employee members of our Board at any time during the year ended December 31, 2010.

					Non-	Non-
					equity	qualified
	Fees				incentive	deferred
	earned or			Option	plan	compen-	All other
	paid in		Stock	awards	compen-	sation	compen-
Name	cash ($)		awards ($)	($)(2)	sation ($)	earnings ($)	sation ($)	Total ($)
Current Directors:
John P. Francis	$—		$—	$—	$—	$—	$—	$—
Louis Glazer, MD, PhG	$—		$—	$—	$—	$—	$—	$—
Herbert Langsam	$—		$—	$—	$—	$—	$—	$—
Wenchen Lin	$—		$—	$—	$—	$—	$—	$—

Former Directors:

Howard E. Chase	$83,488	(1)	$—	$—	$—	$—	$—	$83,488
Loren L. McFarland	$64,912	(1)	$—	$—	$—	$—	$—	$64,912
Eugene Bauer, MD	$10,025	(1)	$—	$62,260	$—	$—	$—	$72,285
William Hitchcock	$10,025	(1)	$—	$49,420	$—	$—	$—	$59,445

(1) Messrs. Chase, McFarland and Hitchcock and Dr. Bauer resigned as members of our Board effective as of June 24, 2010. In connection therewith, they entered into a Separation Agreement and Mutual General Release with us (described below under “—Narrative Discussion of Director Compensation), which provided, among other things, for the payment in cash of the amounts included in the table above for each of them.

(2) Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for the stock option awards granted to our non-employee directors during 2010. Mr. Hitchcock and Dr. Bauer were each granted options to acquire 50,000 shares of our common stock at an exercise price of $1.40 per share (the closing price on the date of grant) in connection with their appointment to our Board. For additional information regarding the assumptions used in determining the fair value of option awards using the Black-Scholes pricing model, please see to our Consolidated Financial Statements included elsewhere in this prospectus.

As of December 31, 2010, the individuals listed in the above table did not hold any outstanding stock awards and held the following outstanding option awards:

	Outstanding Option
	Awards
Name	at December 31, 2010
Current Directors:
John P. Francis	—
Louis Glazer, MD, PhG	180,000
Herbert Langsam	34,500
Wenchen Lin	—

Former Directors:

Loren L. McFarland	200,000	(a)
Howard E. Chase	200,000	(a)
Eugene Bauer, MD	50,000	(a)
William Hitchcock	50,000	(a)

(a) The Separation Agreement and Mutual General Release acknowledged that options to acquire 200,000 shares held by each of Messrs. McFarland and Chase, and options to acquire 50,000 shares held by each of Mr. Hitchcock and Dr. Bauer, were vested and extended the expiration date for vested options for Messrs. Chase, McFarland, Hitchcock and Dr. Bauer until June 30, 2012.

Narrative Discussion of Director Compensation

During the year ended December 31, 2010, we did not have in place any formal plans or programs providing for the payment of compensation to our non-employee directors. Payment (or accrual) of attendance fees to our non-employee directors for service on our Board was determined and approved on an ad hoc basis. As such, we did not pay or accrue any fees for service on our Board (other than fees paid to Messrs. Chase, McFarland, Hitchcock, Kane and Dr. Bauer upon their resignation as described below). Similarly, equity grants were determined and approved on an ad hoc basis. As such, we did not grant any equity awards to our non-employee directors for service on our Board other than the January 2010 equity grants to Mr. Hitchcock and Dr. Bauer upon appointment to our Board. Other than the foregoing, directors received only reimbursement of reasonable expenses for attendance at meetings of our Board and annual stockholders meeting.

In connection with the resignation of Messrs. Chase, McFarland and Hitchcock and Dr. Bauer as members of our Board, effective as of June 24, 2010, we entered into a Separation Agreement and Mutual General Release with such individuals (the “Director Release”) and certain other signatories (including Brian Stewart, John P. Francis, John P. Francis’ affiliated entities (Francis Capital Management, Catalysis Partners, LLC, and Catalysis Offshore, Ltd.), A Plus International, Inc., Wenchen Lin, and other stockholder members of the group that filed a certain Schedule 13D in respect of our company on April 16, 2010). The Director Release provides for a general mutual release of any and all claims occurring on or prior to the resignation date and related to, involving or arising out of any act occurring prior to the execution of the Director Release, as well as an agreement not to sue and a waiver of unknown claims, and a mutual two year non-disparagement clause. The Director Release also acknowledged that options to acquire 200,000 shares held by each of Messrs. McFarland and Chase, and options to acquire 50,000 shares held by each of Mr. Hitchcock and Dr. Bauer, were fully vested and extended the expiration date for Messrs. Chase, McFarland and Hitchcock and Dr. Bauer until June 30, 2012. The Director Release also provided for the payment, in cash, of the following accrued but then-unpaid director’s fees: $83,488 to Mr. Chase, $64,912 to Mr. McFarland, $10,025 to Mr. Hitchcock and $10,025 to Dr. Bauer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of our Common Stock and Series A Convertible Preferred Stock

The following table sets forth certain information regarding beneficial ownership of our common stock and our Series A Convertible Preferred Stock (“Series A Stock”) as of April 15, 2011 (1) by each person who is known by us to own beneficially more than 5% of our outstanding common stock and/or Series A Stock, (2) by each of our directors, (3) by each named executive officer identified in the table set forth under the heading “Executive Compensation—Summary Compensation Table,” and (4) by all of our executive officers and directors as a group.

	Shares Beneficially Owned (b)
	Common Stock			Series A Convertible Preferred Stock
Name and Address of Beneficial Owner (a)	Number of Shares		%	Number of Shares	%
Kinderhook Partners, LP 1 Executive Drive Suite 160 Fort Lee, NJ 07024	6,266,666	(c)	19%	—
Francis Capital Management, LLC 2400 Broadway, Suite 220 Santa Monica, CA 90404	3,206,840	(d)	10%	—	*
Compass Global Management, Ltd. c/o M&C Corporate Services limited P.O. Box 309 GT, Ugland House South Church Street, Georgetown Grand Cayman, Cayman Islands	2,600,000	(e)	8%	—	*
Cardinal Health, Inc. 7000 Cardinal Place Dublin, OH 4017	1,875,000	(f)	5%	—	*
Catalysis Partners, LLC 2400 Broadway, Suite 220 Santa Monica, CA 90404	1,718,968	(d)	5%	—	*
Radisson Trading Company RM 1502-4, Righteous Centre 585 Nathan Road, Mongkok, Kowloon, Hong Kong	3,029,333	(g)	9%	—	*
Alan Morelli 225 Mantua Road Pacific Palisades, CA 90272	1,627,252	(h)	5%	—	*
Catalysis Offshore, Ltd. 2400 Broadway, Suite 220 Santa Monica, CA 90404	1,335,432	(d)	5%	—	*
DSAM Fund LP 222 Broadway, 6th Floor New York, NY 10038	1,214,761	(i)	5%	—	*
Melanie Glazer 801 Ocean Ave., #403 Santa Monica, CA 90403	753,184	(j)	2%	10,950	100%
Zealous Income Partners, L.P. c/o Zealous, Inc. 9550 Warner Avenue, #250 Fountain Valley, CA 92708	—	(k)	*	2,600	24%
Brian Stewart	1,818,410	(l)	5%	—	*
John P. Francis	3,206,840	(m)	10%	—	*
Louis Glazer, MD	753,184	(n)	2%	10,950	100%
Herbert Langsam	189,212	(o)	*	—	*
Wenchen Lin	1,100,000	(p)	19%	—	*
David Dreyer	313,681	(q)	*	—
Steven Kane	1,241,665	(r)	4%	—
John Hamilton	—		—	—
All named directors and executive officers as a group (6 persons total)	7,381,327	(s)	21%	8,150	74%

* less than 1%

(a) The address of each person named in the table, unless otherwise indicated, is Patient Safety Technologies, Inc., 2 Venture Plaza, Suite 350 Irvine CA, 92618.

(b) To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock and/or preferred stock shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

The Series A Stock votes on all matters submitted to our stockholders for a vote, voting together with the holders of our common stock as a single class, with each share of Series A Stock entitled to one vote per share. Except in special circumstances and where mandated by law, our Series B Preferred Stock is non-voting. The shares of Series A Stock issued and outstanding are no longer convertible into shares of our common stock at the option of the holders.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities.

SEC rules also treat as beneficially owned all shares that a person would receive upon exercise or conversion of stock options, warrants or other securities or rights held by that person that are immediately exercisable or convertible, or exercisable or convertible within 60 days of the determination date, which in our case is April 15, 2011. Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options, warrants securities or other rights, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On April 15, 2011, there were 33,514,550 shares of our common stock issued and outstanding and 10,950 shares of our Series A Stock issued and outstanding. Subject to the terms and conditions of our Series B Preferred Stock and to customary adjustments to the conversion rate, each share of our Series B Preferred Stock is convertible into 133.33 shares of our common stock so long as the number of shares of our common stock “beneficially owned” (as defined in Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended) by the holder, its affiliates and any persons acting as a group with such holder or its affiliates, following such conversion, does not exceed 4.9% of our outstanding common stock (after giving effect to such conversion) (the “Beneficial Ownership Limitation”). Holders of our Series B Preferred Stock may, upon not less than 61 days’ prior notice, increase or decrease the Beneficial Ownership Limitation provided that such Beneficial Ownership Limitation in no event exceeds 9.9% of the shares of common stock outstanding immediately after giving effect to such conversion. Therefore, under SEC rules, a holder who only owns Series B Preferred Stock would generally not be deemed a 5% holder because such shares cannot be converted within 60 days of the determination date. Accordingly, such a holder would not be disclosed on this table as a 5% holder. However, for holders of Series B Preferred Stock for whom disclosure is required on this table for reasons other than 5% ownership of Series B Preferred Stock (i.e., directors and executive officers), the shares underlying the Series B Preferred Stock they hold, if any, up to the 4.9% Beneficial Ownership Limit, would be included in the ownership information in this table, unless such limit would preclude any conversion of such Series B Preferred Stock.

(c) Information is based on a Schedule 13G filed jointly by Kinderhook Partners, LP (“Kinderhook”), Kinderhook GP, LLC (“KGP”), Stephen J. Clearman and Tushar Shah on April 4, 2011, which reports that all persons have shared voting power over these shares, and a Form 4 filed jointly by the same persons on April 1, 2011. These shares are held directly by Kinderhook, indirectly by KGP as the general partner of Kinderhook and indirectly by Messrs. Clearman and Shah as the managing members of KGP. Each of KGP and Messrs. Clearman and Shah disclaims beneficial ownership of the shares except to the extent of its or his pecuniary interest therein.

(d) Information is based on a Schedule 13D filed on April 16, 2010. For Francis Capital Management, includes shares of common stock beneficially owned by Catalysis Partners, LLC (“Catalysis”) and Catalysis Offshore, Ltd. Francis Capital Management, LLC acts as the investment manager for Catalysis and Catalysis Offshore, Ltd. and may be deemed to beneficially own such securities. Mr. Francis has voting and investment control over securities held by Francis Capital Management, LLC, but disclaims beneficial ownership of such securities. Excludes 10,353 shares of our Series B Preferred Stock owned by Catalysis. See footnote (b).

(e) Information is based on a Schedule 13D filed on April 16, 2010. Includes warrants to acquire 1,000,000 shares of our common stock at an exercise price of $1.40 per share, which expire August 1, 2013.

 (f) Includes warrants to purchase 1,250,000 shares of the our common stock at an exercise price of $2.00 per share and warrants to purchase 625,000 shares of our common stock at an exercise price of $4.00 per share. The warrants expire November 19, 2014.

(g) Information is based on a Schedule 13D filed on April 16, 2010 and our knowledge of the new issuance in March 2011 of 1,333,333 shares of common stock to Radisson Trading Company.

(h) Represents warrants to acquire 1,627,252 shares of our common stock at an exercise price of $0.75 per share, which expire June 5, 2011.

(i) Information is based on a Schedule 13D filed on April 16, 2010.

(j) Common stock includes (i) 226,991 shares of common stock held in various trusts for the benefit of Mrs. Glazer, (ii) 339,593 shares of common stock held in the Glazer Family Partnership, over which Mrs. Glazer shares control with her husband, Dr. Glazer, (iii) 6,600 shares held by Dr. Glazer, (iv) options to purchase 180,000 shares of our common stock held by Dr. Glazer. Series A Stock includes (i) 1,500 shares of Series A Stock held in various trusts for the benefit of Mrs. Glazer, (ii) 5,950 shares of Series A Stock held in the Glazer Family Partnership over which Mrs. Glazer shares control with her husband, Dr. Glazer and (iii) 2,600 shares of Series A Stock held, according to our records, by Zealous Income Partners, L.P. (see footnote (k) below), which are subject to an interpleader action pending before the Los Angeles Superior Court that we believe will resolve the ownership of such shares as between Mrs. Glazer and Dr. Glazer, on the one hand, an affiliate of Zealous Income Partners, L.P., on the other hand. We are presenting such 2,600 shares of Series A Stock as being owned beneficially by both Zealous Income Partners, on the one hand, and by Mrs. Glazer and Dr. Glazer, on the other hand, for purposes of this table, but we do not take any position on the ownership of such disputed shares. Dr. Glazer is a member of our Board.

(k) The Series A Stock included in the table for Zealous Income Partners are the same 2,600 shares included in the total Series A Stock included for Mrs. Glazer and Dr. Glazer. Dividends on such shares are subject to an interpleader action pending before the Los Angeles Superior Court that we believe will, in addition to resolving ownership of accrued dividends, will also resolve the ownership of such shares as between Mrs. Glazer and Dr. Glazer, on the one hand, an affiliate of Zealous Income Partners, L.P., on the other hand. We are presenting such shares as being owned by both Zealous Income Partners, on the one hand, and by Mrs. Glazer and Dr. Glazer, on the other hand, for purposes of this table, but we do not take any position on the ownership of such disputed shares or accrued dividends thereon. In addition, although our records list Zealous Income Partners as the record holder, we have been informed by an entity stating that it is the general partner of Zealous Income Partners that Zealous Income Partners was dissolved and its shares transferred to an entity named Zealous Partners. We believe that this issue will also be determined by the Los Angeles Superior Court.

(l) Includes (i) 730,000 shares of our common stock, (ii) warrants to acquire 48,000 shares of our common stock at an exercise price of $0.75 per share, which expire May 20, 2013, (ii) warrants to acquire 100,000 shares of our common stock at an exercise price of $1.40 per share, which expire August 1, 2013, (iii) warrants to acquire 41,600 shares of our common stock at an exercise price of $0.75 per share and (iv) options to purchase 898,810 shares of our common stock.

(m) Information is based on a Schedule 13D filed on April 16, 2010. Represents securities beneficially owned by Francis Capital Management, LLC. Mr. Francis has voting and investment control over securities held by Francis Capital Management, LLC. Mr. Francis disclaims beneficial ownership of such securities.

(n) Common stock includes (i) 198,971 shares of common stock held in various trusts for the benefit of Melanie Glazer, Dr. Glazer’s spouse, (ii) 28,020 shares held by Mrs. Glazer, (iii) 339,593 shares of common stock held in the Glazer Family Partnership, over which Dr. Glazer shares control with his spouse and (iv) options to purchase 180,000 shares of our common stock held by Dr. Glazer. Series A Stock includes (i) shares of Series A Stock held in various trusts for the benefit of Mrs. Glazer, (ii) shares of Series A Stock held in the Glazer Family Partnership over which Dr. Glazer shares control with his spouse and (iii) 2,600 shares of Series A Stock held, according to our records, by Zealous Income Partners, L.P. (see footnote (k) above), the accrued dividends on which are subject to an interpleader action pending before the Los Angeles Superior Court that we believe will, in addition to resolving the ownership of such accrued dividends, will also resolve the ownership of such shares as between Mrs. Glazer and Dr. Glazer, on the one hand, an affiliate of Zealous Income Partners, L.P., on the other hand. We are presenting such 2,600 shares of Series A Stock as being owned beneficially by both Zealous Income Partners, on the one hand, and by Mrs. Glazer and Dr. Glazer, on the other hand, for purposes of this table, but we do not take any position on the ownership of such disputed shares or dividends thereon.

(o) Includes options to purchase 34,500 shares of our common stock.

(p) Includes 1,100,00 shares of common stock held by A Plus International Inc. (“A Plus”), which information is based on a Schedule 13D filed on April 16, 2010, but excludes 10,353 shares of our Series B Preferred Stock owned by A Plus (see footnote (d)). Mr. Lin may be deemed the beneficial owner of the shares held by A Plus by virtue of his ownership and control of A Plus.

(q) Includes (i) 205,000 shares of our common stock and (ii) options to purchase 108,681 shares of our common stock.

(r) Includes warrants to acquire 200,000 shares of our common stock at an exercise price of $1.25 per share, which expire on April 16, 2015, and options to purchase 791,667 shares of our common stock.

(s) Includes 5,968,836 shares of common stock, options to purchase 1,222,891 shares of our common stock, and warrants to purchase 189,600 shares of our common stock. Does not include stock options and warrants granted but not beneficially owned as of April 15, 2011.

Equity Compensation Plan Information

The following table sets forth information on our equity compensation plans. All equity compensation plans have been approved by our stockholders.

	As of December 31, 2010
	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Plan Category	Column (a)		Column (b)		Column (c)
Equity compensation plans approved by stockholders	3,549,000	(1)	1.11	(2)	1,950,968	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total:	3,549,000		1.11		1,950,968

(1) This includes 1,221,000 options outstanding under our Amended and Restated 2005 Stock Option and Restricted Stock Plan, and 2,328,000 under our 2009 Stock Option Plan, but excludes 3,891,000 non-qualified options that were issued outside the 2005 and 2009 stock option plans. Each of these plans is described in Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.

(2) This weighted average exercise price includes 3,891,000 non-qualified options that were issued outside the 2005 and 2009 stock option plans. The remaining weighted term of outstanding options (including the 3,150,000 non-qualified options that were issued outside the 2005 and 2009 stock option plans) is 7.35 years.

(3) All of these shares remain available for future grants under our 2005 and 2009 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Convertible Note Payable

During 2010, we recognized a gain on debt extinguishment of $893,000 in connection with the settlement of a convertible note payable with a previous carrying value of $1.42 million, that prior to the settlement was held by Ault Glazer Capital Partners , LLC, which was at the time of contract controlled by Milton “Todd” Ault III, our former Chairman and Chief Executive Officer and Louis Glazer, M.D. Ph.G., who is a member of our Board and who has a significant beneficial interest in our common and Series A Stock (see “Business—Legal Proceedings—Ault Glazer Matter” and Note 9 to our consolidated financial statements appearing elsewhere in this prospectus).

A Plus International, Inc. WenchenLin

During the three months ended March 31, 2011 the Company recognized cost of revenues of approximately $870 thousand in connection with the manufacture of surgical products used in the Safety-Sponge® System by A Plus. At March 31, 2011, the Company’s accounts payable included $129 thousand owed to A Plus in connection with the purchase of surgical products used in the Safety-Sponge® System.

During the years ended December 31, 2010 and 2009, we recognized cost of revenues of approximately $6 million and $2 million, respectively, in connection with the manufacture of surgical products used in the Safety-Sponge® System by A Plus   International, Inc.   (“A Plus”). Amounts for the year ended December 31, 2010 included amounts billed directly to us and shipments made on behalf of the $2,000,000 Forward Order (see Note 11 to our consolidated financial statements appearing elsewhere in this prospectus). At December 31, 2010 and 2009, our accounts payable included $2.2 million and $1.6 million respectively, owed to A Plus in connection with the manufacture and supply of surgical products used in the Safety-Sponge® System. Effective June 1, 2009, the terms of our supply agreement with A Plus were clarified to provide that title to surgical products purchased, transferred to us upon receipt by A Plus at its Chino, California warehouse. Wenchen Lin, a director and significant beneficial owner of our stock is a founder and significant owner of A Plus, and controls A Plus. On June 24, 2010, A Plus converted $1.0 million of accounts payable owed to A Plus into 10,000 shares of Series B Preferred Stock. For additional information about the offering of our Series B Preferred Stock see “Market Price of and Dividends on Common Stock and Related Matters,” “Description of Capital Stock – Description of Preferred Stock – Series B Convertible Preferred Stock” and Note 12 to our consolidated financial statements appearing elsewhere in this prospectus.

Radisson Trading Company

On March 29 and March 30, 2011, we closed on a private placement financing raising $7.1 million through the issuance of 9.483 million shares of our $0.33 par value common stock at a selling price of $0.75 per share. In addition, Radisson Trading Company, which beneficially owns more than 5% of our common stock, purchased 1,333,333 shares for a purchase price of $1,000,000. For additional information about this private placement, see Note 21 to our consolidated financial statements appearing elsewhere in this prospectus.

Kane Aviation

Prior to June 24, 2010, from time to time, we used the services of an aircraft-owning partnership principally owned by Steven H. Kane, our former Chief Executive Officer, for air travel. During the years ended December 31, 2010 and 2009, we incurred $19,000 and $16,000 respectively, of expenses related to the use of such air travel services.

Francis Capital Management

On June 24, 2010, Catalysis Partners, LLC, invested $1.0 million in our Series B Preferred Stock. For additional information about the offering of our Series B Preferred Stock see “Market Price of and Dividends on Common Stock and Related Matters,” “Description of Capital Stock – Description of Preferred Stock – Series B Convertible Preferred Stock” and Note 12 to our consolidated financial statements appearing elsewhere in this prospectus. John P. Francis, a member of our Board, has voting and investment control over securities held by Francis Capital Management, LLC, which acts as the investment manager for Catalysis Partners, LLC.

Release and Separation Agreements

In connection with the sale of our Series B Preferred Stock (see Note 12 & 16 of the consolidated financial statements included elsewhere in this prospectus), Steven H. Kane, our former chief executive officer, resigned from his positions with us, and Howard E. Chase, Loren McFarland, Eugene A. Bauer, MD, and William M. Hitchcock also resigned as members of our Board and received certain severance benefits. For additional information about the severance benefits paid, see “Summary Compensation Table”, “Narrative Disclosure to Summary Compensation Table” and “Director Compensation.”

In connection with Mr. Kane’s resignation, we entered into the Kane Release, described in more detail above under “Narrative Disclosure to Summary Compensation Table—Employment Agreements and Severance Agreements–Steven Kane”. Under the Kane Release, Mr. Kane was entitled to receive 12 months of salary and health payments ($325,000), payable over the 12 months following his resignation, and waived his rights to any bonus payment, or payment for excise taxes. The Kane Release also provided for the payment to Mr. Kane, in cash, of an aggregate $224,793 as payment in full for all accrued director fees and salary, accrued vacation, and accrued severance benefits of $325,000 as of June 30, 2010 as provided in his employment agreement.

In connection with the resignation of Messrs. Chase, McFarland and Hitchcock and Dr. Bauer as members of our Board, effective as of June 24, 2010, we entered into the Director Release, described in more detail above under “Director Compensation”. The Director Release provided for the payment, in cash, of the following accrued but then-unpaid director’s fees: $83,488 to Mr. Chase, $64,912 to Mr. McFarland, $10,025 to Mr. Hitchcock and $10,025 to Dr. Bauer.

Cardinal Health

We are party to a Supply and Distribution Agreement with Cardinal Health, which beneficially owns at least 5% of our common stock and which is our exclusive distributor in the U.S., Puerto Rico and Canada. In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution Agreement (the “Amended Supply and Distribution Agreement”). The Amended Supply and Distribution Agreement revised a number of terms and conditions of the previous agreement, including but not limited to extending the termination date of the agreement from November 19, 2014 to December 31, 2015 and adding certain terms and provisions regarding setting target inventory levels and defining a formula for determining what excess inventory is of our products held by Cardinal Health. Cardinal Health has agreed to not sell any of the $10.0 million stocking order inventory until calendar year 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is a more orderly release throughout the 2012 year that more reasonably minimizes its impact to our revenues and cash flow during 2012. For more information about the Amended Supply and Distribution Agreement see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor.”

For additional information relating to our related party transactions, see Note 16 to our consolidated financial statements appearing elsewhere in this prospectus.

Independence of the Board of Directors

Our Board has affirmatively determined that Mr. Francis and Mr. Langsam, are each “independent” as that term is defined in the Nasdaq listing rules. In addition, our Board determined that the following former directors, who resigned during 2010, were also “independent” under Nasdaq listing rules: Eugene Bauer, MD, Howard E. Chase, William Hitchcock and Loren L. McFarland.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, including the Certificate of Designation of Series A Convertible Preferred Stock and the Certificate of Designation of Series B Convertible Preferred Stock, or, collectively, our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have authorized 100,000,000 shares of common stock, par value $0.33 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock, or Series A Preferred Stock, and 150,000 shares have been designated as Series B Convertible Preferred Stock, or Series B Preferred Stock.  Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

As of August 10, 2011, there were issued and outstanding:

•	33,760,255 shares of common stock, including 19,174,389 shares of issued and outstanding common stock being offered under this prospectus by the selling stockholders;

•	10,950 shares of Series A Preferred Stock, which shares of preferred stock are no longer convertible into shares of our common stock;

•
63,694 shares of Series B Preferred Stock, convertible into 8,492,533 shares of our common stock (based on dividing the $100 per share stated value of the Series B Convertible Preferred Stock by the current conversion price of $0.75 per share), of which 8,492,533 of such shares of our common stock are offered under this prospectus by the selling stockholders;

•
Warrants to purchase 5,528,167 shares of common stock with a weighted average exercise price of $1.79 per share, including warrants to purchase 3,577,847 shares of our common stock being offered under this prospectus by the selling stockholders at a weighted average exercise price of $1.99 per share; and.

•
Options to purchase an aggregate of 6,261,637 shares of common stock, including options to purchase 6,261,637 shares originally granted under the 2005, 2009 stock option plans and options issued outside of the 2005 and 2009 stock option plans, at a weighted average exercise price of $1.17 per share.

Description of Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is traded on the OTC Bulletin Board under the symbol “PSTX”. The transfer agent and registrar for our common stock is Transfer Online. Its address is at 512 SE Salmon St Portland, OR 97214, and its telephone number is (503) 227-6874.

Description of Preferred Stock

Series A Convertible Preferred Stock

While the Series A Preferred Stock is outstanding, holders of Series A Preferred Stock are entitled to receive out of funds legally available therefore, preferential dividends in cash at a rate of 7% per annum of the liquidation preference, payable quarterly. We may redeem the convertible preferred stock at a redemption price in cash equal to the liquidation preference per share plus any accrued and unpaid dividends thereon through the date of such redemption.

In the event the Company subdivides its outstanding shares of common stock into a greater number of shares of common stock the conversion price in effect would be reduced, thereby increasing the total number of shares of common stock that the convertible preferred stock is convertible into.  At any time until prior to February 22, 2010, the holder had the right to convert the shares of convertible preferred stock into the Company’s common stock, which rights have now expired.  Upon liquidation, dissolution or winding up of the Company, the stockholders of the convertible preferred stock are entitled to receive $100 per share plus any accrued and unpaid dividends before distributions to any holder of the Company’s common stock.

Except as otherwise required by law, each holder of Series A Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of our common stock as a single class, with each shares of Series A Preferred Stock entitled to one vote per share. The holders of the Series A Preferred Stock, voting separately as one class, have the right to elect: (a) two directors at all times during which the Series A Preferred Stock is outstanding; and (b) a majority of the directors, if at any time dividends on the Series A Preferred Stock have not been paid in an amount equal to two full years’ of dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for, subject to the prior rights, if any, of the holders of any class of senior securities outstanding.

Series B Convertible Preferred Stock

While the Series B Preferred Stock is outstanding, holders of the Series B Preferred are entitled to receive quarterly cumulative dividends at a rate of 7.00% per annum, beginning on July 1, 2010.  All dividends due on or prior to December 31, 2011 are payable in kind in the form of additional shares of Series B Preferred, and all dividends payable after December 31, 2011 are payable solely in cash.  So long as shares of Series B Preferred are outstanding, we are restricted from making certain payments in respect of any of our junior and pari passu securities, except that we may pay dividends due and paid in the ordinary course on our Series A Preferred Stock when we are otherwise in compliance with our payment obligations to the holders of the Series B Preferred.

The Series B Preferred is convertible at any time at the option of the holder into shares of our common stock based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share, subject to conventional adjustments for stock splits, stock combinations and the like.  We are subject to certain liquidated damages if we fail to timely honor our conversion obligations as set forth in the Series B Certificate.  The Series B Preferred is not redeemable either by the Company or by the holders.  However, shares of our Series B Preferred automatically convert into shares of our common stock at the $.75 conversion price if both of the following conditions are satisfied: (a) the daily volume weighted average price of our common stock is equal to or in excess of $1.50 per share for all trading days during any 6-month period and (b) the number of shares traded during such period averages at least 50,000 shares of common stock per trading day.  Also, the Series B Preferred automatically convert into shares of our common stock at the applicable conversion price if our operating income is positive for at least four consecutive fiscal quarters and our cumulative operating income during such four fiscal quarters is at least $5,000,000.

The Series B Preferred does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters.  Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred are entitled to elect two additional directors to our board of directors and, within two business days, we must create a special committee of our board of directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.  The Series B Preferred are entitled to receive, prior and in preference to all other shares of our capital stock (with an exception noted below), upon liquidation, dissolution or winding up of the Company an amount per share equal to the greater of (i) the stated value of the Series B Preferred, plus accrued but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred been converted into our common stock immediately prior to such liquidation.  Notwithstanding the foregoing, the first $1,095,000 of distributable amounts in a liquidation shall first be paid to the holders of our Series A Preferred Stock.  Mergers, sales of substantially all assets and similar transactions are deemed to be liquidations for purposes of the liquidation preference.

There are certain limits to the ability of the holders of Series B Preferred Stock to convert such shares into shares of our common stock based upon their respective ownership levels of our common stock.  Generally, there are conversion limits that apply at the 4.9% and 9.9% beneficial ownership levels, and the 4.9% conversion limit can be increased up to 9.9% upon 61 days’ notice to us from the applicable holder.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent

The transfer agent for our common stock is Transfer Online, Inc. at 512 SE Salmon St., Portland, OR 97214.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2010 and 2009 appearing in this prospectus and in the registration statement have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PATIENT SAFETY TECHNOLOGIES, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Patient Safety Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Patient Safety Technologies, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patient Safety Technologies, Inc. as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2009, the Company changed the way certain financial instruments that are settled in the Company’s common stock are accounted for.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
San Diego, California
April 14, 2011

Patient Safety Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2010	2009
Assets
Current assets
Cash and cash equivalents	$1,896,034	$3,446,726
Restricted cash	223,630	—
Accounts receivable	772,381	906,136
Inventory, net	1,110,832	565,823
Prepaid expenses	104,628	207,598
Total current assets	4,107,505	5,126,283

Property and equipment, net	979,833	744,646
Goodwill	1,832,027	1,832,027
Patents, net	2,789,083	3,114,025
Long-term investment	—	666,667
Other assets	39,038	43,246
Total assets	$9,747,486	$11,526,894

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$2,605,669	$2,043,166
Accrued liabilities	942,472	1,242,876
Convertible note payable	—	1,424,558
Capital lease-current portion	—	19,330
Warrant derivative liability	991,682	3,666,336
Deferred revenue	1,477,720	8,099,144
Total current liabilities	6,017,543	16,495,410

Capital lease, less current portion	—	58,274
Deferred tax liability	—	805,768
Total liabilities	6,017,543	17,359,452

Commitments and contingencies (Note 19)

Stockholders’ equity (deficit)
Series A preferred stock, $1.00 par value, cumulative 7% dividend: 1,000,000 shares authorized; 10,950 issued and outstanding at December 31, 2010 and December 31, 2009; (Liquidation preference of $1.1 million at December 31, 2010 and December 31, 2009)	10,950	10,950
Series B convertible preferred stock, $1.00 par value, cumulative 7% dividend: 150,000 shares authorized; 61,589 issued and outstanding at December 31, 2010 and 0 issued and outstanding at December 31, 2009; (Liquidation preference of $6.2 million at December 31, 2010 and $0 at December 31, 2009)	61,589	—
Common stock, $0.33 par value: 100,000,000 shares authorized; 23,956,063 shares issued and outstanding at December 31, 2010 and 23,456,063 shares issued and outstanding at December 31, 2009	7,905,501	7,740,501
Additional paid-in capital	52,356,930	44,834,321
Accumulated deficit	(56,605,027)	(58,418,330)
Total stockholders’ equity (deficit)	3,729,943	(5,832,558)
Total liabilities and stockholders’ equity (deficit)	$9,747,486	$11,526,894

The accompanying notes are an integral part of these consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
	2010	2009

Revenues	$14,797,013	$4,503,535
Cost of revenue	7,334,125	2,703,931
Gross profit	7,462,888	1,799,604

Operating expenses:
Research and development	186,089	321,116
Sales and marketing	2,865,652	1,926,580
General and administrative	6,595,815	10,357,021
Total operating expenses	9,647,556	12,604,717

Operating loss	(2,184,668)	(10,805,113)

Other income (expense)
Gain (loss) on extinguishment of debt	893,003	(537,919)
Interest expense	(7,405)	(383,485)
Gain (loss) on change in fair value of warrant derivative liability	2,674,654	(5,564,125)
Loss on impairment of long-term investment	(666,667)	—
Accretion of debt discount	—	(588,374)
Gain on warrant exchange	—	164,226
Other income	433,989	5,138
Total other income (expense)	3,327,574	(6,904,539)

Income (loss) before income taxes	1,142,906	(17,709,652)
Income tax benefit	857,122	178,397
Net income (loss)	2,000,028	(17,531,255)
Preferred dividends	(186,725)	(76,650)
Net income (loss) applicable to common shareholders	$1,813,303	$(17,607,905)

Income (loss) per common share
Basic	$0.08	(0.90)
Diluted	$0.06	(0.90)
Weighted average common shares outstanding:

Basic	23,472,730	19,537,938
Diluted	30,768,576	19,537,938

The accompanying notes are an integral part of these consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid – In	Accumulated	Total Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

BALANCES, December 31, 2008	10,950	$10,950	—	$—	17,197,511	$5,675,298	$36,033,542	$(41,690,548)	$29,242

Series A Preferred dividend	—	—	—	—	—	—	—	(76,650)	(76,650)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(1,582,843)	875,123	(707,720)
Debt discount related to warrants issued in connection with January debt financing	—	—	—	—	—	—	1,311,311	—	1,311,311
Issuance of warrants	—	—	—	—	—	—	3,752,075	—	3,752,075
Warrants reclassified from equity to liability	—	—	—	—	—	—	(3,532,780)	—	(3,532,780)
Warrant exchange	—	—	—	—	5,965,495	1,968,494	5,254,640	5,000	7,228,134
Warrants reclassified from liability to equity	—	—	—	—	—	—	2,152,940	—	2,152,940
Extinguishment of related party debt discount	—	—	—	—	—	—	(245,571)	—	(245,571)
Stock-based compensation – Stock options	—	—	—	—	—	—	1,279,216	—	1,279,216
Stock-based compensation – Warrants	—	—	—	—	—	—	195,416	—	195,416
Common stock issued in connection with exercise of stock options	—	—	—	—	21,868	7,217	20,119	—	27,336
Common stock issued in connection with conversion of debt	—	—	—	—	246,189	81,242	177,256	—	258,498
Common stock issued to extend debt maturity	—	—	—	—	25,000	8,250	19,000	—	27,250
Net loss	—	—	—	—	—	—	—	(17,531,255)	(17,531,255)

BALANCES, December 31, 2009	10,950	$10,950	—	—	23,456,063	$7,740,501	$44,834,321	$(58,418,330)	$(5,832,558)
Series A Preferred Stock Dividends	—	—	—	—	—	—	—	(76,707)	(76,707)
Series B Convertible Preferred Stock Dividends	—	—	1,089	1,089	—	—	108,511	(110,018)	(418)
Issuance of convertible preferred stock, net of transaction costs	—	—	60,500	60,500	—	—	5,509,560	—	5,570,060
Common stock issued in connection with extinguishment of debt	—	—	—	—	500,000	165,000	235,000	—	400,000
Stock-based compensation – Stock options	—	—	—	—	—	—	1,598,976	—	1,598,976
Stock-based compensation – Warrants	—	—	—	—	—	—	70,562	—	70,562
Net loss	—	—	—	—	—	—	—	2,000,028	2,000,028
BALANCES, December 31, 2010	10,950	$10,950	61,589	$61,589	23,956,063	$7,905,501	$52,356,930	$(56,605,027)	$3,729,943

The accompanying notes are an integral part of these consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ending December 31,
	2010	2009
Operating activities:
Net income (loss)	$2,000,028	$(17,531,255)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	566,855	366,755
Amortization of patents	324,941	324,941
Accretion of debt discount	—	588,374
Issuance of common stock for extension of note term	—	27,250
Issuance of warrants	—	3,752,075
Provision for obsolete inventory	—	168,996
Loss on abandonment of office lease	151,971	—
Loss on write off of fixed assets	—	55,233
Loss on capital lease write-off	3,915	—
Loss on impairment of long-term investment	666,667	—
Write-off of notes receivable	—	121,064
Gain on contingent tax liability	(427,700)	—
Gain on warrant exchange	—	(164,226)
(Gain) loss on extinguishment of debt	(893,003)	537,919
Stock-based compensation – stock options and warrants	1,669,538	1,474,632
Change in fair value of warrant derivative liability	(2,674,654)	5,564,125
Write off of restricted certificate of deposit	—	93,630
Write off of security deposit	—	9,080
Changes in operating assets and liabilities:
Accounts receivable	133,754	(487,611)
Inventories	(545,010)	(585,679)
Prepaid expenses	(131)	(20,047)
Other assets	4,209	(14,844)
Accounts payable	1,562,503	1,133,836
Accrued liabilities	(53,061)	(171,122)
Deferred revenue	(6,621,424)	8,099,144
Deferred tax liability	(805,769)	(236,632)
Net cash (used in) provided by operating activities	(4,936,371)	3,105,638

Investing activities:
Purchase of property and equipment	(868,033)	(411,388)
Net cash used in investing activities	(868,033)	(411,388)

Financing activities:
Proceeds from issuance of convertible preferred stock	5,050,000	2,000,000
Payments for stock issuance costs	(479,940)	—
Proceeds from issuance of common stock in connection with warrant exchange	—	1,706,143
Principal payments on notes payable	—	(3,181,376)
Proceeds from exercise of stock options	—	27,336
Change in restricted cash	(223,630)	—
Capital lease obligation	(15,593)	—
Payments of Convertible Preferred Stock Series B Dividends	(418)	(95,812)
Payments of Preferred Stock Series A Dividends	(76,707)	—
Net cash provided by financing activities	4,253,712	456,291

Net (decrease) increase in cash and cash equivalents	(1,550,692)	3,150,541
Cash and cash equivalents at beginning of period	3,446,726	296,185
Cash and cash equivalents at end of period	$1,896,034	$3,446,726

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$—	$110,000
Cash paid during the period for taxes	$3,712	$9,799
Non cash investing and financing activities:
Issuance of convertible preferred stock series B for account payable	$1,000,000	$—
Payment of Series B preferred dividends in shares	$109,600	$—
Issuance of common stock for extinguishment of debt	$400,000	—
Reduction of fixed assets based on write-off of capital lease	$62,048	—
Dividends accrued	$—	$76,650
Reclassification of accrued interest to notes payable	$—	$227,673
Debt discount recorded in connection with issuance of notes payable	$—	$1,311,311
Reclassification of warrant equities to derivative liability	$—	$(4,240,500)
Reclassification of warrant derivative liability to equity	$—	$2,152,940
Issuance of common stock in payment of notes payable and accrued interest	$—	$211,722
Issuance of common stock in connection with warrant exchange	$—	$(5,752,227)
Reclassification of related party unamortized debt discount	$—	$(245,571)
Acquisition of fixed assets pursuant to capital lease	$—	$77,604

The accompanying notes are an integral part of these consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

Patient Safety Technologies, Inc. (the “Company”) is a Delaware corporation. The Company’s operations are conducted through its wholly-owned operating subsidiary, SurgiCount Medical, Inc. (“SurgiCount”), a California corporation.

The Company’s operating focus is the development, marketing and sales of products and services focused in the medical patient safety markets.  The SurgiCount Safety-Sponge® System is a patented system of bar-coded surgical sponges, SurgiCounter™ scanners, and software applications integrated to form a comprehensive counting and documentation system.  This system is designed to reduce the number of retained surgical sponges unintentionally left inside of patients during surgical procedures by allowing faster and more accurate counting of surgical sponges.

2. LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2010, the Company has an accumulated deficit of $56.6 million a working capital deficit of $1.9 million and cash and cash equivalents of $1.9 million.  For the year ended December 31, 2010, the Company had a net operating loss of $2.2 million and generated negative cash flow from operating activities of $4.9 million. As described more fully in Note 21, on March 29, 2010 the Company closed a private placement receiving proceeds of approximately $7.1 million, net of offering costs.

Management believes our cash and cash equivalents on hand as of December 31, 2010, combined with the net proceeds from the $7.1 million Common Stock Private Placement Financing in March of 2011 are sufficient to fund our currently projected cash requirements, including funding planned sales growth, shipping the final Forward Order inventory to Cardinal Health and other identified needs for at least the next 12 months.

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

 The accompanying consolidated financial statements for 2010 include the accounts of the Company and its wholly owned subsidiary SurgiCount Medical, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Cumulative Effect of Changes in Accounting Principles

On January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40,   Derivatives and Hedging – Contracts in Entity’ Own Equity   (“ASC 815-40”).  In accordance with ASC 815-40, the cumulative effect of the change in accounting principle recorded by the Company in connection with certain warrants to acquire shares of the Company’s common stock (see Note 12), was recognized by the Company as an adjustment to the opening balances of accumulated deficit, additional paid in capital and warrant liability based the difference between amounts recognized in the statement of financial position before and after the initial application of this guidance as summarized in the following table:

	As reported on December 31, 2008	As adjusted on January 1, 2009	Effect of change in accounting principle
Warrant liability	$1,761,878	$2,469,598	$707,720
Additional paid in capital	$36,033,542	$34,450,699	$(1,582,843)
Accumulated deficit	$(41,690,548)	$(40,815,425)	$875,123

Use of Estimates

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  These estimates and assumptions include, but are not limited to, assessing the following: the valuation of accounts receivable and inventory,  valuation of  investments, estimated useful lives of long lived assets, impairment of goodwill and other intangible assets, stock-based compensation, fair value of derivative liabilities, valuation allowance related to deferred tax assets, warranty obligations, provisions for returns and allowances and the determination of assurance of the collection of revenue arrangements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2010 presentation.  These reclassifications had no effect on previously reported results of operations or accumulated deficit.

Revenue Recognition

Revenue related to surgical products is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, when collectability is reasonably assured and when risk of loss transfers, usually when products are shipped. Advanced payments are classified as deferred revenue and recognized as product is shipped to the customer. Reimbursements related to scanners and related equipment provided to hospitals are recognized on a straight-line basis over the expected term of the related customer contract, while the cost of the scanners and related equipment is carried in hardware equipment within property, plant and equipment and depreciated as a component of cost of sales over its estimated useful life. Generally, the expected term of the customer contracts and the estimated useful life of the scanners are both 3 years.  Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.  Revenue is recorded net of any rebates given to the buyer.

The Company records shipping and handling costs charged to customers as revenue and shipping and handling costs to cost of revenue as incurred.

Financial Instruments

The carrying amounts of financial instruments such as cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate their fair values because of the short-term nature of these financial instruments. Convertible note payable arrangements were based on borrowing rates currently available to the Company for loans with similar terms and maturities, and were reported at their carrying values, which the Company believes approximates fair value.   Warrants classified as derivative liabilities are reported at their estimated fair value, with changes in fair value being reported in current period earnings (loss) in other income (expense) (See Note 14).

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments with original maturities of three months or less.

Concentration of Credit Risk

From time to time, the Company maintains its cash balances in accounts at a financial institution that exceed the Federal Deposit Insurance Corporation coverage.  The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable are recorded at the invoice amount and do not bear interest.  Historically, the Company has incurred minimal credit losses on extended credits.  An allowance for bad debts has not been recorded and is not considered necessary due to the nature of the Company's customer base and the lack of historical write offs.  If customer payment timeframes were to deteriorate,  allowances for doubtful accounts would be required.

Inventories

Inventories are stated at the lower of cost or market on the first-in, first-out (FIFO) basis.  The FIFO cost for all inventories approximates replacement cost.

The Company maintains reserves for excess and obsolete inventory resulting from the potential inability to sell its products at prices in excess of current carrying costs. The markets in which the Company operates are highly competitive, and new products and surgical procedures are introduced on an ongoing basis. Such marketplace changes may cause the Company’s products to become obsolete. The Company makes estimates regarding the future recoverability of the costs of these products and records a provision for excess and obsolete inventories based on historical experience and expected future trends.

Property and Equipment

Property and equipment is stated at cost. Depreciation is amortized straight-line over the estimated useful lives of 3 to 5 years. Upon retirement or disposition of equipment, the related cost and accumulated depreciation or amortization is removed and a gain or loss is recorded, as applicable.

Patents

Patents are initially measured based on their fair values.  Patents are being amortized over their estimated useful lives.

Impairment of Long Lived Assets and Intangible Assets with Finite Lives

Property and equipment and intangible assets with finite lives are amortized using the straight line method over their estimated useful lives.  These assets are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Conditions that would indicate impairment and trigger an assessment include, but are not limited to, a significant adverse change in the legal factors or business climate that could affect the value of an asset, an adverse action or assessment by a regulator or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.  If, upon assessment, the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value of the asset.  As of December 31, 2010 and 2009 there was no impairment recorded.

Impairment of Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit goodwill to its carrying amount. In calculating the implied fair value of the reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during 2010 and 2009 resulted in no impairment losses.

Long-Term Investment

The Company maintains an investment in non-marketable shares of preferred stock in a privately held company, Alacra Corporation (“Alacra”) that is reported using the cost method. Under the cost method, the Company does not record its proportional share of earnings and losses of the investee, and income on the investment is only recorded to the extent of dividends distributed from earnings of the investee received subsequent to the date of acquisition.

The Company reviews the carrying value of its cost-method investment for impairment each reporting period, and more frequently when economic conditions warrant such evaluation, in which the Company determines if  any impairment indicators are present, and an impairment charge is recorded for the amount, if any, that the carrying value of the investment exceeds it fair value, and if it is determined that such impairment is other-than-temporary pursuant to ASC 320  Investments – Debt and Equity Securities . Any recorded impairment write-down will be included in earnings as a realized loss in the period such write-down occurs. During 2010, the Company recorded an impairment charge relating to this investment (See Note 8).

Research and Development

Research and development costs are expensed in the period incurred.  Research and development expenses for the years ended December 31, 2010 and 2009 were $186 thousand and $321 thousand respectively.

Advertising

Advertising costs are expensed in the period incurred and reported under sales and marketing expenses. The Company recorded $83 thousand and $33 thousand in advertising costs during the years ended December 31, 2010 and 2009, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that available evidence about future taxable earnings indicates that it is more likely than not that the tax benefit associated with the deferred tax assets will not be realized, a valuation allowance is established.

Derivative Financial Instruments

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are embedded derivative instruments, including an embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument.  In circumstances where the convertible instrument contains more than one embedded derivative instrument, including conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.  Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding warrants, Outstanding warrants are evaluated each reporting period pursuant to guidance codified in ASC 815-40,  Derivatives and Hedging , to determine whether they are required to be classified as derivative instrument liabilities, rather than as equity.   If the classification required under ASC 815-40 changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification.  There is no limit on the number of times an instrument may be reclassified.  In the event that this evaluation results in a partial reclassification, the Company’s policy is to first reclassify warrants with the latest date of issuance (See Notes 13 and 14).

Derivative instruments are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as charges or credits to income (expense).  When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face amount.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

Stock-Based Compensation

The Company measures the cost of employee stock options based on the grant-date fair value and recognizes that cost using the straight line method over the period during which a recipient is required to provide services in exchange for the options, typically the vesting period. The risk-free interest rate for periods within the expected life of options granted is based on the U.S. Treasury yield curve in effect at the time of grant.  Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options granted are expected to be outstanding, is based on historical option exercise and employee termination data.

Net Income (Loss) per Common Share

Income (loss) per common share is determined by dividing the loss applicable to common shareholders by the weighted average number of common shares outstanding. The Company complies with FASB ASC 260-10 Earnings per Share, which requires dual presentation of basic and diluted earnings per share on the face of the consolidated statements of operations. Basic income (loss) per common share excludes dilution and is computed by dividing loss attributable to common stockholders by the weighted-average common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

The following table sets forth the computation of basic and diluted income (loss) per share:

	Years Ended December 31,
	2010	2009
Basic
Income (loss) available to common stockholders	$1,813,303	$(17,607,905)
Weighted average common shares outstanding	23,472,730	19,537,938
Income (loss) per common share	$0.08	$(0.90)

Diluted
Income (loss) available to common stockholders	$1,813,303	$(17,607,905)
Weighted average common shares outstanding	23,472,730	19,537,938
Assumed issuance of restricted stock	75,000	—
Assumed exercise of options	385,531	—
Assumed conversion of Series B preferred stock	4,267,629	—
Assumed exercise of warrants	2,567,686	—

Common and potential common shares	30,768,576	—
Income (loss) per common share	$0.06	$(0.90)

Potentially dilutive securities outstanding at period end excluded from diluted computation as they were anti-dilutive	16,258,299	14,632,353

Registration Payment Arrangements

We account for contingent obligations to make future payments or otherwise transfer consideration under a registration payment arrangement separately from any related financing transaction agreements, and any such contingent obligations are recognized only when it is determined that it is probable that we will become obligated for future payments and the amount, or range of amounts, of such future payments can be reasonably estimated (See Notes 12 and 21).

Legal and Other Contingencies

The Company is involved in various proceedings, legal actions and claims arising in the normal course of business that are more fully described in Note 19. The outcomes of these matters will generally not be known for prolonged periods of time. In certain of the legal proceedings, the claimants seek damages, as well as other compensatory relief, which could result in the payment of significant claims and settlements.  In legal matters for which management determines both that a loss is probable and has sufficient information to reasonably estimate the Company’s future obligations, a liability representing management’s best estimate of the probable cost, or the minimum of the range of probable losses when a best estimate within the range is not known, for the resolution of these legal matters is recorded.  The estimates are based on consultation with legal counsel, previous settlement experience and settlement strategies.

Recent Accounting Pronouncements

In January 2010, the FASB released Accounting Standards Update No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurement. The update requires the Company to (a) disclose significant transfers in and out of Levels One and Two, in addition to transfers in and out of Level Three and (b) separately disclose purchases, sales, issuances, and settlements of our Level Three securities. Additionally, ASU 2010-06 clarifies the information we currently disclose regarding our valuation techniques, inputs used in those valuation models, and the level of detail at which fair value disclosures should be provided. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation of the Level Three activity, which is effective for interim and annual periods beginning after December 15, 2010. The Company adopted ASU 2010-06 as of January 1, 2010 with no material impact on its consolidated financial statements.

In February 2010, the Financial Accounting Standards Board (“FASB”) issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). ASU 2010-09 reiterates that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued but eliminates the required disclosure of the date through which subsequent events have been evaluated. The updated guidance was effective upon issuance and its adoption did not have an impact on the Company’s consolidated financial statements.

In December 2010, the FASB released Accounting Standards Update 2010-28 (“ASU 2010-28”), Intangibles-Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The update requires a company to perform Step 2 of the goodwill impairment test if the carrying value of the reporting unit is zero or negative and adverse qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The qualitative factors to consider are consistent with the existing guidance and examples in Topic 350, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The requirements in ASU 2010-28 are effective for public companies in the first annual period beginning after December 15, 2010. ASU 2010-28 is not expected to materially impact the Company’s consolidated financial statements.

Other accounting standards and exposure drafts, such as exposure drafts related to revenue recognition, lease accounting, loss contingencies, comprehensive income and fair value measurements, that have been issued or proposed by the FASB or other standards setting bodies that do not require adoption until a future date are being evaluated by the Company to determine whether adoption will have a material impact on the Company’s consolidated financial statements.

4. RESTRICTED CASH

Restricted cash at December 31, 2010 consists of $224 thousand of cash held in an escrow account pursuant to the Tax Escrow Agreement, which was established during the quarter ended June 30, 2010 in connection with the Convertible Preferred Stock financing transaction (see Note 12).  Cash held in the escrow account is invested in the escrow agent’s insured money market account and any income earned on such funds is added to the balance held in escrow.  In accordance with the terms of the Tax Escrow Agreement, funds held in the escrow account may be released to pay tax claims by federal or state taxing authorities, or in the event that the Company’s estimated contingent tax liability, as reflected in its periodic reporting on either Form 10-Q or 10-K, is reduced for reasons other than actual payment of tax claims, subject to compliance with specific provisions of the agreement.  For the year ending December 31, 2010, the initial contingent tax liability of $651 thousand was reduced by $427 thousand based on the expiration of the federal statute of limitations relating to certain 2006 income.  The Company anticipates the remaining $224 thousand balance of restricted cash will be released from the escrow account by the second quarter of 2011 based on the expiration of the federal statute of limitations relating to the tax year 2007.

5. INVENTORIES, net

Inventories consist of the following:

	December 31,	December 31,
	2010	2009
Finished goods	$1,279,829	$734,819
Reserve of obsolescence	(168,997)	(168,996)
Total inventory, net	$1,110,832	$565,823

6. PROPERTY AND EQUIPMENT, net

Property and equipment consists of the following:

	December 31,	December 31,
	2010	2009
Computer software and equipment	$1,100,003	$1,097,181
Furniture and equipment	57,143	298,333
Hardware for customer use	1,417,948	394,861
Property and equipment, gross	2,575,094	1,790,375
Less: accumulated depreciation	(1,595,261)	(1,045,729)
Property and equipment, net	$979,833	$744,646

Depreciation expense for the years ended December 31, 2010 and 2009 was $567 thousand and $367 thousand respectively. Based on the Company’s decision to close the Newtown, PA office during 2010, the Company wrote off the remaining capital lease of $66 thousand pertaining to office furniture acquired as part of the Newtown, PA sublease.

7. GOODWILL AND PATENTS

The Company recorded goodwill in the amount of $1.7 million in connection with its acquisition of SurgiCount Medical, Inc. in February 2005.  During the year ended December 31, 2007, cumulative gross revenues of SurgiCount exceeded $1,000,000 and as such the Company issued 100,000 shares of common stock, valued at approximately $132 thousand to the SurgiCount founders, as contingent consideration, which was recorded as additional goodwill.  In addition, in connection with the SurgiCount acquisition, the Company recorded patents acquired that were valued at $4.7 million.

Patents, net, consist of the following:

	December 31, 2010	December 31, 2009
Patents	$4,684,576	$4,684,576
Accumulated amortization	(1,895,493)	(1,570,551)
	$2,789,083	$3,114,025

The patents are subject to amortization over their original estimated useful life of 14.4 years.  Amortization expense was $325 thousand for the years ended December 31, 2010 and 2009.  The following table presents estimated amortization expense for each of the succeeding five calendar years and thereafter:

2011	$324,941
2012	324,941
2013	324,941
2014	324,941
2015	324,941
Thereafter	1,164,378
Total	$2,789,083

8. LONG-TERM INVESTMENT

The long-term investment consists of the following:

	December 31, 2010	December 31, 2009
Alacra Corporation	$666,667	$666,667
Investment impairment	$(666,667)	—
	$—	$666,667

At December 31, 2010 and 2009, the Company had an investment in shares of Series F convertible preferred stock of Alacra, Inc.   (“Alacra”), a global provider of business and financial information in New York, recorded at its cost of $667 thousand.  The Company has the right, to the extent that Alacra has legally available funds, to have the Series F convertible preferred stock redeemed by Alacra for face value plus accrued dividends beginning on December 31, 2006. During the year ended December 31, 2007, Alacra redeemed one-third of the Series F convertible preferred stock.

During the quarter ended December 31, 2010, the Company determined that impairment indicators were present due to Alacra’s continued inability/unwillingness to honor the Company’s redemption demands, despite Company enhanced efforts to exit this investment through the redemption process.  Based primarily on its inability to realize any value through the redemption process and the lack of willing buyers or a market to facilitate a sale of this investment, the Company recorded a non-cash other-than-temporary impairment charge of $667 thousand, which represented the full carrying value prior to the impairment, as the fair value of the investment as of December 31, 2010 was determined to be $0.  The Company intends to continue to seek to collect on this preferred stock through legally available means.

9. CONVERTIBLE NOTE PAYABLE

Convertible note payable at December 31, 2010 and 2009 are comprised of the follow:

	2010	2009
Ault Glazer Capital Partners (“AGCP”)	$-	$1,424,558

As described in Note 19, during 2010 the Company entered into an agreement with AGCP pursuant to which the previously outstanding convertible note was fully satisfied through the issuance of 500,000 shares of the Company’s common stock to a creditor of AGCP.  In connection with this agreement, the Company recorded a gain on debt extinguishment of approximately $893 thousand as shown below:

Reacquisition price:
Fair value of common stock issued	$400,000
Other related costs	131,554
Total reacquisition price	531,554
Less: Carrying value of convertible note payable	1,424,558
Gain of debt extinguishment	$(893,004)

10. ACCRUED LIABILITIES

Accrued liabilities are comprised of the following:

	December 31, 2010	December 31, 2009
Accrued lease liability	$102,667	$7,547
Accrued dividends on Series A Preferred Stock	114,976	114,976
Accrued salaries	—	47,449
Accrued officer severance	169,716	—
Accrued director's fees	—	162,500
Contingent tax liability	223,523	740,726
Accrued commissions	—	13,200
Other	331,590	156,478
Total accrued liabilities	$942,472	$1,242,876

11. DEFERRED REVENUE

Deferred revenues consist of the following:

	December 31, 2010	December 31, 2009

Cardinal Health advance payment on purchase order	$1,079,434	$8,000,000
Scanner reimbursement revenue	398,286	99,144
Total	$1,477,720	$8,099,144

Cardinal Health advance payment on purchase order

In connection with the execution of the Supply and Distribution Agreement in November 2009, Cardinal Health issued a $10.0 million stocking purchase order for products used in our Safety-Sponge® System that called for deliveries of stocking inventory over a 12-month period (the “Forward Order”). Cardinal Health paid us $8.0 million as partial pre-payment of the Forward Order, and agreed to pay $2.0 million directly to A Plus, to pay for product when A Plus invoices the Company. Cardinal Health also agreed to place a second $5.0 million stocking purchase order prior at the end of the third quarter of 2010, based on whether the Company achieved certain conditions, including a minimum targeted customer sales threshold. Both Cardinal Health and the Company jointly agreed in late 2010 not to go forward with this second stocking purchase order. Cardinal Health also agreed to maintain normal ordering patterns and volumes for purchasing our Safety-Sponge® products throughout 2010 and not to use any of the inventory delivered under the Forward Order to meet immediate hospital demand. In late 2010 Cardinal Health requested to change the product mix of the Forward Order. The Company agreed to this change, however, because the products Cardinal Health requested were not immediately available, Cardinal agreed to take delivery of the remaining inventory on a modified schedule. As of December 31, 2010 we had delivered approximately $8.9 million ($6.9 million from the Company and $2.0 million from A Plus) of the Forward Order and we anticipate delivering the remaining $1.1 million of Forward Order inventory in the first half of 2011.

Scanner reimbursement revenue

Beginning with the third quarter of 2009, the Company began to provide its SurgiCounter™ scanners and related software to most hospitals at no cost when they adopt its Safety-Sponge® System.  Under the distribution agreement with Cardinal Health, Cardinal has agreed to reimburse the Company for a percentage of the scanner costs supplied to certain hospitals.  Payments received from Cardinal relating to scanner cost reimbursements are deferred, and recognized as revenue on a pro-rata basis over the life of the scanner (which approximates the term of the hospital purchase commitment).

12. EQUITY TRANSACTIONS

Series A Preferred Stock

The Series A preferred stock has a cumulative 7% quarterly dividend and is convertible into the number of shares of common stock by dividing the purchase price for the convertible preferred stock by conversion price in effect, currently $4.44. The convertible preferred stock has anti-dilution provisions, which can change the conversion price in certain circumstances. In the event the Company subdivides its outstanding shares of common stock into a greater number of shares of common stock the conversion price in effect would be reduced, thereby increasing the total number of shares of common stock that the convertible preferred stock is convertible into.  At any time until February 22, 2010, the holder had the right to convert the shares of convertible preferred stock into the Company’s common stock.  Upon liquidation, dissolution or winding up of the Company, the stockholders of the convertible preferred stock are entitled to receive $100 per share plus any accrued and unpaid dividends before distributions to any holder of the Company’s common stock.  At any time on or after February 22, 2003, the Company may redeem the convertible preferred stock at a redemption price in cash equal to the liquidation preference per share plus any accrued and unpaid dividends thereon through the date of such redemption.

The Company recorded $76 thousand in Series A Preferred Stock dividend for the years ended December 31, 2010 and 2009.  The Company had Series A Preferred Stock accrued dividends of $115 thousand and $115 thousand for the years ended December 31, 2010 and 2009, respectively.

Series B Preferred Stock

The Company issued 60,500 shares of $1 par value; $100 stated value Series B preferred convertible shares (“Series B Preferred”).  The buyers of the Series B Preferred shares were accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933, and included A Plus International, Inc. (“A Plus”) JMR Capital Ltd., and Catalysis Partners, LLC.  Wenchen (“Wayne”) Lin, a member of our board of directors (“Board”) is founder and significant beneficial owner of A Plus.  John Francis, a member of our Board, has voting and investment control over securities held by Francis Capital Management, LLC, which acts as the investment manager for Catalysis Partners, LLC.

The rights, preferences and privileges of the Series B Preferred are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on the initial closing date of June 24, 2010 (the “Series B Certificate”) (500 of the 60,500 shares were issued on a subsequent closing date, on substantially the same terms, on December 6, 2010).  The Series B Certificate authorizes 150,000 shares of Series B Preferred, with a par value of $1.00 per share and a stated value per share of $100.  Holders of the Series B Preferred are entitled to receive quarterly cumulative dividends at a rate of 7.00% per annum, beginning on July 1, 2010.  All dividends due on or prior to December 31, 2011 are payable in kind in the form of additional shares of Series B Preferred, and all dividends payable after December 31, 2011 are payable solely in cash.  On November 15, 2010 the board of directors declared dividends on the Series B Preferred stock covering the period June 24, 2010 (the date of issuance) through to September 30, 2010, totaling $110 thousand. The dividend will be paid to the Series B Preferred shareholders during the quarter ended December 31, 2010 by issuing an additional 1,089 shares of Series B Preferred shares, valued at $100 per share, and cash of $0.41 thousand, reflecting fractional share amounts.

As long as shares of Series B Preferred are outstanding, we are restricted from making certain payments in respect of any of our junior and  pari passu  securities, except that we may pay dividends due and paid in the ordinary course on our Series A Convertible Preferred Stock when we are otherwise in compliance with our payment obligations to the holders of the Series B Preferred.

The Series B Preferred does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters.  Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred are entitled to elect two additional directors to our board of directors and, within two business days, we must create a special committee of our board of directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.  The Series B Preferred are entitled to receive, prior and in preference to all other shares of our capital stock (with an exception noted below), upon liquidation, dissolution or winding up of the Company an amount per share equal to the greater of (i) the stated value of the Series B Preferred, plus accrued but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred been converted into our common stock immediately prior to such liquidation.  Notwithstanding the foregoing, the first $1,095,000 of distributable amounts in a liquidation shall first be paid to the holders of our Series A Convertible Preferred Stock.  Mergers, sales of substantially all assets and similar transactions are deemed to be liquidations for purposes of the liquidation preference.

The Series B Preferred is convertible at any time at the option of the holder into shares of our common stock at $.75 per share, subject to conventional adjustments for stock splits, stock combinations and the like.  We are subject to certain liquidated damages if we fail to timely honor our conversion obligations as set forth in the Series B Certificate.  The Series B Preferred is not redeemable either by the Company or by the holders.  However, shares of our Series B Preferred automatically convert into shares of our common stock at the $.75 conversion price if both of the following conditions are satisfied: (a) the daily volume weighted average price of our common stock is equal to or in excess of $1.50 per share for all trading days during any 6-month period and (b) the number of shares traded during such period averages at least 50,000 shares of common stock per trading day.  Also, the Series B Preferred automatically convert into shares of our common stock at the applicable conversion price if our operating income is positive for at least four consecutive fiscal quarters and our cumulative operating income during such four fiscal quarters is at least $5,000,000.

As contemplated by the Purchase Agreement, on the June 24, 2010 (the “Closing Date”) we also entered into a Registration Rights Agreement with the Buyers (the “Holders”), to provide for certain registration rights (the “Registration Rights Agreement”).  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement to register the shares of common stock issued to the Holders upon conversion of the Series B Preferred Stock purchased by them in the Financing, as well as any other shares of common stock held by the Holders on the Closing Date, within 90 days, and have such registration statement declared effective within 150 days of the Closing Date.  In addition to the foregoing mandatory registration, we also granted the Holders demand and “piggyback” registration rights.  We have agreed to pay substantially all of the costs and expenses related to the filing of the registration statements and any underwritten public offering required pursuant to the Registration Rights Agreement.  The Holders have waived their registration rights, under this agreement, that required the Company to file a registration statement within 90 days of the Closing Date, and these registration rights have been replaced under the registration rights agreement entered into in March 2011 as a part of our Private Placement Financing which amended and restated the Registration Right Agreement. (See Note 21). Accordingly, as of December 31, 2010 no liquidated damages have been accrued pursuant to the Registration Rights Agreement.

Common Stock

On January 2, 2009, the Company issued 2,576,326 million warrants to purchase shares of the Company’s common stock to warrant holders, pursuant to the anti-dilution clauses in their original warrants.  The warrants are exercisable through the term of the original warrant and have an exercise price of $0.75.

On January 29, 2009, the Company entered into a Senior Secured Note and Warrant Purchase Agreement, pursuant to which, the Company sold Senior Notes in the principal amount of $2,550,000 and January Warrants to purchase 1,530,000 shares of the Company’s common stock to the January Investors in consideration for $2,000,000 in cash proceeds and conversion of $550,000 owed under existing promissory notes.  The January Warrants have an exercise price of $1.00 and expire on January 29, 2014.

On July 29, 2009, the Company completed the first closing of a private placement of its common stock.  The shares were issued and sold to accredited investors who were holders of common stock warrants of the Company. The shares of common stock were issued at a per share price of $0.86, paid by cancellation of the common stock warrants held by these holders, and in some cases an additional cash contribution by the holders.  Holders not making cash investment tendered warrants to purchase 1,774,994 million shares of common stock and received 597,190 shares of the Company’s common stock.  Holders who elected to make cash investment tendered warrants to purchase 4,780,990 shares of common stock and $1.5 million in cash, and received 4,780,990 shares of the Company’s common stock.  The exchange resulted in a recognized net gain of $163 thousand for the year ended December 31, 2009.

On September 18, 2009, the Company completed the second and final closing of a private placement of its common stock.  The shares were issued and sold to accredited investors who were holders of common stock warrants of the Company.  The shares of common stock were issued at a per share price of $0.86, paid by cancellation of the common stock warrants held by these holders, and in some cases an additional cash contribution by the holders.  Holders not making cash investment tendered warrants to purchase 59,460 shares of common stock and received 20,383 shares of the Company’s common stock.  Holders who elected to make cash investment tendered warrants to purchase 566,571 shares of common stock and $194 thousand in cash, and received 567,571 shares of the Company’s common stock.  The exchange resulted in a recognized net gain of $849.

For the warrants classified in equity prior to the exchange, the Company accounted for the warrants cancelled as an exchange of warrants for common shares, whereby the repurchase price of the warrants was considered to be the fair value of the common shares issued in the exchange, less any cash received by the Company from the warrant holders.  Under this treatment, the fair value of the warrant exchanged was estimated at the date of the exchange based on the original terms of the warrant and was compared to the repurchase price, and additional expense was recognized by the Company to the extent that the repurchase price exceeded the fair value of the warrant prior to the exchange.

For the warrants classified as derivative liabilities prior to the exchange, the Company accounted for the warrants exchanged as an issuance of common shares to extinguish a liability, and as such, the difference between the reacquisition price and the net carrying amount of the debt was recognized in earnings in the period of extinguishment.  The Company determined that the value of the common stock issued was more clearly evident than the value of the debt, and therefore should be used in the determination of the reacquisition price. In exchanges of warrants classified as derivative liabilities, whereby the Company also receives cash from the warrant holder as part of the exchange, the amount of cash received was netted against the value of the common shares issued to determine the reacquisition price.  Warrants classified as derivative liabilities prior to the exchange were adjusted to the then current fair value on the date of the exchange, and the change in fair value was recognized through earnings.  The adjusted fair value was used in the exchange transaction to determine the gain or loss.

In December 2010, the Company entered into an agreement with convertible note holders and exchanged $1.4 million in principal and interest for 500,000 newly issued shares of the Company’s common stock at a price of $0.80 per share (see Note 9).

Please refer to Note 21 Subsequent Events for a description of a common stock private placement transaction completed in March 2011.

Other Registration Payment Arrangements

In connection with private placements completed in May 2008 and August 2008 in which the Company raised aggregate gross proceeds of approximately $5.1 million through the issuance of approximately 4.1 million shares of our common stock and approximately 2.5 million warrants to purchase shares of our common stock, we granted registration rights to the investors in these private placements (collectively, the “Investors”).  Under the agreements relating to the May 2008 and August 2008 offerings, the Company agreed to file registration statements to register the shares of the common stock and the shares of common stock underlying the warrants issued in these private placements within 6 months of each respective closing date, and that the registration statements needed to be effective within 120 days from such filing date.  These agreements include provisions under which the Company would be liable for cash liquidated damages in an amount equal to 1.5% of each Investor’s respective aggregate purchase price for each month that elapses after such filing deadline or effectiveness deadline, as the case may be, plus interest at an annual rate of 12%.  There are no contractual limits on the maximum amount of liquidated damages the Company could be liable for under these agreements.

The Company failed to comply with the registration provisions of the 2008 agreements; however (I) the Company believes its has legal defenses, with respect to a significant portion of these liquidated damages, based on statutes that operate to limit liquidated damages and (II) obtained waivers from some of the Investors who were large purchasers in these private placements.  Based on waivers already received by the Company from these Investors, but without giving effect to any legal defenses, the Company estimates that its maximum exposure for damages under these agreements as of December 31, 2010 is approximately $500 thousand.  However, the Company does not believe that it is probable that losses will ever be incurred related to these liquidated damages, and therefore has not recorded any accrual as of December 31, 2010 relating to potential damages under these agreements.

13. WARRANTS AND WARRANT DERIVATIVE LIABILITY

The following table summarizes warrants to purchase common stock activity for the two years ended December 31, 2010 and 2009:

	Amount	Range of Exercise Price
Warrants outstanding December 31, 2008	10,719,896	$1.25 - 6.05
Issued	5,996,326	$0.75 - 4.00
Cancelled/Expired	(8,651,244)	$0.75 - 5.95
Warrants outstanding December 31, 2009	8,064,978	$0.75 - 6.05
Issued	—	$-
Cancelled/Expired	(770,059)	$0.75 - 6.05
Warrants outstanding December 31, 2010	7,294,919	$0.75 - 4.50

At December 31, 2010, stock purchase warrants will expire as follows:

		Range of
	# of	Exercise
	Warrants	Price
2011	2,134,752	$0.75 - 4.50	*
2012	818,000	$1.40 - 2.00	*
2013	1,946,959	$2.00
2014	1,890,000	$0.75 - 1.40	*
2015	505,208	$1.82 - 4.00

Total	7,294,919	$0.75 - 4.50

The weighted-average remaining contractual life of the warrants outstanding at December 31, 2010 is 2.8 years.

* Included are certain warrants which contain antidilution rights if the Company grants or issues securities for less than exercise price.

Warrants

On January 2, 2009, the Company issued 2,576,326 million warrants to purchase shares of the Company’s common stock to warrant holders, pursuant to the anti-dilution clauses in their original warrants.  The warrants are exercisable through the term of the original warrant and have an exercise price of $0.75.  This resulted in a one-time expense of $1.3 million.

In connection with the January Warrants, the Company issued 1,530,000 warrants to purchase the Company’s common stock. The January Warrants have an exercise price of $1.00 and expire on January 29, 2014.  The Company recorded a debt discount in the amount of $1.3 million based on the estimated relative fair value allocated to the warrants.

On November 17, 2009, the Company issued 15,000 warrants in connections with services provided a former Interim Chief Financial Officer.  This resulted in a one-time expense of $20,633.

On November 19, 2009, in connection with the execution of a new supply and distribution agreement with Cardinal Health (see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor,” above), the Company issued Cardinal Health warrants to purchase 1,250,000 shares of its common stock at $2 per share and 625,000 shares of its common stock at $4 per share pursuant to a Warrant Purchase Agreement dated effective November 19, 2009.  This resulted in a one-time expense of $2.4 million.

Warrant Derivative Liability

During 2009, an additional 6,938,082 warrants with a value of $4,240,000 were reclassified from additional paid in capital to liability in accordance with ASC 815-40.  On August 6, 2009, the shareholders voted to approve a proposal to increase the total number of authorized shares from 25.0 million to 100.0 million shares of common stock and the Company amended its certificate of incorporation reflecting the increase.  As such, in accordance with ASC 815-40, certain warrants previously classified as liabilities due to a lack of sufficient authorized shares outstanding were reclassified to equity at fair value on the date of the increase in authorized shares of common stock.  A total of 2,853,577 warrants with a fair value of $2,152,940 were reclassified from liability to additional paid in capital.

Effective January 1, 2009, upon the adoption of guidance codified in FASB ASC 815-40, Derivatives and Hedging (previously EITF 07-5,   Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock), the Company reclassified approximately 1.2 million outstanding warrants that were previously classified as equity to a derivative liability.  This reclassification was necessary as the Company determined that certain terms included in these warrant agreements provided for a possible future adjustment to the warrant exercise price, and accordingly, under the provisions of ASC 815-40, these warrants did not meet the criteria for being considered to be indexed to the Company’s stock.  As such, these warrants no longer qualified for the exception to derivative liability treatment provided for in ASC 815-10. The estimated fair value of the warrants reclassified at January 1, 2009 pursuant to ASC 815-40 was determined to be $707 thousand.  The cumulative effect of the change in accounting for these warrants of $875 thousand was recognized as an adjustment to the opening balance of accumulated deficit at January 1, 2009 based on the difference between the amounts recognized in the consolidated balance sheet before the initial adoption of ASC 815-40 and the amounts recognized in the consolidated balance sheet as a result of the initial application of ASC 815-40.  The amounts recognized in the consolidated balance sheet as a result of the initial application of ASC 815-40 on January 1, 2009 were determined based on the amounts that would have been recognized if ASC 815-40 had been applied from the issuance date of the warrants.

At December 31, 2010, warrants to purchase a total of 2,567,686 shares, with an estimated fair value of $992 thousand are included in liabilities in the accompanying balance sheet.  Based on the change in fair value of the warrant derivative liability, the Company recorded a non-cash gain of $2.7 million for the year ended December 31, 2010 (see Note 14).

14. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

The Company adopted the fair value measurement and disclosure requirements of FASB guidance as codified in ASC 820 Fair Value Measurements and Disclosures (“ASC 820”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements.  This standard applies in situations where other accounting pronouncements either permit or require fair value measurements. ASC 820 does not require any new fair value measurements.

Fair value is defined in ASC 820 as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value measurements are to be considered from the perspective of a market participant that holds the assets or owes the liability.  ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical or similar assets and liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments Measured at Fair Value on a Recurring Basis

ASC 820 requires disclosure of the level within the fair value hierarchy used by the Company to value financial assets and liabilities that are measured at fair value on a recurring basis.  At December 31, 2010 and 2009, the Company had a total of 2,567,686 outstanding warrants to purchase common shares of its stock that are classified as warrant derivative liabilities with a fair value of $ 992 thousand and $3.7 million, respectively.  The warrants are valued using Level 3 inputs because there are significant unobservable inputs associated with them.

The Company estimates the fair value of these warrants and embedded conversion features using the Monte Carlo simulation option price model.  In applying the Monte Carlo simulation model, the Company used the following assumptions to value its derivative liabilities during the year ended December 31, 2010:

For the year ended
December 31, 2010
Annual dividend yield	—
Expected life (years)	0.68 — 2.38
Risk-free interest rate	0.19% — 0.61%
Expected volatility	90%

Prior to the 4th quarter in 2010, the fair value estimate relating to warrants classified as derivative liabilities had been based on a Black-Scholes valuation model.  During the current period the Company changed to a Monte Carlo simulation model for valuation of these warrants as it determined that use of a binomial lattice model was more representative of fair value in the circumstances.  In accordance with accounting guidance in ASC 820-10, this was accounted for as a change in accounting estimate.

The following table reconciles the warrant derivative liability measured at fair on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010 and 2009:

January 1, 2009	$2,469,598
Transfers in	3,532,780
Transfers out	(7,900,167)
Realized loss included in earnings	5,564,125
December 31, 2009	3,666,336
Transfers in	-
Transfers out	-
Realized gain included in earnings	(2,674,654)
December 31, 2010	$991,682

Gains included in earnings for the period ended December 31, 2010, are reported in other income (expense) in the amount of $2.7 million.  Losses included in earnings for the period ended December 31, 2009 are reported in other income (expense) in the amount of $5.6 million.

15. STOCK OPTION PLANS

In November 2005, the Company approved the Amended and Restated 2005 Stock Option and Restricted Stock Plan (the   “2005 SOP”).  The 2005 SOP reserves 2,000,000 shares of common stock for grants of incentive stock options, nonqualified stock options, warrants and restricted stock awards to employees, non–employee directors and consultants performing services for the Company.  Options granted under the 2005 SOP have an exercise price equal to or greater than the fair market value of the underlying common stock at the date of grant and become exercisable based on a vesting schedule determined at the date of grant.  The options generally expire 10 years from the date of grant.  Restricted stock awards granted under the 2005 SOP are subject to a vesting period determined at the date of grant.  As of December 31, 2010 1,257,132 shares remain authorized under this plan.

In August  2009, the Company approved the 2009 Stock Option Plan (the “2009 SOP”).  The 2009 SOP reserves 3.0 million shares of common stock for grants of incentive stock options, nonqualified stock options, warrants and restricted stock awards to employees, non–employee directors and consultants performing services for the Company.  Options granted under the 2009 SOP have an exercise price equal to or greater than the fair market value of the underlying common stock at the date of grant and become exercisable based on a vesting schedule determined at the date of grant.  The options generally expire 10 years from the date of grant.  Restricted stock awards granted under the 2009 SOP are subject to a vesting period determined at the date of grant.  As of December 31, 2010, 671,968 shares remain authorized under this plan.

All options that the Company granted during the year ended December 31, 2010 and 2009 were granted at the per share fair market value on the grant date.  Vesting of options differs based on the terms of each option.  The Company utilized the Black-Scholes option pricing model and the  assumptions used for each period are as follows:

	Year Ended December 31,
	2010	2009
Weighted average risk free interest rate	1.81%	2.37%
Weighted average life (in years)	5.47	6.0
Weighted average volatility	98%	141%
Expected dividend yield	0%	0%
Weighted average grant-date fair value per share of options granted	$0.64	$0.88

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on its common stock.  Expected volatility is based on the historical volatility of the Company’s common stock over the period commensurate with the expected life of the options. During the 4th quarter of 2010, the Company changed the way it determined the estimated volatility from using a daily volatility measurement to a weekly volatility measurement as it believed that use of a weekly measurement was more representative of the expected future volatility.  The risk-free interest rate is based on rates published by the Federal Reserve Board.  The expected life is based on observed and expected time to post-vesting exercise.  The expected forfeiture rate is based on past experience and employee retention data.  Forfeitures are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from those estimates or if the Company updates its estimated forfeiture rate.  Such amounts will be recorded as a cumulative adjustment in the period in which the estimate is changed.  The change in the expected volatility calculation was determined by management to be a change in accounting estimate.

A summary of stock option activity for the year ended December 31, 2010 is presented below:

Outstanding Options
			Weighted
			Average
		Weighted	Remaining	Aggregate
Number of		Average Exercise	Contractual Life	Intrinsic Value
Shares		Price	(years)	(1)
Balance at December 31, 2008	1,627,000	$2.40	8.43	$—
Options Granted (2)	6,392,500	$0.96	9.31
Exercised	(21,868)	$1.25	8.45
Forfeited	(15,000)	$4.30	—
Cancelled	(2,161,632)	$0.81

Balance at December 31, 2009	5,821,000	$1.41	8.96	$—
Options Granted (3)	4,687,877	$0.89	9.04
Exercised	—	$—	—
Forfeited	(345,000)	$1.76	8.89
Cancelled	(2,191,928)	$1.21
Balance at December 31, 2010	7,971,949	$1.11	7.35	$799,169
Vested and exercisable as of December 31, 2009	3,618,176	$1.40	5.37	$261,667
Unvested as of December 31, 2010	4,353,773	$0.88	9.00	$537,503

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $0.94 of the Company’s common stock at December 31, 2010.

(2)	Includes 3,150,000 non-qualified options that were issued outside the 2005 and 2009 stock option plans. As of 12/31/10 1,141,667 of these options remained outstanding.

(3)	Includes 1,500,000 non-qualified options and 950,000 incentive stock options that were issued outside the 2005 and 2009 stock option plans.

The total grant date fair value of stock options granted during the years ended December 31, 2010 and 2009 was $3.2 million and $5.6 million, respectively.  During the years ended December 31, 2010 and 2009, the Company recognized stock-based compensation expense relating to stock options of $1.6 million and $1.3 million, respectively.

During 2010, the Company entered into a Release and Separation Agreement with the Company’s former CEO, former members of the board of directors and former employees, pursuant to which their respective stock option grants were modified.  In connection with these modifications, the Company recorded incremental stock based compensation expense, based on the change in fair value of the modified options, of $294 thousand for the year ended December 31, 2010.

As of December 31, 2010, there was approximately $2.5 million of unrecognized compensation costs related to outstanding employee stock options.  This amount is expected to be recognized over a weighted average period of 3.32 years.  To the extent the forfeiture rate is different from what the Company anticipated; stock-based compensation related to these awards will be different from the Company’s expectations.

16. RELATED PARTY TRANSACTIONS

Convertible Note Payable

During 2010, the Company recognized a gain on debt extinguishment of  $893 thousand in connection with the settlement of a convertible note payable with a previous carrying value of $1.42 million, that prior to the settlement was held by Ault Glazer Capital Partners , LLC, which was at the time of contract controlled by Milton “Todd” Ault III, a former Chairman and Chief Executive Officer of the Company and Louis Glazer, M.D. Ph.G., who is a member of the board of directors and who has a significant beneficial interest in our common and  Series A preferred stock (see Note 9).

A Plus International, Inc.

During the years ended December 31, 2010 and 2009, the Company recognized cost of revenues of approximately $6 million and $2 million, respectively, in connection with the manufacture of surgical products used in the Safety-Sponge® System by A Plus.   Amounts for the year ended December 31, 2010 include amounts billed directly to the Company and shipments made on behalf of the $2,000,000.  At December 31, 2010 and 2009, the Company’s accounts payable included $2.2 million and $1.6 million respectively, owed to A Plus in connection with the manufacture and supply of surgical products used in the Safety-Sponge® System.  Effective June 1, 2009, the terms of the Company’s supply agreement with A Plus were clarified to provide that title to surgical products purchased, transferred to the Company upon receipt by A Plus at its Chino, California warehouse.  Wayne Lin, a Director and significant beneficial owner of the Company is a founder and significant owner of A Plus.  On June 24, 2010, A Plus converted $1.0 million of accounts payable owed to A Plus into 10,000 shares of Series B Preferred Stock.

Kane Aviation

Prior to June 24, 2010, from time to time, the Company used the services of an aircraft owning partnership principally owned by Steven H. Kane, the Company’s former Chief Executive Officer for air travel.  During the years ended December 31, 2010 and 2009, the Company incurred $19 thousand and $16 thousand respectively, of expenses related to the use of such air travel services.

Francis Capital Management

On June 24, 2010, Catalysis Partners, LLC, invested $1.0 million in the Series B Preferred Stock transaction (see Note 12).  John P. Francis, a member of our board of directors, has voting and investment control over securities held by Francis Capital Management, LLC, which acts as the investment manager for Catalysis Partners, LLC.

Release and Separation Agreements

In connection with the Series B Preferred Stock financing (see Note 12), Steven H. Kane, the Company’s former CEO, resigned as a Director, President and Chief Executive Officer, and Howard E. Chase, Loren McFarland, Eugene A. Bauer, MD, and William M. Hitchcock also resigned as members of our board of directors (the “Board”) and received certain severance benefits.

In connection with Mr. Kane’s resignation, we entered into a Separation Agreement and Mutual General Release with Steven Kane (the “Kane Release”).  Under the Kane Release, Mr. Kane will receive, subject to compliance with its terms, 12 months of salary and health payments, and waived his rights to any bonus payment, or payment for excise taxes.  The Kane Release also provided for the payment to Mr. Kane, in cash, of an aggregate $235 thousand as payment in full for all accrued Director Fees and salary, accrued vacation, and accrued severance benefits of $349 thousand as of June 30, 2010 as provided in his employment agreement.  The Kane Release contains other provisions, including provisions relating to stock options and other matters.

In connection with the resignation of Messrs. Chase, McFarland, Hitchcock and Dr. Bauer as members of our Board, effective as of June 24, 2010, we entered into a Separation Agreement and Mutual General Release with such individuals (the “Director Release”).  The Director Release provided for the payment, in cash, of the following unpaid Director’s fees not previously approved by the Compensation Committee:  $83.5 thousand to Mr. Chase, $64.9 thousand to Mr. McFarland, $10.0 thousand to Mr. Hitchcock and $10.0 thousand to Dr. Bauer.  The Director Release contains other provisions, including provisions relating to stock options and other matters

17.  INCOME TAXES

For financial reporting purposes, income (loss) before income taxes includes the following components for the years ended December 31, 20010 and 2009:

	2010	2009
United States	$1,142,906	$(17,709,652)

The (benefit) provision for income taxes for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Current:
Federal	$(44,942)	$44,942
State	(6,412)	13,295

Total current tax expense	(51,354)	58,237

Deferred:
Federal	(617,352)	(183,740)
State	(188,416)	(52,894)
Total deferred tax benefit	(805,768)	(236,634)

Total income tax benefit	$(857,122)	$(178,397)

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carry forwards.

For the years ended December 31, 2010 and 2009, a reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

	2010	2009
Statutory rate	34.00%	(34.00)%
State rate	(6.44)%	(2.80)%
Uncertain tax position adjustments	(487.37)%	18.11%
Non-deductible Items	—	0.23%
Warrant derivative liability	(77.45)%	9.57)%
Incentive stock option	1.30%	0.00%
Warrant expense	—	7.89%
Other	2.61%	0.00%
Valuation allowance	458.35%	(0.00)%
Total effective tax rate	(74.99)%	(1.00)%

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.  Significant components of the Company’s deferred tax assets as of December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred Tax Assets:
Compensation related accruals	$3,529,464	$376,704
Inventory	67,319	67,319
Investments	265,562	-
Net operating loss carryovers	2,602,480	-
Other	1,700	38,034
Total deferred tax assets	6,466,525	482,057

Deferred Tax Liabilities:
Book and tax basis differences arising from purchased patents	(1,111,014)	(1,240,455)
Other	(116,960)	(47,370)
Total deferred tax liability	(1,227,974)	(1,287,825)

Net deferred tax asset (liability) before valuation allowance	5,238,551	(805,768)

Less: valuation allowance	(5,238,551)	—

Net deferred tax asset (liability)	$—	$(805,768)

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.  As of December 31, 2010, the Company has provided a valuation allowance in the amount of $5.2 million.  The federal and state net operating losses expire in varying amounts through 2029.

On January 1, 2007 the Company adopted the provisions of ASC 740-10, Income Taxes, relating to accounting for uncertain tax positions.  ASC 740-10 addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.  The Company did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Gross unrecognized tax benefits at January 1	$57,760	$—
Changes to unrecognized tax positions from a prior period	(57,760)	57,760
Increases for tax positions in current year	—	—

Gross unrecognized tax benefits at December 31	$—	$57,760

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the calendar years ended December 31, 2007 through December 31, 2010.  The Company and its subsidiary’s state tax returns are also open to audit under similar statute of limitations for the calendar years ended December 31, 2006 through December 31, 2010.  The Company is currently not under examination by any taxing authorities.  During December 2010 the Company resolved the uncertain tax position provided for in the prior year.  As of December 31, 2010 the Company had Federal and State net operating loss carry forwards of approximately $12.2 million and $3.1 million, respectively.  During 2010 the Company performed a limited scope analysis of the potential impact of a limitation of the usage of its net operating loss carryovers under IRC §382.  The results of this analysis allowed management to include a portion of the federal and state net operating loss carryovers in the determination of its net deferred tax asset or liability.   In addition, during 2010 deferred tax assets of approximately $2.8 million were added based on the completion of an analysis of the deferred tax assets relating to stock compensation.

The Company accrues interest, as applicable, on unrecognized tax benefits as a component of income tax expense. Penalties, if incurred, would be recognized as a component of income tax expense.  The Company had no such accrued interest or penalties included in the accrued liabilities associated with unrecognized tax benefits as of the date of adoption.

Additionally, the Company is subject to tax examinations for payroll, value added, sales-based and other taxes.  The Company is currently not under examination by the taxing authorities relating to these other types of taxes.  Where appropriate, the Company has made accruals for these matters, which are reflected in the Company’s consolidated financial statements.

18. MAJOR CUSTOMERS, SUPPLIERS, SEGMENT AND RELATED INFORMATION

Major Customers

During the years ended December 31, 2010 and 2009, due to its exclusive distribution agreement with Cardinal Health (See Note 11), the Company had one customer that represented in excess of 99% and 88% of total revenues in 2010 and 2009, respectively.

Suppliers

The Company relies primarily on a third-party supplier, A Plus, to supply all the surgical sponges and towels used in its Safety-Sponge® System.  The Company also relies on a number of third parties to manufacture certain other components of its Safety-Sponge® System.  If A Plus or any of the Company’s other third-party manufacturers cannot, or will not, manufacture its products in the required volumes, on a cost-effective basis, in a timely manner, or at all, the Company will have to secure additional manufacturing capacity.  Any interruption or delay in manufacturing could have a material adverse effect on the Company’s business and operating results (see Note 16).

Furthermore, all products obtained from A Plus are manufactured in China.  As such, the supply of product from A Plus is subject to various political, economic, and other risks and uncertainties inherent in importing products from this country, including among other risks, export/import duties, quotas and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Segment and Related Information

The Company presents its business as one reportable segment due to the similarity in nature of products marketed, financial performance measures, and methods of distribution and customer markets.  The Company’s chief operating decision making officer reviews financial information on the Company’s patient safety products on a consolidated basis.

The following table summarizes revenues by geographic region.  Revenues are attributed to countries based on customer location:

Years Ended December 31,	2010	2009
Revenues:
United States	$14,797,013	$4,503,535
Other	—	—
Total revenues	$14,797,013	$4,503,535

The following table summarizes revenues by product line.

Years Ended December 31,	2010	2009
Revenues:
Surgical sponges and towels	$14,674,716	$4,234,903
Scanners and related products	122,297	268,632
Total revenues	$14,797,013	$4,503,535

19.  COMMITMENTS AND CONTINGENCIES

Operating Leases

We do not own any real estate or other physical properties materially important to our operations.   In November 2010, we relocated our corporate headquarters to 2 Venture Plaza, Suite #350, Irvine, CA 92618, where we rent approximately 5,000 square feet of office space.  In January 2010, previous management temporarily relocated our headquarters to 5 Caufield Place, Suite 102, Newtown, PA 18940 (the CEO and CFO at the time were based in Pennsylvania), where they entered into a sublease on December 31, 2009 for 5,670 square feet of office space.  Effective in June 2010, we took a charge of $371 thousand for the remaining lease payments of the Newtown property and at the time assumed there would be no sub-sublease income to offset this cost, given the soft local commercial real estate rental market.  However, in November 2010, we entered into a sub-sublease with Centrak, to take over the space in Newtown, PA, where they agreed to sub-sublease the space through the remaining term of our sublease or through to April 30, 2013, paying  $8,225 per month starting in January 2011 for each month during months one (1) through twelve (12), (ii) $8,697 per month for months thirteen (13) through twenty four (24), and (iii) $9,170 per month for months twenty five (25) through the expiration of the Sub-Sublease.  The base rent paid by Centrak includes landlord operating expenses, taxes and utilities that a reasonable tenant making comparable use of the subleased premises to that being made by the Sub-Subtenant would typically incur.  The Sub-Subtenant will be responsible for any additional utility costs that are not our responsibility.   As a result of this sub-sublease arrangement, the Company adjusted its charge taken in the second quarter of 2010 by reducing it $219 thousand for the present value of the sub-subrental income to be received through to the end of this sublease.

We also vacated our approximate 4,000 square feet of office space at our former headquarters located at 43460 Ridge Park Drive, Suite 140, Temecula, CA 92590 on December 31, 2010, which was the termination date in our lease.  During 2010, we paid $11,576 per month in rent for our temporary Pennsylvania headquarters through to June 2010, paid $9,757 per month in rent for our former Temecula office space through to the termination of the lease at December 31, 2010, and paid $0 cash for rent of our Irvine, CA corporate headquarter space.  The Irvine, CA corporate headquarters lease had “free rent” for the first two months in 2010, with the first cash rent payment due in January 2011.  As a result, we amortized this free rent over the term of the lease, resulting in recording $15 thousand of rent expense for this property in 2010.  We also did not receive any sub sublease rental income from Centrak, our sub-sublease tenant in Newtown, PA until January 2011, in accordance with our sub-sublease agreement with them.

During the years ended December 31, 2010 and 2009, the Company recorded total rent expense of $323 thousand and $118 thousand, respectively.

The following table summarizes operating obligations, net of sublease commitments, as of December 31, 2010:

	Operating lease	Sub-lease	Net lease
	payments	income	payments
Years ending December 31,
2011	$244,291	(98,700)	145,591
2012	244,291	(104,364)	139,927
2013	244,291	(64,190)	180,101
2014	46,305	0	46,305
Total minimum lease payments	$779,178	(267,254)	511,924

Contingent Tax Liability

In the process of preparing the Company’s federal tax returns for prior years, the Company’s management found there had been errors in reporting income to the recipients and the respective taxing authorities, related to stock grants made to those certain employees and consultant recipients.  In addition, the Company determined that required tax withholding relating to these stock grants had not been made, reported or remitted, as required in fiscal years 2006 and 2007.  Due to the Company’s failure to properly report this income and withhold/remit required amounts, the Company may be held liable for the amounts that should have been withheld plus related penalties and interest.  The Company has estimated its contingent liability based on the estimated required federal and state withholding amounts, the employee and employer portion of social security taxes as well as the possible penalties and interest associated with the error.  Although the Company’s liability may ultimately be reduced if it can prove that the taxes due on this income were paid on a timely basis by some or all of the recipients, the estimated liability including estimated interest and penalties, accrued by the Company is based on the assumption that it will be liable for the entire amounts due to the uncertainty with respect to whether or not the recipients made such payments.

As the Company determined that it is probable that it will be held liable for the amounts owed, and as the amount could be reasonably estimated, an accrual for the estimated liability, which is included in accrued liabilities as of December 31, 2010 and 2009, is $224 thousand and $741 thousand, respectively.

Legal Proceedings

Leve Matter

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit against our company, Sunshine Wireless, LLC, and four other defendants affiliated with Winstar Communications, Inc.  This lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff's radio production and distribution business.  The complaint further alleged that our company and Sunshine joined the alleged conspiracy.  On February 25, 2003, the case against our company and Sunshine was dismissed.  However, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal.  On June 1, 2005, the United States Court of Appeals for the Second Circuit affirmed the February 25, 2003 judgment of the district court dismissing the claims against us.

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed another lawsuit against our company, Sunshine and four other defendants affiliated with Winstar.  That lawsuit attempted to collect a federal default judgment of $6.5 million entered against two entities, Winstar Radio Networks, LLC and Winstar Global Media, Inc., by attempting to enforce the judgment against our company and others under the doctrine of de facto merger.  The action was tried before a Los Angeles County Superior Court judge, without a jury, in 2008.  On August 5, 2009, the Superior Court issued a statement of decision in our favor, and on October 8, 2009, the Superior Court entered judgment in our favor, and judged plaintiffs’ responsible for $2,708 of our court costs.  On November 6, 2009, the plaintiffs filed a notice of appeal in the Superior Court of the State of California, County of Los Angeles Central District.  On June 15, 2011 the Court of Appeal of the State of California, Second Appellate District, ruled in our favor affirming the trial court’s ruling.

Ault Glazer Matter

On December 30, 2010, the Company entered into a Settlement Agreement, dated as of December 27, 2010 (the “Agreement”), with the parties to the Agreement other than the Company being Ault Glazer Capital Partners, LLC (“AGCP”), Zealous Asset Management, LLC (“ZAM”) and certain of its affiliates, Milton “Todd” Ault III and a creditor (and such creditor’s affiliate) to AGCP, who also is a shareholder of the Company (the “AGCP Creditor”).  The former relationship of Mr. Ault and AGCP to the Company has been previously disclosed in the Company’s public filings.  The Agreement related to (i) our  previously disclosed Amendment and Early Conversion agreement, dated September 5, 2008 (the “Note Agreement”), between the Company and AGCP and the related and previously disclosed Secured Convertible Promissory Note dated on or about August 10, 2008 (the “Note”) and a related and previously disclosed Advancement Agreement between the same parties dated September 12, 2008 (together with the Note and Note Agreement, the “Note Documents”); under the Note Documents, there was an original principal balance of $2,530,558.40 and Note Documents provided, subject to certain conditions, that the entire principal balance owing under the Note would be converted into 1,300,000 shares of our common stock and other consideration; all but 500,000 of which shares of our common stock (such 500,000 shares, the “Shares”), were previously delivered to AGCP, (ii) a judgment obtained against AGCP by AGCP Creditor in a separate lawsuit, which lawsuit is completely unrelated to the Company, with respect to which, as the Company previously disclosed, AGCP Creditor procured a Writ of Execution from the United States District Court, Central District of California, (the “Writ”) and a Notice of Levy (the “Levy”) to levy upon the Company against all stock of the Company that the Company owed to AGCP; and (iii) a previously disclosed case currently pending before the Superior Court of California, County of Orange, Central Justice Center, entitled “Zealous Asset Management, LLC v. Patient Safety Technologies, et. al”, Case No. 00424948 (the “Action”) concerning, among other things, the Note Documents, as well as 2,600 shares of our Series A Preferred Stock (the “Series A Preferred”) and certain dividends thereon.

In broad terms the Agreement provided that the Company delivers to AGCP Creditor the Shares that, as the Company has previously disclosed, it conditionally owed to AGCP, and AGCP dismissed the Action against the Company upon receiving the Shares, AGCP Creditor terminated the Writ and Levy and agreed that its judgment against AGCP was satisfied.  In addition, the Note Documents and the liabilities thereunder were deemed satisfied and extinguished.  The Company was carrying a liability on its books in connection with the Note Documents of approximately $1.42 million and the fair value of the (500 thousand common) Shares issued was less than the carrying value of such liability, the Company recorded a non-cash gain on the extinguishment of debt totaling $893 thousand in the fourth quarter of 2010.  Generally, the material terms of the Agreement became effective after the Company delivered the Shares to the AGCP Creditor, and made a cash payment of $16 thousand AGCP’s counsel on Dec. 31, 2010.  Shortly after Dec. 28, 2010, AGCP dismissed the causes of action in the Action related to the Note Documents, and granted certain releases and covenants not to sue the Company.   In addition, there were causes of action in the Action relating to some Series A Preferred shares owned by AGCP that were dismissed after the Company interpleaded a total of $22.8 thousand of dividends owed on these Series A Preferred shares in January 2011 ($9.1 thousand) and March 2011 ($13.7 thousand).  The Agreement also contained a provision pertaining to the interpleading of future dividends on these Series A Preferred shares, which the Company plans to follow when such dividends become payable.  Accordingly, the terms of the Agreement have become fully effective.

The Company may at times be involved in litigation in the ordinary course of business.  The Company will also, from time to time, when appropriate in management’s estimation, record adequate reserves in the Company’s financial statements for pending litigation.  There are no other pending material legal proceedings to which the Company is a party or to which any of its property is subject.

Steve Kane Separation agreement

In connection with Mr. Kane’s resignation as a Director, President and Chief Executive Officer, effective as of the Closing Date, we entered into a Separation Agreement and Mutual General Release with Steven Kane.  For additional information see Note 16.

20. SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of fiscal 2010, the Company recorded the following unusual or infrequently occurring items or adjustments that were deemed to be material to the fourth quarter results:

•	A gain on extinguishment of liabilities of $893 thousand in connection with the payment of the principal and accrued interest amounts owed on the Senior Notes (See Note 9).

•	An impairment loss of $667 thousand on the write down of the fair value of a long term investment (See Note 8).

•	A charge of $223 thousand relating to the reconciliation of year-end inventory based on physical count.

•	Reduction of deferred tax liability of $805 thousand in connection with year-end tax provision.

During the fourth quarter of fiscal 2009, the Company recorded the following unusual or infrequently occurring items or adjustments that were deemed to be material to the fourth quarter results:

•	An expense of $2,407,813 relating to the issuance of warrants in connection with the Cardinal Health Supply and Distribution Agreement.

•	A loss on extinguishment of liabilities of $491,134 in connection with the payment of the principal and accrued interest amounts owed on the Senior Notes.

•	An impairment loss of $153,904 on the write-off of notes receivables that were deemed to be uncollectible.

•	An adjustment of $136,435 to record additional stock based compensation expense.

21. SUBSEQUENT EVENTS

Common Stock Private Placement

On March 29 and March 30, 2011, the Company closed on a private placement financing raising $7.1 million through the issuance of 9.483 million shares of the Company’s $0.33 par value common stock at a selling price of $0.75 per share (“Common”).  The buyers of the Common shares were accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933., and included Kinderhook Partners, L.P. (“Kinderhook”) and A Plus International, Inc. (“A Plus”) and certain members of management (collectively referred to as the “Buyers”).  Wenchen (“Wayne”) Lin, a member of our board of directors (“Board”) is founder and significant beneficial owner of A Plus.  Kinderhook is an investment fund based in Fort Lee, NJ.

In connection with the private placement, we also entered into a Registration Rights Agreement with the Buyers to provide for certain registration rights (the “2011 Registration Rights Agreement”).  Pursuant to the 2011 Registration Rights Agreement, we agreed to file a registration statement to register the shares of the common stock issued, as well as any other shares of common stock held by the Holders on the closing date, along with future common shares for the Holders of the Series B Preferred Stock, (collectively “the Holders”), within 45 days of the closing date.  Under the terms of the March 2011 Registration Rights Agreement, the Company shall be liable to pay each of Holders in cash liquidated damages in an amount equal to 1.5% of their respective investment in the event that the required registration statement is not filed within 45 days of the Closing Date.  There is no provision for a maximum amount of liquidated damages payable by the Company under this agreement, unless the Holders waive such penalties. In addition to the foregoing mandatory registration, we also granted the Holders demand and “piggyback” registration rights.  We have agreed to pay substantially all of the costs and expenses related to the filing of the registration statements and underwriting any public offering required pursuant to the Registration Rights Agreement.

Amendment to Cardinal Health Exclusive Distribution Agreement

On March 25, 2011, the Company and Cardinal Health amended the Supply and Distribution Agreement (“Amended Distribution Agreement”).  The Amended Distribution Agreement extends the term of the agreement to December 31, 2015 and keeps Cardinal Heath as the exclusive distributor in the United States, Puerto Rico, and Canada of our products used in our proprietary Safety-Sponge® System.  Key new terms in the Amended Distribution Agreement are that Cardinal Health has agreed to not sell any of the $10 million of Stocking PO inventory until January 2012, and both parties agreed to a methodology for how much Stocking PO inventory Cardinal Health can sell each month during 2012, with the goal of getting Cardinal Health back to normal inventory levels by yearend 2012.  As a result, the Company’s sales are not expected to be impacted by the Stocking PO inventory during 2011, and we will continue to supply Cardinal Health with inventory regularly throughout 2012.  During 2012 our sales to Cardinal Health may be adversely impacted depending on various factors described elsewhere in this prospectus.  In addition, the Amended Distribution Agreement gives the Company the right to buy-back at cost any inventory of our products held by Cardinal that exceeds 60 days’ worth of sales.   All other terms remain the same.

PATIENT SAFETY TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,089,395	$1,896,034
Restricted cash	223,630	223,630
Accounts receivable	457,153	772,381
Inventories, net	927,677	1,110,832
Prepaid expenses	62,404	104,628
Total current assets	7,760,259	4,107,505

Property and equipment, net	930,474	979,833
Goodwill	1,832,027	1,832,027
Patents, net	2,707,847	2,789,083
Other assets	43,988	39,038
Total assets	$13,274,595	$9,747,486

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$618,252	$2,605,669
Warrant derivative liability	781,420	991,682
Deferred revenue	869,163	1,477,720
Accrued liabilities	864,679	942,472
Total current liabilities	3,133,514	6,017,543

Commitments and contingencies (Note 12)

Stockholders’ equity :
Series A preferred stock, $1.00 par value, cumulative 7% dividend: 1,000,000 shares authorized; 10,950 issued and outstanding at March 31, 2011 and December 31, 2010; (Liquidation preference of $1.1 million at March 31, 2011 and December 31, 2010)	10,950	10,950
Series B convertible preferred stock, $1.00 par value, cumulative 7% dividend: 150,000 shares authorized; 62,634 issued and outstanding at March 31, 2011 and 61,589 issued and outstanding at December 31, 2010; (Liquidation preference of $6.3 million at March 31, 2011 and $6.2 million at December 31, 2010)	62,634	61,589
Common stock, $0.33 par value: 100,000,000 shares authorized; 33,514,393 shares issued and outstanding at March 31, 2011 and 23,956,063 shares issued and outstanding at December 31, 2010	11,059,750	7,905,501
Additional paid-in capital	56,365,275	52,356,930
Accumulated deficit	(57,357,528)	(56,605,027)
Total stockholders’ equity	10,141,081	3,729,943
Total liabilities and stockholders’ equity	$13,274,595	$9,747,486

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

PATIENT SAFETY TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010

Revenues	$1,970,656	$2,364,819
Cost of revenue	1,041,101	1,088,887
Gross profit	929,555	1,275,932

Operating expenses:
Research and development	29,462	33,331
Sales and marketing	659,036	994,116
General and administrative	1,071,896	1,651,861
Total operating expenses	1,760,394	2,679,308

Operating loss	(830,839)	(1,403,376)

Other income (expense)
Interest expense	(4,192)	(6,333)
Gain on change in fair value of warrant derivative liability	210,262	1,718,738
Other income	—	51,944
Total other income	206,070	1,764,349

Income (loss) before income taxes	(624,769)	360,973
Income tax (provision) benefit	(3,773)	32,573
Net income (loss)	(628,542)	393,546
Preferred dividends	(123,959)	(19,163)
Net income (loss) applicable to common stockholders	$(752,501)	$374,383

Income (loss) per common share
Basic	$(0.03)	$0.02

Diluted	$(0.03)	$0.01

Weighted average common shares outstanding:
Basic	24,200,785	23,456,063

Diluted	24,200,785	25,199,632

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

PATIENT SAFETY TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010

Operating activities:

Net income (loss)	$(628,542)	$393,546
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	130,459	136,411
Amortization of patents	81,236	81,236
Stock based compensation	149,694	324,239
Gain on change in fair value of warrant derivative liability	(210,262)	(1,718,738)
Change in deferred tax liability	—	(32,573)
Changes in operating assets and liabilities:
Accounts receivable	315,228	(94,397)
Inventories	183,155	(40,413)
Prepaid expenses	42,224	36,832
Other assets	(4,950)	9,997
Accounts payable	(1,987,417)	766,954
Accrued liabilities	(65,053)	(187,772)
Deferred revenue	(608,557)	(876,928)
Net cash used in operating activities	(2,602,785)	(1,201,606)

Investing activities:
Purchase of property and equipment	(81,100)	(437,504)
Net cash used in investing activities	(81,100)	(437,504)

Financing activities:
Proceeds from issuance of common stock	7,112,500	—
Capital lease principle payments	—	(5,424)
Payments for stock issuance costs	(215,795)	—
Payments of convertible preferred stock series B dividends	(296)	—
Payments of preferred stock series A dividends	(19,163)	(19,163)
Net cash provided by (used in) financing activities	6,877,246	(24,587)

Net (decrease) increase in cash and cash equivalents	4,193,361	(1,663,697)
Cash and cash equivalents at beginning of period	1,896,034	3,446,726
Cash and cash equivalents at end of period	$6,089,395	$1,783,029

Supplemental disclosures of cash flow information:
Cash paid during the period for taxes	$3,773	$12,570
Non cash investing and financing activities:
Dividends accrued	$—	$19,163
Payment of Series B preferred dividends in preferred B shares	$104,500	$—
Issuance of common shares previously earned	$24,750	$—

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

1. DESCRIPTION OF BUSINESS

Patient Safety Technologies, Inc. (the "Company", “us”, “we”) is a Delaware corporation. The Company’s operations are conducted through its wholly-owned operating subsidiary, SurgiCount Medical, Inc. (“SurgiCount”), a California corporation.

The Company’s operating focus is the development, marketing and sales of products and services focused in the medical patient safety markets.  The SurgiCount Safety-Sponge® System is a patented system of bar-coded surgical sponges, SurgiCounter™ scanners, and software applications integrated to form a comprehensive counting and documentation system.  This system is designed to reduce the number of retained surgical sponges unintentionally left inside of patients during surgical procedures by allowing faster and more accurate counting of surgical sponges.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with the instructions to Form 10-Q and applicable sections of Regulation S-X and do not include all the information and disclosures required by accounting principles generally accepted in the United States of America. The condensed consolidated interim financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to make the financial statements not misleading. The condensed consolidated balance sheet as of December 31, 2010 was derived from the Company’s audited financial statements. The condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (as amended).  Results of the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the twelve months December 31, 2011.

Principles of Consolidation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its subsidiary.  All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2011 presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

Use of Estimates

The condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  These estimates and assumptions include, but are not limited to, assessing the following: the valuation of accounts receivable and inventory, impairment of goodwill and other intangible assets, the fair value of stock-based compensation, derivative liabilities, valuation allowance related to deferred tax assets, warranty obligations, provisions for returns and allowances and the determination of assurance of the collection of revenue arrangements.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

Revenue Recognition

Revenue related to surgical products is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, collectability is reasonably assured and risk of loss transfers, usually when products are shipped.  Advanced payments are classified as deferred revenue and recognized as product is shipped to the customer.  Reimbursements related to scanners and related equipment provided to hospitals are recognized on a straight-line basis over the expected term of the related customer contract, while the cost of the scanners and related equipment is carried in hardware equipment within property, plant and equipment and depreciated as a component of cost of revenue over its estimated useful life.  Generally, the expected term of the customer contracts and the estimated useful life of the scanners are both 3 years.  Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.  Revenue is recorded net of any rebates given to the buyer.

Recent Accounting Pronouncements

Newly Adopted Accounting Standards

In December 2010, the FASB issued an update to existing guidance on the calculation of impairment of goodwill. This update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For these reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The Company adopted this guidance on January 1, 2011, and will evaluate the impact, if any, on its consolidated financial statements if events occur or circumstances change that would more likely than not reduce the fair value of the Company or its assets below their carrying amounts. No events have occurred since December 31, 2010, that would trigger further impairment testing of the Company’s intangible assets with finite lives subject to amortization.

Other accounting standards and exposure drafts, such as exposure drafts related to revenue recognition, lease accounting, loss contingencies, comprehensive income and fair value measurements, that have been issued or proposed by the FASB or other standards setting bodies that do not require adoption until a future date, are being evaluated by the Company to determine whether adoption will have a material impact on the Company’s consolidated financial statements.

3. EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) per common share is determined by dividing the earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding. The Company complies with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10 Earnings Per Share  (previously Statement of Financial Accounting Standards (“SFAS”) No. 128,  Earnings per Share  ) ,  which requires dual presentation of basic and diluted earnings (loss) per share on the face of the condensed consolidated statements of operations. Basic loss per common share excludes dilution and is computed by dividing loss attributable to common stockholders by the weighted-average common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if convertible preferred stock or notes, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

For the period ended March 31, 2010, the shares associated with the convertible preferred stock plus only the warrants and options that have a value in excess of the average stock price during the three months period ending March 31, 2010 are included in calculating diluted earnings per share. Because the effects of outstanding options, warrants and the conversion of convertible preferred stock are anti-dilutive, shares of common stock underlying these instruments as shown below have been excluded from the computation of loss per common share for the period ended March 31, 2011.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended
	March 31,
	2011	2010
Basic
Income (loss) available to common stockholders	$(752,201)	$374,383
Weighted average common shares outstanding (basic)	24,200,785	23,456,063
Basic income (loss) per common share	$(0.03)	$0.02

Diluted
Income (loss) available to common stockholders	$(752,201)	$374,383
Weighted average common shares outstanding	24,200,785	23,456,063
Assumed exercise of options	-	357,800
Assumed exercise of warrants	-	885,769
Assumed conversion of Series B preferred stock	-	500,000
Common and potential common shares	24,200,785	25,199,632
Diluted income (loss) per common share	$(0.03)	$0.01

Potentially dilutive securities outstanding at period end excluded from diluted computation as they were anti-dilutive	23,316,168	13,005,513

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of
	March 31,	December 31,
	2011	2010
Computer software and equipment	$1,116,378	$1,100,003
Furniture and equipment	60,804	57,143
Hardware for customer use	1,473,155	1,417,948
Property and equipment, gross	2,650,337	2,575,094
Less: accumulated depreciation	(1,719,863)	(1,595,261)
Property and equipment, net	$930,474	$979,833

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

Depreciation expense for the three months ended March 31, 2011 and 2010 was $130 thousand and $136 thousand, of which $106 thousand and $55 thousand was recorded as hardware cost of revenues, respectively.

5. DEFERRED REVENUE

Deferred revenue consists of the following:

	March 31, 2011	December 31, 2010

Cardinal Health advance payment on purchase order	$451,645	$1,079,434
Scanner reimbursement revenue	417,518	398,286
Total	$869,163	$1,477,720

In connection with the execution of the Supply and Distribution Agreement in November 2009 between the Company and Cardinal Health, Cardinal Health issued a $10.0 million stocking purchase order for products used in our Safety-Sponge® System that called for deliveries of stocking inventory over a 12-month period (the “Forward Order”).  Cardinal Health paid us $8.0 million as partial pre-payment of the Forward Order, and agreed to pay $2.0 million directly to A Plus, to pay for product when A Plus invoices the Company.  Cardinal Health also agreed to place a second $5.0 million stocking purchase order prior to the end of the third quarter of 2010, based on whether the Company achieved certain conditions, including a minimum targeted customer sales threshold.  Both Cardinal Health and the Company jointly agreed in late 2010 not to go forward with this second stocking purchase order.  Cardinal Health also agreed to maintain normal ordering patterns and volumes for purchasing our Safety-Sponge® products throughout 2010 and not use any of the inventory delivered under the Forward Order to meet immediate hospital demand.  In late 2010 Cardinal Health requested to change the product mix of the Forward Order.  The Company agreed to this change. However, because the products Cardinal Health requested were not immediately available, Cardinal agreed to take delivery of the remaining inventory on a modified schedule.  As of March 31, 2011 we had delivered approximately $9.5 million of the Forward Order, and we anticipate delivering the remaining $0.5 million of Forward Order inventory in the second quarter of 2011.   The net effect is we recognized $8.9 million of revenue related to the Forward Order in 2010, and recognized $0.6 million of revenue related to the Forward Order in the first quarter 2011 and will recognize the last remaining $0.5 million of Forward Order in the second quarter 2011.

In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution agreement (the “Amended Supply and Distribution Agreement”).  The Amended Supply and Distribution Agreement revised a number of terms and conditions of the previous agreement, including but not limited to extending the termination date of the agreement from November 19, 2014 to December 31, 2015 and adding certain terms and provisions regarding setting target inventory levels and defining a formula for determining what excess inventory is of our products held by Cardinal Health.   Cardinal Health has agreed to not sell any of the Forward Order inventory until 2012, and we have agreed to a methodology for how Cardinal Health will sell this inventory to our customers, so there is a more orderly release throughout 2012 that more reasonably minimizes its impact to the Company’s revenue and cash flow during 2012. In addition, the Amended Supply and Distribution Agreement gives the Company the right to buy-back at cost any inventory of our products held by Cardinal that exceeds 60 days’ worth of sales. All other terms remain the same.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

6. STOCKHOLDERS’ EQUITY

Common Stock Private Placement

On March 29 and March 30, 2011, the Company closed a private placement financing raising $7.1 million through the issuance of 9.483 million shares of the Company’s $0.33 par value common stock at a selling price of $0.75 per share.  The buyers of the common stock were accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933, and included Kinderhook Partners, L.P. (“Kinderhook”), A Plus International (“A Plus”) and certain members of management.  Wenchen (“Wayne”) Lin, a member of our Board of Directors (“Board”) is founder and significant beneficial owner of A Plus.  Kinderhook is an investment fund based in Fort Lee, NJ.

In connection with the private placement, we also entered into a Registration Rights Agreement with the Buyers to provide for certain registration rights (the “2011 Registration Rights Agreement”).  Pursuant to the 2011 Registration Rights Agreement, we agreed to file a registration statement to register the shares of the common stock issued, as well as any other shares of common stock held by the Holders on the closing date, along with future common shares for the Holders of the Series B Convertible Preferred Stock, (collectively “the Holders”), within 45 days of the closing date.  Under the terms of the March 2011 Registration Rights Agreement, the Company shall be liable to pay each of Holders in cash liquidated damages in an amount equal to 1.5% of their respective investment in the event that the required registration statement is not filed within 45 days of the Closing Date.  There is no provision for a maximum amount of liquidated damages payable by the Company under this agreement, unless the Holders waive such penalties. In addition to the foregoing mandatory registration, we also granted the Holders demand and “piggyback” registration rights.  We have agreed to pay substantially all of the costs and expenses related to the filing of the registration statements and underwriting any public offering required pursuant to the Registration Rights Agreement.

Other Registration Payment Arrangements

In connection with private placements completed in May 2008 and August 2008 in which the Company raised aggregate gross proceeds of approximately $5.1 million through the issuance of approximately 4.1 million shares of our common stock and approximately 2.5 million warrants to purchase shares of our common stock, we granted registration rights to the investors in these private placements (collectively, the “Investors”).  Under the agreements relating to the May 2008 and August 2008 offerings, the Company agreed to file registration statements to register the shares of the common stock and the shares of common stock underlying the warrants issued in these private placements within 6 months of each respective closing date, and that the registration statements needed to be effective within 120 days from such filing date.  These agreements include provisions under which the Company would be liable for cash liquidated damages in an amount equal to 1.5% of each Investor’s respective aggregate purchase price for each month that elapses after such filing deadline or effectiveness deadline, as the case may be, plus interest at an annual rate of 12%.  There are no contractual limits on the maximum amount of liquidated damages the Company could be liable for under these agreements.

The Company failed to comply with the registration provisions of the 2008 agreements; however (I) the Company believes it has legal defenses, with respect to a significant portion of these liquidated damages, based on statutes that operate to limit liquidated damages and (II) obtained waivers from some of the Investors who were large purchasers in these private placements.  Based on waivers already received by the Company from these Investors, but without giving effect to any legal defenses, the Company estimates that its maximum exposure for damages under these agreements as of March 31, 2011 is approximately $86 thousand.  However, the Company does not believe that it is probable that losses will ever be incurred related to these liquidated damages, and therefore has not recorded any accrual as of March 31, 2011 relating to potential damages under these agreements. See “Selling Stockholders” for additional information.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

7. WARRANTS

The following table summarizes warrants to purchase common stock activity for the period ended March 31, 2011:

	Number of Warrants	Range of Exercise Price

Warrants outstanding December 31, 2010	7,294,919	$0.75 - 4.50
Issued	—	—
Cancelled/Expired	(30,000)	$4.50
Warrants outstanding March 31, 2011	7,264,919	$0.75 – 4.00

At March 31, 2011, stock purchase warrants will expire as follows:

	# of Warrants	Range of Exercise Price
2011	2,104,752	0.75-2.00	*
2012	818,000	2.00
2013	1,946,959	0.75-1.40	*
2014	1,890,000	1.82-4.00
2015	505,208	1.25
Total	7,264,919	0.75-4.00

* Included are certain warrants which contain anti-dilution rights if the Company grants or issues securities for less than exercise price.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

8. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

Fair value is defined in ASC 820 as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are to be considered from the perspective of a market participant that holds the assets or owes the liability. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical or similar assets and liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments Measured at Fair Value on a Recurring Basis

ASC 820 requires disclosure of the level within the fair value hierarchy used by the Company to value financial assets and liabilities that are measured at fair value on a recurring basis.  At March 31, 2011, the Company had a total of 2,567,686 outstanding warrants to purchase common shares of its stock that are classified as warrant derivative liabilities with a fair value of $781 thousand.  The warrants are valued using Level 3 inputs because there are significant unobservable inputs associated with them.

The Company estimates the fair value of these warrants and embedded conversion features using the Monte Carlo simulation option price model.  In applying the Monte Carlo simulation model, the Company used the following assumptions to value its derivative liabilities during the three months ended March 31, 2011:

For the three months ended
March 31, 2011
Annual dividend yield	—
Expected life (years)	0.25-2.13
Risk-free interest rate	0.09%-0.80%
Expected volatility	85%

The following table reconciles the warrant derivative liability measured at fair on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2011:

December 31, 2010	$991,682
Transfers in	—
Transfers out	—
Realized gain included in earnings	(210,262)
March 31, 2011	$781,420

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

9. STOCK OPTION PLANS

 The following tables set forth information on our equity compensation plans. All equity compensation plans have been approved by our stockholders.

All options that the Company granted during the three months ended March 31, 2011 were granted at the per share fair market value on the grant date. Vesting of options differs based on the terms of each option. The Company utilized the Black-Scholes option pricing model and the assumptions used for each period are as follows:

	Three Months Ended March 31,
	2011	2010
Weighted average risk free interest rate	2.56%	2.76%
Weighted average life (in years)	6.0	6.0
Weighted average Volatility	89.64%	105%
Expected dividend yield	0%	0%
Weighted average grant-date fair value per share of options granted	$0.84	$0.76

A summary of stock option activity for the three months ended March 31, 2011 is presented below:

Outstanding Options

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2010	7,971,949	$1.11	7.35	$799,169
Options Granted	120,000	$0.81	9.98	—
Exercised	—	—	—	—
Forfeited	(390,833)	$0.77	—	—
Cancelled	—	—	—	—
Balance at March 31, 2011	7,701,116	$1.13	7.04	$310,654
Vested, exercisable and expected to vest as of March 31, 2011	3,868,817	$1.37	5.11	$136,443
Unvested as of March 31, 2011	3,615,513	$0.89	9.05	$161,352

(1)	The aggregate intrinsic value is calculated as the difference between the exercise Price of the underlying awards and the closing stock price of $0.85 of the Company’s Common stock at March 31, 2011.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

The total grant date fair value of stock options granted during the three months ended March 31, 2011 and 2010 was $73 thousand and $834 thousand, respectively. For the three months ended March 31, 2011 and 2010, stock based compensation was $150 thousand and $324 thousand, respectively.

As of March 31, 2011, there was $2.1 million of unrecognized compensation costs related to outstanding employee stock options. This amount is expected to be recognized over a weighted average period of 3.1 years. To the extent the forfeiture rate is different from what the Company’s anticipated, stock-based compensation related to these awards will be different from the Company’s expectations.

10. RELATED PARTY TRANSACTIONS

A Plus International, Inc.

During the three months ended March 31, 2011 the Company recognized cost of revenues of approximately $870 thousand in connection with the manufacture of surgical products used in the Safety-Sponge® System by A Plus. At March 31, 2011, the Company’s accounts payable included $129 thousand owed to A Plus in connection with the purchase of surgical products used in the Safety-Sponge® System.

Please also see discussion under "Common Stock Private Placement" in Note 6 Stockholders Equity.

11. MAJOR CUSTOMERS, SUPPLIERS, SEGMENT AND RELATED INFORMATION

Major Customers

During the three months ended March 31, 2011 and 2010, due to its exclusive distribution agreement with Cardinal Health, the Company had one customer that represented in excess of 99% and 97% of total revenue, and 85% and 97% of total accounts receivables, respectively.

Suppliers

The Company relies primarily on a third-party supplier, A Plus, to supply the surgical sponges and towels used in its Safety-Sponge® System. The Company also relies on a number of third parties to manufacture certain other components of its Safety-Sponge® System.  If A Plus or any of the Company’s other third-party manufacturers cannot, or will not, manufacture its products in the required volumes, on a cost-effective basis, in a timely manner, or at all, the Company will have to secure additional manufacturing capacity.  Any interruption or delay in manufacturing could have a material adverse effect on the Company’s business and operating results.

Furthermore, all products obtained from A Plus are manufactured in China.  As such, the supply of product from A Plus is subject to various political, economic, and other risks and uncertainties inherent in importing products from this country, including among other risks, export/import duties, quotas and embargoes, domestic and international customs and tariffs, changing taxation policies, foreign exchange restrictions, and political conditions and governmental regulations.

Patient Safety Technologies, Inc.
Notes to Condensed Consolidated Interim Financial Statements

12.  COMMITMENTS AND CONTINGENCIES

Operating Lease

In September, 2010, the Company entered into a 36 month lease agreement for approximately 5,600 square feet of office space in Irvine, CA which expires December 31, 2013.  Monthly lease payments for the remaining lease term of this lease are approximately $9 thousand. In January 2010, previous management temporarily relocated our headquarters to 5 Caufield Place, Suite 102, Newtown, PA 18940 (the CEO and CFO at the time were based in Pennsylvania), where they entered into a sublease on December 31, 2009 for 5,670 square feet of office space for approximately $11 thousand per month.  In November 2010, we entered into a sub-sublease with a sub lessee to take over the space where they agreed to sub-sublease the space through the remaining term of our sublease or through to April 30, 2013, paying approximately $8 thousand per month.

Contingent Tax Liability

In the process of preparing the Company’s federal tax returns for prior years, the Company’s management found there had been errors in reporting income to the recipients and the respective taxing authorities, related to stock grants made to those certain employees and consultant recipients. In addition, the Company determined that required tax withholding relating to these stock grants had not been made, reported or remitted, as required in fiscal years 2006 and 2007. Due to the Company’s failure to properly report this income and withhold/remit required amounts, the Company may be held liable for the amounts that should have been withheld plus related penalties and interest. The Company has estimated its contingent liability based on the estimated required federal and state withholding amounts, the employee and employer portion of social security taxes as well as the possible penalties and interest associated with the error. Although the Company’s liability may ultimately be reduced if it can prove that the taxes due on this income were paid on a timely basis by some or all of the recipients, the estimated liability including estimated interest and penalties, accrued by the Company is based on the assumption that it will be liable for the entire amounts due to the uncertainty with respect to whether or not the recipients made such payments.

As the Company determined that it is probable that it could be held liable for the amounts owed, and as the amount could be reasonably estimated, an accrual for the estimated liability, which is included in accrued liabilities as of March 31, 2011 and December 31, 2010, of $223 thousand. The statute of limitations runs out on this accrual at the end of the second quarter 2011.

Legal Proceedings

The Company discloses material loss contingencies deemed to be reasonably possible and accrues for loss contingencies when, in consultation with the Company’s legal advisors, the Company concludes that a loss is probably and reasonably estimable.  Except as otherwise indicated, the possible losses relating to the matters described below are not reasonably estimable.  The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties.  The actual outcome of such matters could differ materially from management’s estimates.

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit against the Company, Sunshine Wireless, LLC (“Sunshine”), and four other defendants affiliated with Winstar Communications, Inc.  This lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff's radio production and distribution business.  The complaint further alleged that the Company and Sunshine joined the alleged conspiracy.  On February 25, 2003, the case against the Company and Sunshine was dismissed.  However, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal.  On June 1, 2005, the United States Court of Appeals for the Second Circuit affirmed the February 25, 2003 judgment of the district court dismissing the claims against the Company.

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed another lawsuit against the Company, Sunshine and four other defendants affiliated with Winstar.  That lawsuit attempted to collect a federal default judgment of $5 million entered against two entities, Winstar Radio Networks, LLC and Winstar Global Media, Inc., by attempting to enforce the judgment against the Company and others under the doctrine of de facto merger.  The action was tried before a Los Angeles County Superior Court judge, without a jury, in 2008.  On August 5, 2009, the Superior Court issued a statement of decision in the Company’s favor, and on October 8, 2009, the Superior Court entered judgment in the Company’s favor, and judged plaintiffs’ responsible for $2,708.70 of the Company’s     court costs.  On November 6, 2009, the plaintiffs filed a notice of appeal in the Superior Court of the State of California, County of Los Angeles Central District. On June 15, 2011 the court of appeal of the State of California, Second Appellate District, ruled in our favor affirming the trial court’s ruling.

Patient Safety Technologies, Inc.

PROSPECTUS

31,244,769 shares of
Common Stock, par value $0.33 per share

                   , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$4,172
Legal Fees	55,000
Accounting Fees	12,000
Miscellaneous Fees and Expenses	5,000
Total	$76,172

Item 14.     Indemnification of Directors and Officers.

Section 145 of the Delaware Law General Corporation, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

The Company may from time to time be subject to Section 2115 of the California Corporations Code, or the California Code, according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Company. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation and the indemnification provision included in our bylaws are consistent with the Delaware Law Sections 102(b)(7) and 145, and California Code Section 317.

The Company has adopted a form of indemnification agreement with respect to its directors and executive officers, which provided that the Company will indemnify each of the covered directors and executive officers to the fullest extent permitted by law for claims arising in such person’s capacity as a director, executive officer, employee or other agent of the Company. Subject to certain exceptions and a requirement for the covered person to repay the Company in certain instances, the indemnification agreements provide that the Company will pay all expenses incurred by the covered person in defending claims subject to the agreement in advance of the final disposition of such claim. The rights of each director or executive officer party to an indemnification agreement are in addition to any other rights such person may have under the Company’s Certificate of Incorporation, Bylaws or otherwise under Delaware law. The Company has also purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

On March 29 and March 30, 2011, we closed on a private placement financing (the “March 2011 Private Placement”), raising $7.1 million through the issuance of 9,483,330 shares of our common stock, par value $0.33 per shares, at a selling price of $0.75 per share.  The buyers of these shares of our common stock in the March 2011 Private Placement included Kinderhook Partners, L.P., an investment fund based in Fort Lee, NJ, and A Plus International, Inc. (“A Plus”), and certain members of management.  Wenchen (“Wayne”) Lin, a member of our board of directors is founder and significant beneficial owner of A Plus.  The shares of common stock sold in the March 2011 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The shares of common stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In February 2011, in connection with a consulting agreement with Kenneth Traub, we issued Mr. Traub 75,000 restricted shares of our common stock.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On December 30, 2010, in connection with the settlement of the Ault Glazer Matter (see “Business—Legal Proceedings—Ault Glazer Matter”), we issued 500,000 shares of common stock to an accredited investor who was an creditor of Ault Glazer Capital Partners, LLC.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On November 15, 2010,  the Company granted stock options to Brian E. Stewart, Chief Executive Officer, to purchase 2,000,000 shares of the Company’ common stock at an exercise price of $0.80.  At issuance, 500,000 options were vested, and 250,000 options vested on December 24, 2010, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On October 22, 2010,  the Company granted stock options to David Dreyer, Chief Financial Officer, to purchase 450,000 shares of the Company’ common stock at an exercise price of $0.75.  One hundred thousand options vested on April 22, 2011, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On August 9, 2010,  the Company granted stock options to John A. Hamilton, former Chief Operating Officer, to purchase 375,000 shares of the Company’ common stock at an exercise price of $0.75.  All such options expired upon the termination of Mr. Hamilton’s employment in early 2011.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On June 24, 2010, we closed on a private placement financing (the “June 2010 Private Placement”), raising $6.1 million through the issuance of 60,500 shares of our Series B Preferred Stock, par value $1.00 per share and a $100 stated value per share (of which 500 shares of our Series B Preferred Convertible were issued on December 6, 2010).  The shares of Series B Preferred Stock sold in the June 2010 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the Series B Preferred Stock were made without general solicitation or advertising.  The shares of Series B Preferred Stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

On November 19, 2009, in connection with the execution of our new supply and distribution agreement with Cardinal Health (see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor”), we issued Cardinal Health warrants to purchase 1,250,000 shares of our common stock at $2 per share and 625,000 shares of our common stock at $4 per share pursuant to a Warrant Purchase Agreement dated effective November 19, 2009.  The warrants have a term of five-years, but are subject to early expiration in certain circumstances.  The warrants issued to Cardinal Health were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The warrants were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 29, 2009, we issued an aggregate 5.4 million shares of our common stock in the first closing of a private placement (the “July 2009 Private Placements”) to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement dated as of July 29, 2009 (the “Exchange Agreement”) or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement dated as of July 29, 2009 in exchange for their warrants for shares of our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 1.6 million shares of our common stock in exchange for an aggregate 597 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 4.8 million shares of our common stock and an aggregate $1.5 million in cash, and received an aggregate 4.8 million shares of our common stock pursuant to the purchase agreement.

On September 18, 2009, we issued an aggregate 587 thousand shares of our common stock in the second and final closing of the July 2009 Private Placements to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement in exchange for their warrants to purchase our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 59 thousand shares of our common stock in exchange for an aggregate 20 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 567 thousand shares of our common stock and an aggregate $195 thousand in cash, and received an aggregate 567 thousand shares of our common stock pursuant to the purchase agreement.

The shares issued in the July 2009 Private Placements were issued in reliance on Section 4(2) of the Securities Act.

On January 29, 2009, the Company entered into a Senior Secured Note and Warrant Purchase Agreement, pursuant to which, the Company sold Senior Secured Promissory Notes (the “2009 Notes”) in the principal amount of $2.6 million and warrants to purchase 1.5 million shares of the Company’s common stock (the “2009 Warrants”) to several accredited investors.  The investors paid $2.0 million in cash and converted $550 thousand of existing debt and accrued interest into the 2009 Notes.  The Warrants have an exercise price of $1.00 and expire on January 29, 2014.   These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On June 22, 2009, the Company granted stock options to teach of Loren McFarland and Howard Chase, in connection with joining the board of directors, to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.99.  All Options were fully exercisable upon grant.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On May 7, 2009,  the Company also granted stock options to Steven Kane, then Chief Executive Officer, to purchase 2,000,000 shares of the Company’ common stock at an exercise price of $0.75.  At issuance, 250,000 options  were scheduled to vest on the six-month anniversary of the effective date of related employment agreement with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On January 5, 2009, the Company granted stock options to David Bruce, then chief executive officer, to purchase 2,000,000 shares of the Company’ common stock pursuant to an employment agreement at an exercise price of  $0.75.  Mr. Bruce resigned from the Company effective May 6, 2009 and all stock options granted were cancelled on the date of termination.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

  On January 5, 2009, the Company also granted stock options to Brian Stewart, then Vice President Business Development, to purchase 750,000 shares of the Company’s common stock pursuant to an employment agreement at an exercise price of $0.75.  At issuance, 93,750 options were scheduled to vest on the six-month anniversary of the effective date of related employment agreement with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On December 29, 2008, we issued 25 thousand shares of common stock to Herbert Langsam, currently a director of the Company.  The shares were issued, in return for a maturity date extension, on two loans held by Mr. Langsam.  Prior to December 29, 2008 the loans had been in default.  These shares were of common stock were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2).

Between September 12, 2008 and November 6, 2008 the Company issued 800 thousand shares of common stock to Ault Glazer Capital Partners, LLC.  The shares were issued in partial satisfaction of the senior secured promissory note held by Ault Glazer Capital Partners.  Such senior secured note was settled, as discussed in “Business—Legal Proceedings—Ault Glazer Matter.”  The principal amount paid, for book purposes only, was converted into shares of the Company’s common stock at a conversion price equal to $1.60 per share.  These shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2).  These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

During August 1, 2008 the Company entered into subscription agreements with several accredited investors in a private placement transaction (the “August 2008 Private Placement”) and issued and sold on multiple closing dates an aggregate of 2.0 million shares of its common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of its common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the August 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 31, 2008, the Company issued 153 thousand shares of its common stock to Ault Glazer Capital Partners, LLC.  The shares were issued in satisfaction of unpaid accrued interest of $103 thousand due on the senior secured promissory note held by Ault Glazer Capital Partners and prepaid interest of $127 thousand.  The accrued interest paid, which was in default, was converted into shares of the Company’s common stock at a conversion price of $1.50 per share.  These shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.

On May 27, 2008 and June 19, 2008, the Company entered into subscription agreements with several accredited investors in a private placement (the “May 2008 Private Placement”) and issued and sold to an aggregate of 2.1 million shares of its common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of its common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the May 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

Between April 2008 and June 2008, the Company issued warrants to purchase 1.7 million shares of its common stock to officers, directors and consultants of the Company.  The warrants were issued exchange for prior issuances of stock options that were cancelled.  The exercise prices of the warrants were $1.25 and $1.75 and vested over four years.  In addition, during this same time period, additional warrants to purchase 263 thousand shares of common stock warrants that vested upon grant were issued to directors and consultants exercise prices of $1.25 and $1.75.  These warrants were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.

Item 16.      Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Irvine , State of California, on this 11th day of August, 2011 .

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/S/ BRIAN E. STEWART
Brian E. Stewart
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
Director, President and Chief Executive Officer
/s/ BRIAN E. STEWART	(Principal Executive Officer)	August 11, 2011
Brian E. Stewart

/s/ DAVID DREYER	Executive Vice President, Chief Financial Officer (Principal Financial Officer and	August 11, 2011
David Dreyer	Principal Accounting Officer), Secretary

*	Director
John P. Francis		August 11, 2011

*	Director
Louis Glazer, M.D., Ph.G.		August 11, 2011

*	Director
Herbert Langsam		August 11, 2011

*	Director
Wenchen Lin		August 11, 2011

*By:
/s/ BRIAN E. STEWART
Brian E. Stewart Attorney-in-fact

EXHIBIT INDEX

Agreements included as exhibits to this Registration Statement on Form S-1 are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about our company (including its consolidated subsidiary) or the other parties to the agreements.  Where an agreement contains representations and warranties by any party, those representations and warranties have been made solely for the benefit of the other parties to the agreement or express third-party beneficiaries as explicitly set forth in the agreement.  Any such representations and warranties:

•	should not be treated as categorical statements of fact, but rather as an allocation of risk;

•
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and may be subject to more recent developments.

Accordingly, any such representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description

2.1
Agreement and Plan of Merger and Reorganization, dated as of February 3, 2005, by and among Franklin Capital Corporation (n/k/a Patient Safety Technologies, Inc.), SurgiCount Acquisition Corp., SurgiCount Medical, Inc., Brian Stewart and Dr. William Stewart  (incorporated by reference to our current report on Form 8-K filed with the SEC on February 9, 2005 )

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix A to the our definitive proxy statement on Schedule 14A filed with the SEC on July 13, 2009 )

3.2	By-laws (incorporated by reference to the company’s Form N-2 filed with the SEC on July 31, 1992)

4.1	Certificate of Designation of Series A Convertible Preferred Stock (included in Exhibit 3.1 hereto)

4.2	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010) )

5.1*	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the common stock being registered

10.1***
Supply and Distribution Agreement dated effective November 19, 2009, by and between Patient Safety Technologies, Inc. and Cardinal Health 200, LLC ( incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009 )

10.2
Warrant Purchase Agreement dated effective as of November 19, 2009 by and between Patient Safety Technologies, Inc. and Cardinal Health, Inc. ( incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009 )

10.3
Registration Rights Agreement dated effective as of November 19, 2009, by and between Patient Safety Technologies, Inc. and Cardinal Health, Inc. ( incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009 )

10.4
Warrant dated November 19, 2009 issued to Cardinal Health, Inc. to purchase up to 1,250,000 shares of our common stock at $2.00 per share, expiring November 19, 2014 ( incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009 )

10.5
Warrant dated November 19, 2009 issued to Cardinal Health, Inc. to purchase up to 625,000 shares of our common stock at $4.00 per share, expiring November 19, 2014 ( incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009 )

10.6
Exclusive License and Supply Agreement dated May 15, 2008, by and among SurgiCount Medical, Inc. and A Plus International, Inc. ( incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010 )

10.7
Subscription Agreement dated January 26, 2007 between Patient Safety Technologies, Inc. and A Plus International, Inc. (incorporated by reference to our current report on Form 8-K filed with the SEC on February 2, 2007)

10.8
Form of Exchange Agreement dated July 29, 2009 between Patient Safety Technologies, Inc. and certain investors (incorporated by reference to our current report on Form 8-K filed with the SEC on August 3, 2009)

10.9
Form of Purchase Agreement dated July 29, 2009 between Patient Safety Technologies, Inc. and certain investors (incorporated by reference to our current report on Form 8-K filed with the SEC on August 3, 2009)

10.10	Form of Senior Secured Note and Warrant Purchase Agreement dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009)

10.11	Form of Security Agreement dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009 )

10.12	Form of Senior Secured Note dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009 )

10.13
Form of Warrant dated January 29, 2009 to purchase shares of our common stock at $1.00 per share, expiring January 29, 2014 ( incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009 )

10.14	Form of Securities Purchase Agreement dated August 1, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008)

10.15	Registration Rights Agreement dated August 1, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008)

10.16
Form of Warrant dated August 1, 2008 to purchase shares of our common stock at $1.40 per share, expiring August 1, 2013 ( incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008 )

10.17	Form of Securities Purchase Agreement dated May 20, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008 )

10.18	Registration Rights Agreement dated May 20, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008 )

10.19
Form of Warrant dated May 27, 2008 to purchase shares of our common stock at $1.40 per share, expiring May 27, 2013 ( incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008 )

10.20
Securities Purchase Agreement dated as of October 17, 2007 between Patient Safety Technologies and Francis Capital Management, LLC ( incorporated by reference to our current report on Form 8-K filed with the SEC on October 22, 2007 )

10.21
Registration Rights Agreement dated as of October 17, 2007 between Patient Safety Technologies and Francis Capital Management, LLC ( incorporated by reference to our current report on Form 8-K filed with the SEC on October 22, 2007 )

10.22
Secured Convertible Promissory Note issued August 10, 2007 with an effective date of June 1, 2007 to Ault Glazer Capital Partners, LLC in the amount of $2,530,558.40  (incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007)

10.23
Amendment and Early Conversion of Secured Promissory Note dated as of September 5, 2008 between Ault Glazer Capital Partners, LLC ( incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009)

10.24	Security Agreement dated August 10, 2007 in favor of Ault Glazer Capital Partners, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007)

10.25
Guaranty of Payment by SurgiCount Medical, Inc. in favor of Ault Glazer Capital Partners, Inc. in connection with the $2,530,558.40 Promissory Note issued August 10, 2007 ( incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007 )

10.26	Form of Subscription Agreement entered into between March 7, 2007 to April 5, 2007 (incorporated by reference to our annual report on Form 10-K filed with the SEC on May 16, 2007)

10.28
Subscription Agreement dated January 29, 2007 between Patient Safety Technologies, Inc. and David Wilstein and Susan Wilstein, as Trustees of the Century Trust  (incorporated by reference to our current report on Form 8-K filed with the SEC on February 2, 2007)

10.29
Form of Warrant dated January 29, 2007 issued to Century Trust to purchase 12,000 shares of our common stock at $2.00 per share, expiring January 29, 2012 ( incorporated by reference to Exhibit C to Exhibit 10.4 to our current report on Form 8-K filed with the SEC on February 2, 2007 )

10.30
Form of Warrant dated September 8, 2006 issued to Steven J. Caspi to purchase up to $312,500 of shares of our common stock (consisting of 250,000 shares of our common stock at $1.25 per share, or a combination of shares of our common stock and shares of common stock of our subsidiary, SurgiCount Medical, Inc.), expiring September 8, 2011 ( incorporated by reference to our amended current report on Form 8-K/A filed with the SEC on March 1, 2007 )

10.31
Form of SurgiCount Medical, Inc. Warrant dated September 8, 2006 issued to Steven J. Caspi to purchase up to $312,500 in shares of common stock of SurgiCount Medical, Inc. (or 250,000 shares of our common stock at $1.25 per share), expiring September 8, 2011 ( incorporated by reference to our amended current report on Form 8-K/A filed with the SEC on March 1, 2007 )

10.32
Form of Warrant dated November 3, 2006 issued to Charles J. Kalina III to purchase 100,000 shares of our common stock at $1.25 per share, expiring November 3, 2011 ( incorporated by reference to our annual report on Form 10-K filed with the SEC on May 16, 2007)

10.33
Form of Warrant dated July 12, 2006 issued to Charles J. Kalina III to purchase 85,000 shares of our common stock at $2.69 per share, expiring July 11, 2011 ( incorporated by reference to our current report on Form 8-K filed with the SEC on July 14, 2006 )

10.34
Warrant dated June 6, 2006 issued to Alan E. Morelli to purchase 401,460 shares of our common stock at $3.04 per share, expiring June 6, 2011 ( incorporated by reference to our current report on Form 8-K filed with the SEC on June 9, 2006 )

10.35
Form of non-callable Warrant dated April 22, 2005 issued to James Colen to purchase 10,000 shares of our common stock at $6.05 per share, expiring April 22, 2010 ( incorporated by reference to our current report on Form 8-K filed with the SEC on April 26, 2005 )

10.36
Form of callable Warrant dated April 22, 2005 issued to James Colen to purchase 10,000 shares of our common stock at $6.05 per share, expiring April 22, 2010 ( incorporated by reference to our current report on Form 8-K filed with the SEC on April 26, 2005 )

10.37	Lease for 43460 Ridge Park Drive, Temecula, California (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010 )

10.38	Sublease for 5 Caufield Place, Suite 102, Newtown, Pennsylvania (incorporated by reference to our current report on Form 8-K filed with the SEC on January 7, 2010)

10.39**	2005 Stock Option Plan (incorporated by reference to Appendix A to our definitive proxy statement on Schedule 14A filed with the SEC on March 2, 2005 )

10.40**	2009 Stock Option Plan (incorporated by reference to Appendix B to our definitive proxy statement on Schedule 14A filed with the SEC on July 13, 2009 )

10.41**	Form of Stock Option Agreement (incorporated by reference to our registration statement on Form S-8 filed with the SEC on February 16, 2010 )

10.42**	Employment Agreement dated May 7, 2009 between Patient Safety Technologies Inc. and Steven H. Kane ( incorporated by reference to our quarterly report on Form 10-Q filed with the SEC on May 20, 2009)

10.43**
Employment Agreement dated effective as of November 24, 2009 between Patient Safety Technologies Inc. and Marc L. Rose ( incorporated by reference to our current report on Form 8-K filed with the SEC on December 1, 2009 )

10.44**
Employment Agreement dated January 5, 2009 between Patient Safety Technologies, Inc. and David I. Bruce ( incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009 )

10.45**
Separation Agreement and General Release dated May 6, 2009 between Patient Safety Technologies, Inc. and David Bruce (incorporated by reference to our quarterly report on Form 10-Q filed with the SEC on May 20, 2009)

10.46**
Executive Services Agreement dated July 11, 2008 between Patient Safety Technologies, Inc. and Tatum, LLC for the services of Mary A. Lay (incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009)

10.47**
Employment Agreement dated January 5, 2009 between Patient Safety Technologies, Inc. and Brian Stewart (incorporated by reference to our amended annual report on Form 10-K/A filed with the SEC on July 13, 2009)

10.48**
Form of Indemnification Agreement with Directors and Executive Officers dated effective June 1, 2010 (with then current directors and executive officers) and dated effective June 24, 2010 and October 22, 2010 with each of Messrs. Stewart and Dreyer (incorporated by reference to our current report on Form 8-K filed with the SEC on June 6, 2010)

10.49	Convertible Preferred Stock Purchase Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.50	Registration Rights Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.51	Separation and Release Agreement with Messrs. Chase, McFarland, Hitchock and Bauer (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.52	Separation and Release Agreement with Steven H. Kane (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.53	Amendment to Employment Agreement with Marc L. Rose (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.54	Employment Agreement with John A. Hamilton (incorporated by reference to our current report on Form 8-K filed with the SEC on August 9, 2010)

10.55	Tax Escrow Agreement (incorporated by reference to our current report on Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010)

10.56	Employment Agreement with David Dreyer (incorporated by reference to our current report on Form 8-K filed with the SEC on October 28, 2010)

10.56	Employment Agreement with Brian E. Stewart (incorporated by reference to our current report on Form 8-K filed with the SEC on November 18, 2010)

10.57	Office Building Lease dated September 15, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on September 20, 2010)

10.58	Sub-Lease Agreement dated as of November 18, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on November 30, 2010)

10.59	Settlement Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on January 3, 2011)

10.60**	2009 Stock Option Plan Stock Option Agreement, grant date November 15, 2010 — Brian Stewart*

10.61**	Non Plan Stock Option Agreement, grant date November 15, 2010 — Brian Stewart*

10.62**	2009 Stock Option Plan Stock Option Agreement, grant date October 22, 2010 — David Dreyer*

10.63**	Non Plan Stock Option Agreement, grant date October 22, 2010 — David Dreyer*

10.64***
Amendment to Supply and Distribution Agreement dated effective March 1, 2011, by and between Patient Safety Technologies, Inc. and Cardinal Health 200, LLC ( incorporated by reference to our current report on Form 8-K filed with the SEC on March 28, 2011 )

10.65	Common Stock Purchase Agreement, dated March 28, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on March 31, 2011 )

10.66	Amended and Restated Registration Rights Agreement, dated March 28, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on March 31, 2011 )

14.1	Code of Business Conduct and Ethics (incorporated by reference to our amended annual report on Form 10-K/A filed with the SEC on July 13, 2009)

21.1	Subsidiary of the company (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010)

23.1*	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (included in the signature pages to this registration statement)

*	Filed herewith.

**	Management or compensatory plan or arrangement.

***	Confidential treatment requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Commission.